Exhibit 10.20

Certain confidential information contained in this exhibit was omitted by means of redacting a portion of the text and replacing it with [***]. This exhibit (containing the non-public information) has been filed separately with the Secretary of the Securities and Exchange Commission without redaction pursuant to a Confidential Treatment Request under Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 406

CREDIT AND GUARANTY AGREEMENT

dated as of September 30, 2010

among

ISOLA USA CORP.,

as Borrower,

ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., HATTRICK HOLDINGS U.S. INC. and CERTAIN SUBSIDIARIES OF HATTRICK HOLDINGS U.S. INC.,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Sole Lead Arranger, Sole Lead Bookrunner and Syndication Agent,

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent, Collateral Agent and Documentation Agent

$210,000,000 Senior Secured Credit Facilities

4.14. Environmental Matters	58
4.15. No Defaults	59
4.16. Material Contracts	59
4.17. Governmental Regulation	59
4.18. Margin Stock	59
4.19. Employee Matters	59
4.20. Employee Benefit Plans	60
4.21. Solvency	61
4.22. Compliance with Statutes, Etc.	61
4.23. Disclosure	61
4.24. Senior Indebtedness	61
4.25. PATRIOT Act	62
4.26. Lux Parties	62

SECTION 5. AFFIRMATIVE COVENANTS	62
5.1. Financial Statements and Other Reports	62
5.2. Existence	66
5.3. Payment of Taxes and Claims	67
5.4. Maintenance of Properties	67
5.5. Insurance	67
5.6. Books and Records; Inspections	68
5.7. Lenders Meetings	68
5.8. Compliance with Laws	68
5.9. Environmental	68
5.10. Subsidiaries	70
5.11. Additional Material Real Estate Assets	70
5.12. Interest Rate Protection	72
5.13. Senior Indebtedness	72
5.14. Further Assurances	72
5.15. Post-Closing Actions	73
5.16. Luxembourg Guarantors	73

SECTION 6. NEGATIVE COVENANTS	73
6.1. Indebtedness	73
6.2. Liens	77
6.3. No Further Negative Pledges	80
6.4. Restricted Junior Payments	80
6.5. Restrictions on Subsidiary Distributions	82
6.6. Investments	83
6.7. Financial Covenants	84
6.8. Fundamental Changes; Disposition of Assets; Acquisitions	87
6.9. Disposal of Subsidiary Interests	89
6.10. Sales and Lease-Backs	90
6.11. Transactions with Shareholders and Affiliates.	90
6.12. Conduct of Business	92
6.13. Permitted Activities of Holdings and each Lux Party	92
6.14. Amendments or Waivers of Organizational Documents	92

6.15. Amendments or Waivers of or with respect to the Mezzanine Loan Documents	93
6.16. Amendments or Waivers of or with respect to Existing Intercompany Notes	93
6.17. Fiscal Year	93

SECTION 7. GUARANTY	94
7.1. Guaranty of the Obligations	94
7.2. Contribution by Guarantors	94
7.3. Payment by Guarantors	94
7.4. Liability of Guarantors Absolute	95
7.5. Waivers by Guarantors	97
7.6. Guarantors’ Rights of Subrogation, Contribution, Etc.	97
7.7. Subordination of Other Obligations	98
7.8. Continuing Guaranty	98
7.9. Authority of Guarantors or Borrower	98
7.10. Financial Condition of Borrower	98
7.11. Bankruptcy, Etc.	99
7.12. Discharge of Guaranty Upon Sale of Guarantor	99
7.13. Lux Parties	99

SECTION 8. EVENTS OF DEFAULT	101
8.1. Events of Default	101

SECTION 9. AGENTS	104
9.1. Appointment of Agents.	104
9.2. Powers and Duties	104
9.3. General Immunity	104
9.4. Agents Entitled to Act as Lender	106
9.5. Lenders’ Representations, Warranties and Acknowledgment	106
9.6. Right to Indemnity	107
9.7. Successor Administrative Agent and Collateral Agent.	108
9.8. Collateral Documents and Guaranty	109
9.9. Withholding Taxes	111
9.10. Purchase Option Agreement	111

SECTION 10. MISCELLANEOUS	111
10.1. Notices	111
10.2. Expenses	113
10.3. Indemnity	114
10.4. Set-Off	115
10.5. Amendments and Waivers	115
10.6. Successors and Assigns; Participations	118
10.7. Independence of Covenants	124
10.8. Survival of Representations, Warranties and Agreements	124
10.9. No Waiver; Remedies Cumulative	124
10.10. Marshalling; Payments Set Aside	124

10.11. Severability	125
10.12. Obligations Several; Independent Nature of Lenders’ Rights	125
10.13. Headings	125
10.14. APPLICABLE LAW	125
10.15. CONSENT TO JURISDICTION	125
10.16. WAIVER OF JURY TRIAL	126
10.17. Confidentiality	127
10.18. Usury Savings Clause	128
10.19. Counterparts	128
10.20. Effectiveness; Entire Agreement	128
10.21. PATRIOT Act	129
10.22. Electronic Execution of Assignments	129
10.23. No Fiduciary Duty	129
10.24. LEGEND	129
10.25. Judgment Currency	130
10.26. Conflicts	130

v

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.1(l)	Foreign Counsel
	4.1	Jurisdictions of Organization
	4.2	Equity Interests and Ownership
	4.3	Existing Intercompany Notes
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.19	Employee Matters
	4.20	Certain Employee Benefit Plans
	5.15	Post-Closing Actions
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Landlord Waiver and Consent Agreement
	J	Intercompany Note
	K	Affiliate Subordination Agreement
	L	Management Fee Subordination Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of September 30, 2010, is entered into by and among ISOLA USA CORP., a Delaware corporation (“Borrower”), ISOLA GROUP, a Luxembourg limited liability company (“Lux 1”), HATTRICK LUX NO. 2 S.ÀR.L., a Luxembourg limited liability company (“Lux 2”), HATTRICK LUX NO. 4 S.ÀR.L., a Luxembourg limited liability company (“Lux 4”), HATTRICK HOLDINGS U.S. INC., a Delaware corporation (“Holdings”), the other Guarantors party hereto (such term and each other capitalized term used but not defined herein having the meaning given to it in Section 1), the Lenders party hereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC (“GS Lending Partners”), as Syndication Agent (in such capacity, “Syndication Agent”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), and as Documentation Agent (in such capacity, “Documentation Agent”).

RECITALS:

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, consisting of $210,000,000 aggregate principal amount of Term Loans, the proceeds of which will be used to refinance the Existing Indebtedness of Borrower and its Subsidiaries and to provide for the ongoing working capital and other general corporate requirements of Borrower and its Subsidiaries (the “Term Loan Facility”);

WHEREAS, Borrower has agreed to secure all of its Secured Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and 65% of all the Equity Interests of each of its first-tier Foreign Subsidiaries;

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder; and

WHEREAS, Guarantors (other than Lux 1) have also agreed to secure their respective Secured Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including Borrower and Holdings) and 65% of all the Equity Interests of each of their respective first-tier Foreign Subsidiaries (except that Lux 2 will pledge all of the Equity Interests of Lux 4).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION

1.1.   Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition (other than the proceeds of any Excluded Equity Issuance), whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“Additional Mezzanine Debt” means additional unsecured term loans incurred after the Closing Date under and in accordance with the Mezzanine Loan Agreement (as may be amended, supplemented or otherwise modified in accordance with Section 6.15); provided that (i) both immediately prior and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result therefrom and (ii) after giving effect to the incurrence thereof and any amendments, supplements or other modifications of the Mezzanine Loan Agreement made in accordance with Section 6.15 on or prior to the date of such incurrence, the aggregate amount of cash interest expense payable during each Fiscal Quarter thereafter through the Term Loan Maturity Date on account of both the Mezzanine Debt and any Additional Mezzanine Debt will not be greater than the aggregate cash interest expense that was payable on account of the Mezzanine Debt for the Fiscal Quarter ending immediately prior to the incurrence thereof.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a)

one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 2.00% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors (or similar governing body) of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Subordination Agreement” means an Affiliate Subordination Agreement, substantially in the form of Exhibit K.

“Agent” means each of (a) Administrative Agent, (b) Syndication Agent, (c) Collateral Agent, (d) Documentation Agent and (e) any other Person appointed under the Credit Documents to serve in a sub-agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of September 30, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets that expressly includes Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arranger” means GS Lending Partners, in its capacity as sole lead arranger under the Engagement Letter.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of Lux 1’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Lux 1’s Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption Agreement, substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent (provided that the approval of the Requisite Lenders shall be required to amend or modify any provision of Exhibit D that relates to Restricted Affiliate Lenders).

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer, assistant treasurer or controller of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Proceedings” as defined in Section 10.5(e).

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 3.00% per annum.

“Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“CapEx Pull-Forward Amount” as defined in Section 6.7(c).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Casualty Event” means any event or occurrence described in clauses (i)(a) and/or (i)(b) of the definition of “Net Insurance/Condemnation Proceeds”.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means, (i) at any time prior to consummation of a Qualified Public Offering, (a) Sponsor shall cease to beneficially own and control at least 35% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lux 1 or (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsor and any “group” in which Sponsor holds 50.1% or more of the outstanding voting stock held by such “group” shall have acquired beneficial ownership or control of voting and/or economic interests in the Equity Interests of Lux 1 in excess of those interests owned and controlled by the Sponsor at such time; (ii) at any time on or after consummation of a Qualified Public Offering, any Person or “group” other than Sponsor and any “group” in which Sponsor holds 50.1% or more of the outstanding voting stock held by such “group” (a)(x) shall have acquired beneficial ownership or control of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Lux 1 or (y) shall have acquired beneficial ownership or control of voting and/or economic interests in the Equity Interests of Lux 1 in excess of those interests owned and controlled by the Sponsor at such time or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Lux 1; (iii) (a) Lux 1 shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lux 2, (b) Lux 2 shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lux 3, (c) Lux 2 shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Lux 4, (d) Lux 4 shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Holdings or (e) Holdings shall cease to directly and beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Borrower; or (iv) at any time on or after the consummation of a Qualified Public Offering, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Lux 1 cease to be occupied by Persons who either (a) were members of the newly-elected board of directors of Lux 1 following such Qualified Public Offering or (b) were nominated for election by the board of directors of Lux 1, a majority of whom were directors following such Qualified Public Offering or whose election or nomination for election was previously approved by a majority of such directors.  For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Claim” as defined in Section 10.5(e).

“Closing Date” means September 30, 2010.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Mortgaged Property” as defined in Section 5.11(b).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, the Lux Pledge Agreements and all other instruments, documents and agreements from time to time delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Secured Obligations.

“Commodity Agreement” means any commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other similar arrangement, each of which is for the purpose of hedging the price risk related to commodities used in connection with Lux 1’s and its Subsidiaries’ operations and not for speculative purposes.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Lux 1 and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes, property taxes, foreign withholding taxes and foreign unreimbursed value added taxes of Lux 1 and its Subsidiaries paid or accrued during such period, including amounts described in the definition of “Permitted Tax Distributions” to be made with respect to such period, (c) total depreciation expense, (d) total amortization expense, including the amortization of deferred financing fees, (e) at any time prior to an Qualified Public Offering, charges directly incurred for establishing compliance with public company reporting requirements (including the Sarbanes-Oxley Act) in contemplation of a Qualified Public Offering, not to exceed $3,000,000 in the aggregate after the Closing Date, (f) charges or expenses to fund underfunded pension obligations of Lux 1 and its Subsidiaries as of the Closing Date, not to exceed $6,000,000 in any Fiscal Year, (g)(i) expenses incurred in such period with respect to Casualty Events and (ii) proceeds from business interruption insurance in an amount not to exceed the earnings for such period that such proceeds were intended to replace, (h) expenses incurred in such period to the extent reimbursed in such period by third parties pursuant to indemnification provisions, (i) non-recurring losses of Lux 1 and its Subsidiaries of not more than $500,000 in any Fiscal Year, (j) charges or expenses incurred in connection with the winding up, dissolution or liquidation of the Dalian Joint Venture, not to exceed $3,000,000 in the aggregate after the Closing Date, (k) Transaction Costs, (l) expenses or charges relating to payment or settlement of that certain hedging agreement by and between Borrower and UBS AG, not to exceed $7,000,000 in the aggregate, (m) management fees paid in accordance with clauses (i) and (j) of Section 6.11 and (n) any other non-cash charges, including any write-offs or write-downs (other than a write-off or write-down of a right to payment), reducing Consolidated Net Income for such period (excluding the accrual of expenses in the ordinary course of business and any non-cash charge that represents an accrual of a reserve for potential cash charges in any future period), minus (ii) (a) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for a potential Cash item in any prior period) and (b) to the extent included in determining Consolidated Net Income, any cancellation of indebtedness income as a result of the contribution or assignment of Term Loans by the Restricted Affiliate Lender as contemplated by Section 10.6(i)(v).  Notwithstanding the foregoing, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 26, 2009 shall be deemed to be $14,011,000, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 27, 2010 shall be deemed to be $24,904,000, and (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 26, 2010 shall be deemed to be $28,827,000.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Lux 1 and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Lux 1 and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.11(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.11(a), (ii) which constitute a Permitted Acquisition permitted under Section 6.8, (iii) to the extent Lux 1 or any of its Subsidiaries has received reimbursement in cash from a third party other than from Lux 1 or any of its Subsidiaries, in an amount not exceeding such reimbursement to the extent not required to be repaid, directly or indirectly, (iv) which consist of capitalized interest of Lux 1 and its Subsidiaries and (v) for equipment purchased substantially contemporaneously with (a) the trade in of existing equipment or (b) the proceeds of a concurrent sale of used or surplus equipment used in the ordinary course of business, in each case to the extent that the gross amount of the purchase price of such purchased equipment is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or the proceeds of such concurrent sale of surplus equipment.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP (excluding the current portion of long term debt and the Existing Indebtedness).

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges (other than taxes) reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge (other than pay-in-kind or other non-Cash interest expense) to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (c) to the extent reducing Consolidated Net Income, provisions for taxes, plus (d) the Consolidated Working Capital Adjustment, plus (e) cash gains excluded from the calculation of Consolidated Net Income, minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures, plus (b) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus, (c) Taxes of Lux 1 and its Subsidiaries that were paid in cash during such period or that were accrued during such period and will be paid in cash within six months after the end of such period; provided that, with respect to any such amounts to be paid in cash after the end of such period, (y) any amount so deducted shall not be deducted again in a subsequent period and (z) appropriate reserves shall have been established in accordance with GAAP (it being understood that such amounts shall not be deducted again on account of any subsequent Fiscal Year), plus (d) cash losses excluded from the calculation of Consolidated Net Income, plus (e) Permitted Tax Distributions that are paid in cash during the respective period or will be paid in cash within six months after the close of such period; provided that, with respect to any such amounts to be paid in cash after the end of such period, (y) any amount so deducted shall not be deducted again in a subsequent period and (z) appropriate reserves shall have been established in accordance with GAAP (it being understood that such amounts shall not be deducted again on account of any subsequent Fiscal Year), plus (f) the aggregate amount of expenditures actually made by Lux 1 and its Subsidiaries in cash during such Fiscal Year (including expenditures for the payments of financing fees) to the extent that such expenditures were not expensed at the time made.  As used in this clause (ii), “scheduled repayments of Indebtedness” do not include mandatory prepayments or voluntary prepayments or any deemed repayment of the Term Loans made pursuant to Section 10.6(i)(v).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Lux 1 and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Lux 1 and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, (i) any amount not payable in Cash, (ii) any amounts referred to in

Section 2.8 payable on or before the Closing Date, (iii) amortization of debt issuance costs and (iv) upfront fees related to Hedge Agreements permitted under this Agreement; provided that, solely for the purposes of determining compliance with clause (a) of Section 6.7, (i) Consolidated Interest Expense for the four-Fiscal Quarter period ended September 25, 2010 shall be deemed to be $36,000,000, (ii) Consolidated Interest Expense for the four-Fiscal Quarter period ended January 1, 2011 shall be deemed to be the sum of (x)(1) one-quarter of the amount set forth in clause (i) hereof plus (2) Consolidated Interest Expense for the Fiscal Quarter ending January 1, 2011 multiplied by (y) two, (iii) Consolidated Interest Expense for the four-Fiscal Quarter period ended April 2, 2011 shall be deemed to be the sum of (x)(1) one-quarter of the amount set forth in clause (i) hereof plus (2) Consolidated Interest Expense for the Fiscal Quarter ending January 1, 2011 plus (3) Consolidated Interest Expense for the Fiscal Quarter ending April 2, 2011 multiplied by (y) 1.33, and (iv) Consolidated Interest Expense for the four-Fiscal Quarter period ended July 2, 2011 shall be deemed to be the sum of (x)(1) one-quarter of the amount set forth in clause (i) hereof plus (2) Consolidated Interest Expense for the Fiscal Quarter ending January 1, 2011 plus (3) Consolidated Interest Expense for the Fiscal Quarter ending April 2, 2011 plus (4) Consolidated Interest Expense for the Fiscal Quarter ending July 2, 2011.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Lux 1 and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, but excluding (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Lux 1) in which any other Person (other than Lux 1 or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Lux 1 or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Lux 1 or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Lux 1 or any of its Subsidiaries, (c) the income of any Subsidiary of Lux 1 to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (e) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period, (f) unrealized gains and losses with respect to Hedge Agreements for such period and (g) (to the extent not included in clauses (a) through (f) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Lux 1 and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP; provided that Indebtedness incurred pursuant to that certain Entrustment Loan by and between The Hongkong Shanghai Banking Corporation Limited (Shanghai Branch) and Isola Asia Pacific (Dalian) Co. Ltd. in an original principal amount of RMB 103,922,000 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) shall not be included in the calculation of Consolidated Total Debt to the extent that such Indebtedness is fully cash collateralized.

“Consolidated Total Secured Debt” means, at any date, the aggregate amount of Consolidated Total Debt at such date that is then secured by Liens on property or assets of Lux 1 or any of its Subsidiaries.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Lux 1 and its Subsidiaries over Consolidated Current Liabilities of Lux 1 and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Investment Affiliate” means, as applied to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and that is organized by such Person (or any Person controlling such Person) primarily for the purpose of making equity or debt investments in Lux 1, any of its Subsidiaries or other Persons.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Purchase Option Agreement and all other documents, certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Party” means each Guarantor and Borrower.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Lux 1’s and its Subsidiaries’ operations and not for speculative purposes.

“Dalian Joint Venture” means Isola Asia Pacific (Dalian) Co. Ltd.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Equity Proceeds” means any Net Cash Proceeds from a capital contribution to, or the issuance of any Equity Interests of, Lux 1 or any of its Subsidiaries consisting of a Qualified Public Offering (other than pursuant to (i) benefit plans, stock option or other compensation arrangements, stock purchase programs and equity plans offered to employees, officers or directors of Lux 1 and its Subsidiaries (including pursuant to a registration statement on Form S-8 or any successor thereto) or (ii) a capital contribution from, or issuance of Equity Interests to, Sponsor and any other direct or indirect equityholder of Lux 1 that invests with Sponsor at such time pursuant to preemptive or similar rights) or a private placement to “qualified institutional buyers” through GS True, the Portal Alliance, Opus-S or any substantially similar platform (other than any such issuances of Equity Interests made to any Sponsor and any other direct or indirect equityholder of Lux 1 that invests with Sponsor at such time pursuant to preemptive or similar rights).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control, Qualified Public Offering or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control, Qualified Public Offering or asset sale event are subject to the prior occurrence of the Termination Date).

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia other than a (i) Subsidiary (x) which is a disregarded entity for U.S. federal income tax purposes and (y) substantially all of the assets of which are Equity Interests in Foreign Subsidiaries, or (ii) a

Subsidiary (x) which is a disregarded entity for U.S. federal income tax purposes and (y) 100% of the Equity Interests of which are owned by a Foreign Subsidiary.

“Earn Out Indebtedness” as defined in Section 6.1(h).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business or (iii) Restricted Affiliate Lenders to the extent permitted by Section 10.6(i); provided, that no Credit Party nor any Affiliate thereof (other than a Restricted Affiliate Lender to the extent permitted by Section 10.6(i)) may be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Engagement Letter” as defined in Section 10.20.

“Environmental Claim” means any investigation, notice of violation, claim, action, cause of action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health and safety, natural resources or the environment as a result of a Release.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), laws (including common laws), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to: (i) pollution or protection of the environment or natural resources, including those relating to any Hazardous Materials Activity;  or (ii) human exposure to Hazardous Materials, including those relating to occupational safety and health or industrial hygiene, in any manner applicable to Lux 1 or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, other than Indebtedness for borrowed money which is convertible into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Lux 1 or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Lux 1 or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Lux 1 or such Subsidiary and with respect to liabilities arising after such period for which Lux 1 or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Lux 1, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to result in the termination by the PBGC of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan that could reasonably be expected to give rise to a Material Adverse Effect; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan that could reasonably be expected to give rise to a Material Adverse Effect; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Cash Flow Payment Date” as defined in Section 2.11(e).

“Excess Designated Equity Proceeds” means Designated Equity Proceeds that are not required to be applied to the prepayment of the Term Loans in accordance with Section 2.11(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Equity Issuance” means an issuance or sale of Qualified Equity Interests of Lux 1 to its direct or indirect equityholders, to the extent such Qualified Equity Interests is used, or the Net Cash Proceeds thereof shall be, within 120 days of the consummation of such issuance or sale, used, without duplication, to finance Consolidated Capital Expenditures, one or more Permitted Acquisitions or one or more Investments in accordance with clause (k) of Section 6.6.

“Excluded Information” as defined in Section 9.5(e).

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under (or hedging obligations relating to) that certain $230,000,000 Credit Agreement, dated as of December 18, 2006, among Borrower, Lux 1, Lux 2, Holdings, the lenders party thereto, the subsidiary guarantors party thereto, UBS AG, Stamford Branch, as issuing bank, administrative agent and first lien collateral agent, UBS Loan Finance LLC, as swingline lender, UBS Securities LLC, as co-lead arranger, Goldman Sachs Credit Partners L.P., as co-lead arranger, and the other parties party thereto, as amended, supplemented or otherwise modified prior to the Closing Date and (ii) that certain $95,000,000 Credit Agreement, dated as of December 18, 2006, among Borrower, Lux 1, Lux 2, Holdings, the lenders party thereto, the subsidiary guarantors party thereto, UBS Securities LLC, as co-lead arranger, Goldman Sachs Credit Partners L.P., as co-lead arranger, administrative agent and second lien collateral agent, and the other parties party thereto, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Intercompany Notes” means the promissory notes described in Schedule 4.3 evidencing Indebtedness owed by Lux 1 and its Subsidiaries to Holdings and its

Subsidiaries, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.16.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Lux 1 or any of its Subsidiaries or any of their respective Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Lux 1 and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Lux 1 and its Subsidiaries ending on or about December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Lux 1 or any of its Subsidiaries with respect to employees employed outside the United States other than an Employee Benefit Plan that is subject to ERISA.  For purposes of this Agreement, the term Foreign Plan shall not include any plan or arrangement sponsored or administered by a governmental entity if none of Lux 1 or any of its Subsidiaries could incur a liability by reason of any termination, wind-up of or withdrawal with respect to such plan or arrangement.

“Foreign Subsidiary” means any Subsidiary of Lux 1 that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GS Lending Partners” as defined in the preamble hereto.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Lux 1, Lux 2, Lux 4, Holdings and each Domestic Subsidiary of Holdings (other than Borrower).

“Guarantor Subsidiary” means each Guarantor other than Holdings, Lux 1, Lux 2 and Lux 4.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material, waste or substance that is regulated, characterized or designated as “hazardous,” “toxic,” “pollutant,” “contaminant,” “petroleum” or “oils”  under any applicable Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means a Commodity Agreement, an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Lux 1 and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Lux 1 and its Subsidiaries as of June 30, 2010, consisting of a balance sheet and the related consolidated statements of income and cash flows for the six-month period, in the case of clause (ii), ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Borrower that they fairly present, in all material respects, in accordance with GAAP, the financial condition of Lux 1 and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” as defined in the preamble hereto.

“Immaterial Subsidiary” means any Subsidiary of Lux 1 (other than Holdings, Borrower or any Lux Party) that, together with its consolidated Subsidiaries, (i) has total assets of less than $2,000,000 and (ii) generates gross revenues for any four-fiscal quarter period of less than $2,000,000; provided, that the aggregate amount of assets of all such Immaterial Subsidiaries shall not exceed $5,000,000 and the aggregate amount of gross revenues generated for any four-fiscal quarter period for all such Immaterial Subsidiaries shall not exceed $5,000,000; provided, further, that any Subsidiary that individually would otherwise meet the requirements hereof, but shall cause the aggregate amount of the assets of all Immaterial Subsidiaries to exceed $5,000,000 and the aggregate amount of gross revenues generated for any four-fiscal quarter period for all Immaterial Subsidiaries to exceed $5,000,000 shall not be deemed to be an Immaterial Subsidiary.

“Increased-Cost Lenders” as defined in Section 2.19.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness of others secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but limited to the fair market value of such property; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise contractually liable to the issuer thereof for reimbursement of drawings thereunder (except to the extent any such letter of credit is fully cash-collateralized); (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another of the type set forth in clauses (i) through (vii) above; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that an obligation of the type set forth in clauses (i) through (vii) above of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another of the type set forth in clauses (i) through (vii) above through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations relate to a derivatives transaction which has been terminated.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, but limited, in the case of legal fees, to the reasonable fees, disbursements and other charges of one counsel for all Indemnitees and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnitee affected by such conflict) where such Indemnitee informs Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel in each appropriate jurisdiction) for such affected Indemnitee); provided that such limitation shall not apply in the case of any Agent and each Agent shall be entitled to its own separate representation in all instances), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Term Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Engagement Letter; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Information” as defined in Section 10.17.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit J.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (ii) Consolidated Interest Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Term Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Term Loan; and (ii) any Term Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business

Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of Term Loans shall extend beyond the Term Loan Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Lux 1’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of Lux 1 or any Subsidiary of Lux 1, excluding Net Asset Sale Proceeds from Asset Sales made pursuant to clauses (d), (f), (p) and (r) of Section 6.8, Net Insurance/Condemnation Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means (i) any direct or indirect purchase or other acquisition by Lux 1 or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Lux 1 or any Subsidiary of Lux 1 from any Person, of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Lux 1 or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment and after giving effect to any return of capital, repayment or dividends or distributions in respect thereof received in Cash with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any newly-formed corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“judgment currency” as defined in Section 10.25.

“Landlord Consent and Estoppel” means, with respect to any Material Leased Real Estate Asset, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant and confirms that such lease remains unmodified and in full force and effect and there are no defaults on the part of the Credit Party tenant under the related lease, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit I with such amendments or modifications as may be approved by Collateral Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of a Real Estate Asset, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Eligible Assignee that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, easement, right-of-way, charge or encumbrance of any kind in the nature of security (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lux 1” as defined in the preamble hereto.

“Lux 2” as defined in the preamble hereto.

“Lux 3” means Hattrick Lux No. 3 S.àr.l., a Luxembourg limited liability company.

“Lux 4” as defined in the preamble hereto.

“Lux Party” means Lux 1, Lux 2, Lux 3 or Lux 4.

“Lux Pledge Agreements” means (i) that certain Luxembourg Claims Pledge Agreement, dated as of September 30, 2010, among Borrower, Collateral Agent and Lux 3, (ii) that certain Luxembourg Claims Pledge Agreement, dated as of September 30, 2010, among Holdings, Collateral Agent and Lux 3 and (iii) that certain Luxembourg First Ranking Share and CPECs Pledge Agreement, dated as of September 30, 2010, among Lux 2 and Collateral Agent and in the presence of Lux 3 and Lux 4.

“Luxembourg Guarantor” as defined in Section 7.13.

“Management Fee Subordination Agreement” means a Management Fee Subordination Agreement, substantially in the form of Exhibit L.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of Lux 1 and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to perform its payment Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which Lux 1 or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Leased Real Estate Asset’’ means (i) the South Carolina Leasehold Property and (ii) any Leasehold Property that is primarily used for manufacturing or distribution and as to which the aggregate payments under the term of the lease governing such Leasehold Property are greater than $1,000,000 per annum.

“Material Owned Real Estate Asset’’ means any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof.

“Material Real Estate Assets” means, collectively, the Material Leased Real Estate Assets and the Material Owned Real Estate Assets.

“Material Subsidiary” means each Subsidiary of Lux 1 other than an Immaterial Subsidiary.

“Mezzanine Debt” means the unsecured term loans in a face amount of $175,000,000 under the Mezzanine Loan Agreement.

“Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of September 30, 2010, by and among Borrower, Holdings, Lux 1, Lux 2, Lux 4, the other guarantors party thereto, the lenders party thereto from time to time and GS Lending

Partners, as sole lead arranger, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.15.

“Mezzanine Loan Documents” means the Mezzanine Loan Agreement and the other “Credit Documents” as defined in the Mezzanine Loan Agreement, including each guaranty and note issued thereunder.

“Monitoring Agreement” means that certain Management Agreement, dated as of January 31, 2005, by and among Borrower, Lux 3, TPG GenPar IV L.P., a Delaware limited partnership, and T3 GenPar II L.P., a Delaware limited partnership, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with clause (i) of Section 6.11 and with Section 6.14.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument (in each case, as it may be amended, restated, supplemented or otherwise modified from time to time) granting Collateral Agent a Lien on real property owned or leased by any Credit Party, in form and substance reasonably acceptable to Collateral Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Lux 1 and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Lux 1 or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income, gains or similar taxes payable as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is repaid as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Lux 1 or any of its Subsidiaries in connection with such Asset Sale or any other liabilities retained by Lux 1 or its Subsidiaries associated with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Cash Proceeds” means with respect to any issuance or incurrence of Indebtedness or issuance of Equity Interest by Lux 1 or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith, including any taxes payable with respect thereto.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Lux 1 or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Lux 1 or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Lux 1 or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Lux 1 or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with the receipt of such proceeds as referred to in clause (i) of this definition, including income, gains or similar taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Consenting Lender” as defined in Section 2.19.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Agent” as defined in Section 2.17(c).

“Non-US Lender” as defined in Section 2.17(c).

“Note” means a promissory note in the form of Exhibit B (as it may be amended, restated, supplemented or otherwise modified from time to time) evidencing a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Note Payor” means the payor under any Existing Intercompany Note.

“Oaktree” means Oaktree Principal Fund V, L.P. and its Controlled Investment Affiliates (other than Lux 1 and its Subsidiaries).

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arranger, Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Participant Register” as defined in Section 10.6(g)(iv).

“PATRIOT Act” as defined in Section 3.1(s).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal, real or mixed property of each Credit Party.

“Permitted Acquisition” means any acquisition by any wholly-owned Subsidiary of Lux 3 or any wholly-owned Subsidiary of Holdings, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)          if any of the Acquisition Consideration for such acquisition is paid by Holdings or any Subsidiary of Holdings, then substantially all of the assets, business line, unit or division acquired pursuant to the acquisition, or, in the case of the acquisition of Equity Interests, the business of the Person and its Subsidiaries taken as a whole so acquired, is located in the United States and (A) upon consummation of such acquisition the property acquired in such acquisition becomes the property of Borrower or a wholly-owned Domestic Subsidiary of Borrower, and, to the extent located in the United States, becomes Collateral subject to the Lien of the Collateral Documents and (B) in the case of the acquisition of Equity Interests, all of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a wholly-owned Guarantor Subsidiary, and, in the case of clauses (A) and (B), Borrower shall have taken, or caused to be taken each of the actions set forth in Sections 5.10 and/or 5.11, as applicable, or as otherwise requested by Administrative Agent in accordance with Section 5.14;

(iv)          except as otherwise provided in clause (iii), in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Lux 2 in connection with such acquisition shall be owned 100% by a wholly-owned Subsidiary of Lux 2, and Lux 2 shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(v)           the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)          Lux 1 and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.7(d));

(vii)         Borrower shall have delivered to Administrative Agent (A) at least 10 Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (vi) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(viii)        any Person or assets, business line, unit or division as acquired in accordance herewith shall be, or shall be engaged in, a business of the type that Lux 1 and its Subsidiaries are permitted to be engaged in under Section 6.12; and

(ix)           the aggregate amount of Unrestricted Cash included in the consolidated balance sheet of Holdings and its Subsidiaries as of such date shall equal or exceed $25,000,000.

“Permitted Exchange” means an exchange of property (other than Equity Interests) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Internal Revenue Code or any other substantially concurrent exchange of property (other than Equity Interests) of Lux 1 or any of the Subsidiaries for property (other than Equity Interests) of another person (other than Lux 1 or its Subsidiaries); provided that (a) such property is useful to the business of Lux 1 or any of its Subsidiaries, (b) Lux 1 or such Subsidiary of Lux 1 shall receive reasonably equivalent value for such property, (c) such assets will be received by Lux 1 or such Subsidiary of Lux 1 substantially concurrently with its delivery of assets to be exchanged and (d) Lux 1 will account for such exchange in accordance with GAAP.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Tax Distributions” means payments, dividends or distributions so long as Lux 1 and its Subsidiaries shall have Unrestricted Cash of at least $15,000,000 (both before and after giving effect to the payment of any Permitted Tax Distributions), with respect to any fiscal year by Lux 1 and its Subsidiaries, to be remitted to TPG Hattrick Partners LP and/or TPG Hattrick Holdco, LLC (directly or indirectly through Lux 1 and/or its Subsidiaries) in an amount equal to the lesser of (a) 40% of the amount of any income on the tax return of TPG Hattrick Partners LP and/or TPG Hattrick Holdco, LLC under Section 951 of the Internal Revenue Code in respect of income in such Fiscal Year of Lux 1 and its Subsidiaries and (b) $3,500,000, plus any amount described in this clause (b) that is unutilized with respect to a prior Fiscal Year occurring after the Closing Date.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Lux 4, Borrower, Holdings and each Guarantor Subsidiary substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Private Lenders” means Lenders other than Public Lenders.

“Projections” as defined in Section 4.9.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to Lux 1, its Subsidiaries or their securities.

“Purchase Option Agreement” means the Purchase Option Agreement, dated as of the date hereof, by and between Administrative Agent, on the one hand, and the holders of the Mezzanine Debt, each in their capacity as a lender under the Mezzanine Loan Documents, on the other hand.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of Lux 1 pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act or similar filings with a foreign financial regulatory authority that results in at least $50,000,000 of gross proceeds to Lux 1.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by Holdings, Borrower or any Guarantor Subsidiary in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Refinancing” means the repayment in full and the termination of any commitment to make extensions of credit under all of the Existing Indebtedness.

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.19.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

“Restricted Affiliate Lenders” means Sponsor and its Affiliates (other than Lux 1 or any of its Subsidiaries) and, for so long as Oaktree is an Affiliate of Lux 1, Oaktree; provided, that Oaktree shall be deemed to be an Affiliate of Lux 1 for purposes of this Agreement until such time as it is no longer an Affiliate of Lux 1 and has delivered written notice of such fact to Administrative Agent; provided, further, that notwithstanding anything to the contrary herein, at such time as Oaktree is no longer an Affiliate of Lux 1 and has delivered the written notice described in the preceding proviso, Oaktree will continue to be deemed a Restricted Affiliate Lender with respect to the Term Loans purchased or otherwise acquired by Oaktree prior to such time solely for purposes of voting pursuant to Section 10.5(e) with respect to any amendment, modification, waiver, consent or other action affecting Section 6.7 of this Agreement, any of the definitions used therein or any departure by any Credit Party with respect thereto.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Lux 1 or any of its Subsidiaries (or any direct or indirect parent of Lux 1) now or hereafter outstanding, except a dividend payable solely in shares of Qualified Equity Interests to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Lux 1 or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Lux 1 or any of its Subsidiaries (or any direct or indirect parent of Lux 1) now or hereafter outstanding; (iv) any management or similar fees payable to Sponsor or any of its Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Mezzanine Debt, any Additional Mezzanine Debt or any Earn Out Indebtedness (other than the payment, conversion or exchange thereof solely with Qualified Equity Interests of Lux 1 (or its direct or indirect parent)).

“S&P” means Standard & Poor’s, a Division of The McGraw -Hill Companies, Inc.

“Sale and Leaseback Transaction” as defined in Section 6.10.

“Secured Obligations” means (i) the Obligations and (ii) all obligations of every nature of each Credit Party owed to Lender Counterparties under any Hedge Agreement, including payments for early termination of Hedge Agreements.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Secured Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“South Carolina Leasehold Property’’ means that certain facility primarily used for manufacturing and located at 100 Tillessen Blvd., Ridgeway, Fairfield County, South Carolina.

“Sponsor” means TPG Partners III, L.P., TPG Partners IV, L.P. and their respective Controlled Investment Affiliates (other than Lux 1 and its Subsidiaries).

“Subject Transaction” as defined in Section 6.7(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax (including any franchise tax) imposed by the jurisdiction (i) in which that Person is organized, (ii) in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located, (iii) in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business, or (iv) with respect to which that Person has a present or former connection (other than a connection arising solely by reason of being a party to this Agreement) under the laws of such jurisdiction, in each case, on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) and any “branch profits” or similar taxes relating thereto.

“Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan on the Closing Date and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $210,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Facility” as defined in the recitals hereto.

“Term Loan Maturity Date” means the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Terminated Lender” as defined in Section 2.19.

“Termination Date” means the date upon which all principal and interest with respect to the Term Loans and all fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash.

“Title Policy” as defined in Section 5.11(c)(iv).

“Transaction Costs” means the fees, costs and expenses payable by Lux 1 or any of its Subsidiaries in connection with (i) the Transactions or (ii) the performance of the transactions contemplated under the Transaction Documents (provided that any such fees, costs and expenses incurred after the Closing Date relate solely to the granting or perfection of security interests thereunder), including, without limitation, title insurance premiums and expenses, recording fees and attorney’s fees incurred in connection therewith.

“Transaction Documents” means the Credit Documents and the Mezzanine Loan Documents.

“Transactions” means, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Credit Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the execution, delivery and performance of the Mezzanine Loan Documents, the borrowings thereunder and the transactions contemplated thereby; and (d) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents, held in accounts on the consolidated balance sheet of Lux 1 and its Subsidiaries to the extent that the use of such Cash for application to payment of the Obligations is not prohibited by law or any contract or other agreement and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of Collateral Agent and any Liens arising by operation of law to the extent permitted under Section 6.2).

“US Agent” as defined in Section 2.17(c).

“US Lender” as defined in Section 2.17(c).

1.2.   Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; provided, however, that for purposes of determining the outstanding amount of any Indebtedness, (a) any election by Borrower to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification ASC 825-10-25 issued by the Financial Accounting Standards Board in February 2007, and any statements replacing, modifying or superseding such statement) shall be disregarded and such determination shall be made as if such election had not been made and (b) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness.  Financial statements and other information required to be delivered by Lux 1 or its Subsidiaries to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Lux 1 or the Requisite Lenders shall so request, Administrative Agent and Lux 1 shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies used to prepare the Historical Financial Statements and Lux 1 shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(e).

1.3.   Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Unless otherwise expressly provided herein references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.4.   Timing of Payment and Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 2.   LOANS

2.1.   Term Loans.

(a)   Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to such Lender’s Term Loan Commitment.  Borrower may make only one borrowing under the Term Loan Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.10(a) and 2.11, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date.  Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b)   Borrowing Mechanics for Term Loans.

(i)   Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (i) one Business Day prior to the Closing Date with respect to Base Rate Loans and (ii) three days prior to the Closing Date with respect to Eurodollar Rate Loans.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)   Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2.   Pro Rata Shares; Availability of Funds.

(a)   Pro Rata Shares.  All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder.

(b)   Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on Closing

Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3.   Use of Proceeds.  The proceeds of the Term Loans shall be used to refinance the Existing Indebtedness of Borrower and its Subsidiaries and to provide for the ongoing working capital and other general corporate purposes of Borrower and its Subsidiaries.  No portion of the proceeds of any Term Loan shall be used in any manner that causes or might cause such Term Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.4.   Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)   Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Term Loans; provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Term Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender (but limited, in the case of any Lender, to any entry relating to such Lender’s Term Loans and any entry relating to any Restricted Affiliate Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loans (including principal and interest) in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)   Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

2.5.   Interest on Term Loans.

(a)   Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)   if a Base Rate Loan, at the Base Rate plus 7.00% per annum; or

(ii)   if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 8.00% per annum.

(b)   The basis for determining the rate of interest with respect to any Term Loan and the Interest Period with respect to any Eurodollar Rate Loan shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the date on which Syndication Agent notifies Borrower that the primary syndication of the Term Loans has been completed, as determined by Syndication Agent, the Term Loans shall be maintained as either (i) Eurodollar Rate Loans having an Interest Period of no longer than one month or (ii) Base Rate Loans.  If on any day a Term Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall be a Base Rate Loan.

(c)   In connection with Eurodollar Rate Loans there shall be no more than five Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Term Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Term Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 12:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)   Interest payable pursuant to Section 2.5(a) above shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included and the date of payment of such Term Loan, the current Interest Payment Date with respect to such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e)   Except as otherwise set forth herein, interest on each Term Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and prior to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Term Loans, including final maturity of the Term Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.6.   Conversion/Continuation.

(a)   Subject to Section 2.15, Borrower shall have the option:

(i)   to convert at any time all or any part of any Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

Notwithstanding the foregoing, no Term Loans shall be converted to or continued as Eurodollar Rate Loans if an Event of Default has occurred and is continuing and the Requisite Lenders have delivered (through Administrative Agent) a written notice to Borrower to such effect.

(b)   Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Any failure to deliver a Conversion/Continuation Notice as requested by this Section 2.6(b) shall not result in a Default or Event of Default, but shall be subject to the provisions of Section 2.5(c).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.7.   Default Interest.

Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f), (g) or (l) and, at the request of Requisite Lenders, any other Event of Default, the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other overdue amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans; provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective (to the extent a notice disallowing Eurodollar Rate Loans has been delivered pursuant to Section 2.6(a)), such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8.   Fees.

(a)   Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee in an amount equal to 3.00% of the stated principal amount of such Lender’s Term Loan, payable to such Lender from the proceeds of its Term Loan as and when funded on the Closing Date.  Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b)   In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.9.   Repayment of Term Loans.

Borrower shall repay the aggregate outstanding principal amount of the Term Loans, together with all Obligations and other amounts then due and owing hereunder with respect thereto, in full no later than the Term Loan Maturity Date.

2.10.  Voluntary Prepayments; Call Protection.

(a)   Voluntary Prepayments.

(i)   Any time and from time to time:

(1) with respect to Base Rate Loans, Borrower may prepay any such Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)   All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b)   Call Protection.  In the event all or any portion of the Term Loans are repaid (or repriced or effectively refinanced through any amendment of the Term Loan Facility) for any reason prior to the second anniversary of the Closing Date, such repayments or repricings will be made at (i) 102.0% of the amount repaid or repriced if such repayment or repricing occurs on or prior to the first anniversary of the Closing Date, (ii) 101.0% of the amount repaid or repriced if such repayment or repricing occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date and (iii) at par thereafter; provided that this Section 2.10(b) shall not apply to any prepayments of the Term Loans made pursuant to Sections 2.11(a), (b), (c) or (e).

2.11.   Mandatory Prepayments.

(a)   Asset Sales.  No later than the fifth Business Day following the date of receipt by Lux 1 or any of its Subsidiaries of any Net Asset Sale Proceeds with respect to any Asset Sale permitted by clauses (d), (p) and (r) of Section 6.8, Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one year of receipt thereof in long-term productive assets of the general type used in the business of Lux 1 and its Subsidiaries or to consummate Permitted Acquisitions; provided, further, that the total amount of Net Asset Sale Proceeds permitted to be reinvested in any fiscal year shall not exceed $5,525,000; and provided, further, that any such Net Asset Sale Proceeds that have not been reinvested within one year of receipt thereof shall be applied by Borrower to prepay the Term Loans as set forth in Section 2.12.

(b)   Insurance/Condemnation Proceeds.  No later than the fifth Business Day following the date of receipt by Lux 1 or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $100,000 for any Casualty Event and in excess of $1,000,000 for all Casualty Events in any Fiscal Year, Borrower shall prepay the Term Loans in an aggregate amount equal to such excess; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such excess amount within one year of receipt thereof (i) in long term productive assets of the general type used in the business of Lux 1 and its Subsidiaries or to consummate Permitted Acquisitions or (ii) to repair, restore or replace the assets subject to the applicable Casualty Event; and provided, further, that any such Net Insurance/Condemnation Proceeds that have not been reinvested within one year of receipt thereof shall be applied by Borrower to prepay the Term Loans as set forth in Section 2.12.

(c)   Issuance of Equity Securities.  No later than the first Business Day following the date of receipt by Lux 1 of Designated Equity Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.12 in an aggregate amount equal to 75% of such Designated Equity Proceeds; provided that if, as of the last day of the most recently ended Fiscal Quarter, the Senior Secured Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Senior Secured Leverage Ratio as of the last day of the most recently ended Fiscal Quarter) (x) shall be 2.50:1.00 or less but greater than 2.00:1.00, Borrower shall prepay the Term Loans as set forth in Section 2.12 in an aggregate amount equal to 50% of such Designated Equity Proceeds, and (y) shall be 2.00:1.00 or less, Borrower shall prepay the Term Loans as set forth in Section 2.12 in an aggregate amount equal to 25% of such Designated Equity Proceeds.

(d)   Issuance of Debt.  On the date of receipt by Lux 1 or any of its Subsidiaries of any Net Cash Proceeds from the incurrence of any Indebtedness of Lux 1 or any of its

Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)   Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2011), Borrower shall, no later than the earlier of (i) five Business Days following the delivery of the financial statements required by Section 5.1(c) and (ii) the date required by Section 5.1(c) for delivery of such financial statements (the “Excess Cash Flow Payment Date”), prepay the Term Loans in an aggregate amount equal to (x) 75% of such Consolidated Excess Cash Flow minus (y) voluntary repayments of the Term Loans made during such Fiscal Year or, at the option of Borrower and without duplication, after such Fiscal Year but prior to the relevant Excess Cash Flow Prepayment Date (it being understood that such amounts shall not be deducted again on account of any subsequent Fiscal Year); provided, that if, as of the last day of the most recently ended Fiscal Year, the Senior Secured Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Senior Secured Leverage Ratio as of the last day of such Fiscal Year) shall be 2.00:1.00 or less, the percentage set forth in clause (x) shall instead be 50%.

(f)   Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.11(a) through 2.11(e), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.12.   Application of Prepayments.

(a)   Application of Prepayments.  Any amount paid pursuant to Section 2.10(a) and Sections 2.11(a) through 2.11(e) shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b)   Application of Prepayments of Term Loans to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment of the Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c).

2.13.   General Provisions Regarding Payments.

(a)   All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00

p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)   Except as set forth in Section 2.5(e), all payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)   Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)   Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)   Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(f)   If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.14.   Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal or interest then due and owing to such Lender hereunder (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that, to the extent permitted by law, any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement, (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it or (c) any capital contribution or assignment of the Term Loans by a Restricted Affiliate Lender to Borrower made in accordance with the terms of Section 10.6(i)(iv).

2.15.   Making or Maintaining Eurodollar Rate Loans.

(a)   Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist (which it shall promptly endeavor to do), and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)   Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order

(or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Term Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Term Loan as (or continue such Term Loan as or convert such Term Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)   Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits or margin on the Term Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Term Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.15(c) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower’s obligation to compensate any Lender pursuant to this Section 2.15(c) shall terminate on the date that is 270 days subsequent to the occurrence of the events described in clauses (i) through (iii) of this Section 2.15(c).

(d)   Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)   Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16.   Increased Costs; Capital Adequacy.

(a)   Compensation For Increased Costs.  In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (ii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative

Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall state that such Lender is charging such costs in connection with its internal policies and shall be conclusive and binding upon all parties hereto absent manifest error.

(b)   Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans, or participations therein or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall state that such Lender is charging such costs in connection with its internal policies and shall be conclusive and binding upon all parties hereto absent manifest error.

(c)   Application to Taxes.  This Section 2.16 shall not apply to Taxes, which shall be governed exclusively by Section 2.17.

(d)   Waiver, Etc.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to any period prior to the date that is 270 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; and provided, further, that if the circumstance giving rise to such claim is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.17.   Taxes; Withholding, Etc.

(a)   Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any

Tax (other than a Tax on the overall net income of any Lender or Agent) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b)   Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax (as described in Section 2.17(a) above) from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender or Agent (other than a Lender that becomes a Lender pursuant to Section 2.19) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender or Agent listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender or Agent became a Lender or Agent (in the case of each other Lender or Agent) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender or Agent; provided that additional amounts shall be payable to a Lender or Agent only to the extent such Lender’s or Agent’s assignor was entitled to receive such additional amounts and the assignee would be entitled to such additional amounts.

(c)   Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a U.S. Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) and each Agent that is not a U.S. Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Agent”) shall deliver to Administrative Agent for transmission to Borrower (or to Borrower, in the case of an Agent), on or prior to the Closing Date (in the case of each Lender or Agent listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender or Agent (in the case of each other Lender or Agent), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN (claiming treaty benefits), W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender or Agent, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender or Agent is not subject to deduction or withholding of U.S. federal income tax with respect to any payments to such Lender or Agent of principal, interest, fees or other amounts payable under any of the Credit Documents or that such Agent is not subject to deduction or withholding of U.S. federal income tax with respect to any payments to such Agent of amounts payable solely to such Agent (and not payments of which a Lender is the “beneficial owner” within the meaning of Treasury Regulation Section 1.1441-1(c)(6)) under any of the Credit Documents, or (ii) if such Lender or Agent is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender or Agent, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender or Agent is not subject to deduction or withholding of U.S. federal income tax with respect to any payments to such Lender or Agent of interest payable under any of the Credit Documents or that such Agent is not subject to deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of amounts payable solely to such Agent (and not payments of which a Lender is the “beneficial owner” within the meaning of Treasury Regulation Section 1.1441-1(c)(6)) under any of the Credit Documents.  Each Lender that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Lender”) and each Agent that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Agent”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower (or to Borrower, in the case of an Agent) on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender or Agent becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender or Agent, certifying that such US Lender or US Agent is entitled to an exemption from U.S. backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender or Agent required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender or Agent of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender or Agent shall promptly deliver to Administrative Agent for transmission to Borrower (or to Borrower in the case of an Agent) two new original copies of Internal Revenue Service Form W-8BEN (claiming treaty benefits), W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender or Agent, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender or Agent is not subject to deduction or withholding of U.S. federal income tax with respect to payments to such Lender or Agent under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.  Borrower shall not be required to pay any additional amount to any Non-US Lender or Agent (to the extent that the Agent, not the Lender, is the “beneficial owner” of any amounts payable to it within the meaning of Treasury Regulation Section 1.1441-1(c)(6)) under Section 2.17(b)(iii) if such Lender or Agent shall have failed to deliver the forms, certificates or other evidence referred to in the first sentence of this Section 2.17(c); provided, if such Lender or Agent shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender or Agent, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender or Agent is no longer legally permitted to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or Agent is not subject to withholding as described herein.

(d)   Tax Refunds.  If Administrative Agent or a Lender determines in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid by Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Government Authority.  This subsection shall not be construed to require Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(e)   Inconsistency.  In the case of any inconsistency between this Section 2.17 and any other section of this Agreement with respect to Taxes, this Section 2.17 shall govern.

2.18.   Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (a “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees (if any) owing to such Terminated Lender pursuant to Section 2.8; (2) on the date of such assignment, Borrower shall pay any amounts already due and payable to such Terminated Lender pursuant to Section 2.10(b), 2.15(c), 2.16, 2.17 or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender and any obligations that survive the Termination Date shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence  within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

SECTION 3.   CONDITIONS PRECEDENT

3.1.   Closing Date.  The obligation of each Lender to make its Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)   Credit Documents.  Administrative Agent shall have received copies of each Credit Document (including, without limitation, this Agreement and the Purchase Option Agreement) executed and delivered by each applicable Credit Party and other applicable party thereto.

(b)   Organizational Documents; Incumbency.  Administrative Agent shall have received, in respect of each Credit Party, (i) copies of each Organizational Document  and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an assistant secretary (or manager) as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent and Arranger may reasonably request.

(c)   Organizational and Ownership Structure.  The organizational structure and ownership structure of Lux 1 and its Subsidiaries shall be as set forth in Schedule 4.2.

(d)   Financings and Other Transactions, etc.

(i)   The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents in the form delivered or posted to the Lenders on September 30, 2010, without amendment or waivers thereto.

(ii)   Borrower shall have received $175,000,000 in face amount of loans under the Mezzanine Loan Agreement.

(e)   Existing Indebtedness.  On the Closing Date, Lux 1 and its Subsidiaries shall have (i) consummated the Refinancing, (ii) delivered to Administrative Agent a “pay-off” letter in form and substance reasonably satisfactory to Administrative Agent and Arranger with respect to all debt being refinanced in the Refinancing, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Lux 1 and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements reasonably satisfactory to Administrative Agent and Arranger with respect to the cancellation or cash collateralization of any letters of credit outstanding thereunder or the issuance of letters of credit to support the obligations of Lux 1 and its Subsidiaries with respect thereto.

(f)   Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case, that are necessary in connection with the transactions contemplated by the Credit Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Arranger.

(g)   Funding Notice.  Administrative Agent and Arranger shall have received a fully executed and delivered Funding Notice.

(h)   Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i)   subject to Section 5.15 hereof, evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, Section 4 of the Pledge and Security Agreement and their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided in the Pledge and Security Agreement and the other Collateral Documents);

(ii)   a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii)   fully executed and, if required under applicable law, notarized Intellectual Property Security Agreements, in proper form for filing or recording with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, memorializing and recording the encumbrance of the Intellectual Property Assets listed therein;

(iv)   opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(v)   evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to clause (b) of Section 6.1) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(i)   Environmental Reports.  Administrative Agent and Arranger shall have received reports and other information, in form, scope and substance satisfactory to

Administrative Agent and Arranger, regarding environmental matters relating to those Facilities located in the United States.

(j)   Financial Statements; Projections.  Administrative Agent and Arranger shall have received from Lux 1 (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Lux 1 and its Subsidiaries as at June 30, 2010, and reflecting the consummation of the Transactions to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent and Arranger, and (iii) the Projections.

(k)   Evidence of Insurance; Insurance Report.  Collateral Agent shall have received (i) a certificate from the applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5 and (ii) a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the Closing Date by Lux 1 and its Subsidiaries;.

(l)   Opinions of Counsel to Credit Parties.  Agents and Lenders and their respective counsel shall have received executed copies of the written opinions of (i) Weil, Gotshal & Manges LLP, counsel for Credit Parties and (ii) each foreign counsel listed in Schedule 3.1(l), in each case, covering such matters as Administrative Agent or Arranger may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Arranger (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(m)   Fees.  Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.8 and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.

(n)   Solvency Certificate.  Administrative Agent shall have received a Solvency Certificate, dated the Closing Date and signed by the chief financial officer of Lux 1.

(o)   Closing Date Certificate.  An Authorized Officer of each of Lux 1 and Borrower shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto.

(p)   Closing Date.  Lenders shall have made the Term Loans to Borrower on or before September 30, 2010.

(q)   No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Arranger, singly or in the aggregate, could reasonably be expected to materially impair any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.

(r)   Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Arranger and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and Arranger and such counsel, and Administrative Agent, Arranger and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Arranger may reasonably request.

(s)   PATRIOT Act.  At least five days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) to the extent requested by a Lender at least seven days prior to the Closing Date.

(t)   Representations and Warranties.  As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and  correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(u)   No Default or Event of Default.  As of the Closing Date, no event shall have occurred and be continuing or would result from the making of the Term Loans that would constitute an Event of Default or a Default.

(v)   Minimum Liquidity.  After giving effect to the making of the Term Loans and the use of proceeds thereof the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries will not be less than $35,000,000.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make the Term Loans, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date, that the following statements are true and correct:

4.1.   Organization; Requisite Power and Authority; Qualification.  Each of Lux 1 and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1 as of the Closing Date, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.   Equity Interests and Ownership.  The Equity Interests of each of Lux 1 and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth in Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Lux 1 or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Lux 1 or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Lux 1 or any of its Subsidiaries of any additional membership interests or other Equity Interests of Lux 1 or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Lux 1 or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Lux 1 and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3.   Existing Intercompany Notes.  Schedule 4.3 contains a true, accurate and complete list of all Existing Intercompany Notes outstanding as of the Closing Date. Each Existing Intercompany Note has been duly executed and delivered by each Note Payor and is the legally valid and binding obligation of such Note Payor, enforceable against such Note Payor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4.   Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.5.   No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Lux 1 or any of its Subsidiaries, (ii) any of the Organizational Documents of Lux 1 or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Credit Party except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.6.   Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) those which have been obtained or made, (ii) those the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect and (iii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation.

4.7.   Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.8.   Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, unless otherwise disclosed in writing by a Credit Party to Arranger, neither Lux 1 nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is required by GAAP to be disclosed and that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case could reasonably be expected to be material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Lux 1 and any of its Subsidiaries taken as a whole.

4.9.   Projections.  On and as of the Closing Date, the projections of Lux 1 and its Subsidiaries for the period of Fiscal Year 2010 through and including Fiscal Year 2015 (the “Projections”) are based on good faith and reasonable estimates and assumptions made by the management of Lux 1; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.10.   No Material Adverse Effect.  Since December 31, 2009, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.11.   Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Lux 1 nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.   Payment of Taxes.  Except (i) as otherwise permitted under Section 5.3 and (ii) tax returns of the Lux Parties the failure of which to timely file could not reasonably be expected to result in liability in excess of $3,750,000, all federal income (or foreign equivalent) and all other material tax returns and reports of Lux 1 and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Lux 1 and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Lux 1 knows of no material proposed tax assessment against Lux 1 or any of its Subsidiaries which is not being actively contested by Lux 1 or such Subsidiary in good faith and by appropriate proceedings and for which such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, have been made or provided therefor.

4.13.   Properties.

(a)   Title.  Each of Lux 1 and its Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets material to its business.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, except Permitted Liens and minor irregularities or deficiencies in title that individually or in the aggregate could not have a Material Adverse Effect.

(b)   Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and none of Lux 1, Holdings or Borrower has received written notice of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14.   Environmental Matters. Neither Lux 1 nor any of its Subsidiaries nor any of their respective current, and to the knowledge of Lux 1 and its subsidiaries, previously owned or leased Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Lux 1 nor any of its Subsidiaries has received any letter or request for information under Section 104 of the

Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  There are and, to each of Lux 1’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Lux 1 or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Neither Lux 1 nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Lux 1 or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and none of Lux 1’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition is occurring, or to the knowledge of Lux 1 and its Subsidiaries, has occurred with respect to Lux 1 or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15.   No Defaults.  After giving effect to the Transactions, neither Lux 1 nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16.   Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder as of the Closing Date.

4.17.   Governmental Regulation.  Neither Lux 1 nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Lux 1 nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.   Margin Stock.  Neither Lux 1 nor any of its Subsidiaries owns any Margin Stock.

4.19.   Employee Matters.  Neither Lux 1 nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Lux 1 or any of its Subsidiaries, or to the knowledge of any Credit Party, threatened against any of them before the National Labor

Relations Board (or similar foreign regulatory body) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Lux 1 or any of its Subsidiaries or to the best knowledge of any Credit Party, threatened against any of them, except (with respect to any matter specified in this clause (a), either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, (b) no strike or work stoppage in existence or threatened involving Lux 1 or any of its Subsidiaries except (with respect to any matter specified in this clause (b), either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, and (c) except as disclosed in Schedule 4.19, to the knowledge of any Credit Party, no union represents, claims to represent or has filed a petition to represent any employees of any Credit Party in their capacities as such.

4.20.   Employee Benefit Plans.

(a)   Lux 1, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code so qualifies, except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.  No (i) liability to the PBGC (other than required premium payments), the Internal Revenue Service or any trust established under Title IV of ERISA or (ii) any Lien is outstanding or is reasonably expected to be incurred by Lux 1, any of its Subsidiaries or any of their ERISA Affiliates in connection with any Pension Plan.  No ERISA Event has occurred or is reasonably expected to occur.  Except as set forth in Schedule 4.20 or to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates.  None of the Pension Plans sponsored, maintained or contributed to by Lux 1, and of its Subsidiaries or any of their respective ERISA Affiliates is in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA).  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Lux 1, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA could not reasonably be expected to have a Material Adverse Effect.  Lux 1, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(b)   To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable requirements of law and has been maintained, where required, in good standing with applicable regulatory authorities except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.  None of Lux 1 or any of its Subsidiaries or Affiliates has incurred any material liability under any applicable laws by reason of the termination of or withdrawal from any Foreign Plan, and with respect to any Foreign Plan, no other event has occurred or circumstance exists, and no such event or circumstance could reasonably be expected to occur or exist, that could reasonably be expected to give rise to a liability on any of Lux 1, any of its Subsidiaries or Affiliates that would exceed the liabilities properly reflected on each of such entity’s financials as of the Closing Date by an amount that could reasonably be expected to give rise to a Material Adverse Effect.

4.21.   Solvency.  After giving effect to the Transactions, Lux 1, Borrower and the Guarantors, on a consolidated basis, will be Solvent.

4.22.   Compliance with Statutes, Etc.  Each of Lux 1 and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Lux 1 or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.23.   Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished (other than projections and pro forma information and information of a general economic or industry-specific nature) to any Agent or Lender by or on behalf of Lux 1 or any of its Subsidiaries for use in connection with the transactions contemplated hereby when taken as a whole and after giving effect to all updates and supplements thereto contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by such Credit Party) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable on and as of the Closing Date, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such variations may be material.  There are no facts known to any Credit Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.24.   Senior Indebtedness.  The Secured Obligations and the Guaranteed Obligations constitute “Designated Senior Debt” of the Credit Parties under and as defined in the Mezzanine Loan Agreement.

4.25.   PATRIOT Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.26.   Lux Parties.  No Lux Party has filed and, to the best of its knowledge, no person has filed a request with any competent court seeking that any Lux Party be declared subject to (i) insolvency proceedings (faillite), (ii) controlled management (gestion contrôlée), (iii) voluntary arrangement with creditors (concordat préventif de faillite), (iv) suspension of payments (sursis de paiement) or (v) voluntary or compulsory winding-up or any similar proceedings in any jurisdiction. The office (administration centrale), the place of effective management (siége de direction effective) and (for the purposes of the Council Regulation (EC) N° 1326/2000 of 29 May 2000 on insolvency proceedings) the center of main interests (centre des intéréts principaux) of each Lux Party in Luxembourg is located at the place of its registered office (siége statutaire) in Luxembourg.

SECTION 5.   AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until the Termination Date, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.   Financial Statements and Other Reports.  Lux 1 will deliver to Administrative Agent (for distribution to Lenders):

(a)   Monthly Reports.  As soon as available, and in any event within 30 days after the end of each of the first two months of each Fiscal Quarter, commencing with the month in which the Closing Date occurs, the consolidated balance sheet of Lux 1 and its Subsidiaries as at the end of such month and the related consolidated statement of income of Lux 1 and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, together with consolidating balance sheets and statements of income for such fiscal month on a regional basis (i.e., Asia, Europe and US), setting forth in the case of the consolidated statement of income of Lux 1 and its Subsidiaries, in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)   Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, (i) the consolidated balance sheet of Lux 1 and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Lux 1 and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, together with consolidating balance sheets and statements of income for such Fiscal Quarter on a regional basis (i.e., Asia, Europe and US), setting forth, in the case of the statement of income, in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and (ii) together with such financial statements, a written report certified by an Authorized Officer of Borrower identifying in reasonable detail (A) the aggregate principal amount of Term Loans acquired by each Restricted Affiliate Lender during such Fiscal Quarter and (B) the aggregate principal amount of Term Loans held by each Restricted Affiliate Lenders as of the last day of such Fiscal Quarter; provided, however, that the information set forth in such written report pursuant to this subclause (ii) shall be limited to the information set forth on the Register, to the extent such Register, or a copy thereof, has been delivered by Administrative Agent to Borrower within a reasonable time period after Borrower’s request therefor;

(c)   Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Lux 1 and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Lux 1 and its Subsidiaries for such Fiscal Year, setting forth, in each case (other than in the case of the statement of stockholders’ equity), in comparative form the corresponding figures for the previous Fiscal Year and, in the case of the statement of income, the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with consolidating balance sheets and statements of income for such Fiscal Year on a regional basis (i.e., Asia, Europe and US) and accompanied by a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte Touche Tohmatsu or other independent certified public accountants of recognized national standing selected by Lux 1, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit and shall not contain any other similar qualification, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Lux 1 and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with the prior year (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.7 of this Agreement and the related definitions and (2) whether, in connection therewith, any condition or event that constitutes an Event of Default resulting from the breach of Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof;

(d)   Compliance Certificate.  Together with each delivery of financial statements of Lux 1 and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)   Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in GAAP either Borrower or the Requisite Lenders have requested to amend the computation of any financial ratio or requirement set forth in any Credit Document in accordance with Section 1.2, then until such ratio or requirement is amended in accordance with Section 10.5, Borrower shall deliver to Administrative Agent one or more statements of reconciliation with respect to each of the financial statements delivered by Borrower pursuant to Section 5.1(a), 5.1(b) or 5.1(c) reflecting the accounting principles and policies in effect used to prepare the Historical Financial Statements and such statements of reconciliations shall be in form and substance satisfactory to Administrative Agent;

(f)   Notice of Default.  Promptly upon any Authorized Officer of any Credit Party obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any written notice to Lux 1 or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g)   Notice of Litigation.  Promptly upon any Authorized Officer of any Credit Party obtaining actual knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Administrative Agent, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to any Credit Party to enable Lenders and their counsel to evaluate such matters;

(h)   ERISA.  Promptly upon an Authorized Officer becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, which could reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien, (i) a written notice specifying the nature thereof, what action Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)   Financial Plan.  Within 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated statements of income and cash flows of Lux 1 and its Subsidiaries for each such Fiscal Year, and an explanation of the principal assumptions on which such forecasts are based and (ii) forecasted summary consolidated statements of income and cash flows of Lux 1 and its Subsidiaries for each month of the then-current Fiscal Year;

(j)   Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form substantially similar to the certificate delivered on the Closing Date pursuant to Section 3.1(k);

(k)   Information Regarding Collateral.  Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.  Borrower agrees not to effect or permit any change referred to in the preceding sentence until it shall have given Collateral Agent and Administrative Agent not less than 10 Business Days’ prior written notice, or such lesser notice period agreed to by Collateral Agent and Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Collateral Agent or Administrative Agent may reasonably request, in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(l)   Notice of Casualty Events.  Borrower agrees promptly to notify Collateral Agent if an Authorized Officer is actually aware that any material portion of the Collateral is damaged or destroyed or any material portion of the Collateral is the subject of any threats in writing of any condemnation or other taking under the powers of eminent domain;

(m)   Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(n)   Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Lux 1 to its security holders acting in such capacity or by any Subsidiary of Lux 1 to its security holders other than Lux 1 or another Subsidiary of Lux 1, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Lux 1 or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Lux 1 or any of its Subsidiaries to the public concerning material developments in the business of Lux 1 or any of its Subsidiaries, and (B) such other information and data with respect to the operations, business affairs or financial condition of Lux 1 or any of its

Subsidiaries or compliance with the Credit Documents as from time to time may be reasonably requested by Administrative Agent or any Lender (through Administrative Agent);

(o)   Certification of Public Information.  The Credit Parties and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that any Credit Party has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Each Credit Party shall endeavor to clearly designate all information provided to Administrative Agent by or on behalf of such Credit Party which is suitable to make available to Public Lenders.  If any Credit Party has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Lux 1, its Subsidiaries and their securities;

(p)   Mezzanine Loan Documentation.  Reasonably promptly upon the delivery or receipt thereof by any Credit Party and without duplication of any of the foregoing, copies of all notices of default, financial reporting and other material correspondence with the holders of the Mezzanine Debt (in their capacities as such), and copies of all additions, amendments, restatements, supplements or other modifications in respect of the Mezzanine Loan Documents; and

(q)   Certain Collateral Matters.  No later than the next scheduled delivery date of the Compliance Certificate under clause (d) above, (i) with respect to each item of Collateral owned or acquired by a Credit Party after the Closing Date, such Credit Party shall comply with the requirements of Section 4 of the Pledge and Security Agreement and (ii) each Credit Party shall inform Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4 of the Pledge and Security Agreement (including, for the avoidance of doubt, the filing of any applications for, or the issuance or registration of, any Patents, Copyrights or Trademarks (as each such term is defined in the Pledge and Security Agreement), provided that notice of the filing of any application for the registration of any U.S. Copyright shall be provided to Collateral Agent within 30 Business Days of such filing).

5.2.   Existence.  Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower and any Lux Party with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if (a) such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (b) the failure to so preserve the same could not reasonably be expected to have a Material Adverse Effect.

5.3.   Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises and will make reasonable efforts to do so before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i)(a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (ii) the failure to pay the same could not reasonably be expected to result in a liability in excess of $3,750,000.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Lux 1 (or any direct or indirect parent company thereof) or any of its Subsidiaries).

5.4.   Maintenance of Properties.  Except to the extent failure to so comply could not reasonably be expected to result in a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Lux 1 and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5.   Insurance.  Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties and their respective Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, each Credit Party will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least 30 days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6.   Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent (and, if accompanied by Administrative Agent’s representatives, those of any Lender) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (x) so long as no Event of Default has occurred and is continuing, the Credit Parties shall not be required to reimburse the expenses of more than one such visit per year and (y) the Credit Parties shall be given the opportunity to be present in any discussions with the Credit Parties’ independent accountants.

5.7.   Lenders Meetings.  The Credit Parties will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location (including telephonically) as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent; provided that no Credit Party shall be obligated to reimburse any expenses of any Lender relating to such Lender’s attendance of such meeting.

5.8.   Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9.   Environmental.

(a)   Environmental Disclosure.  Lux 1 will deliver to Administrative Agent (solely with respect to those Facilities located in the United States):

(i)   as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Lux 1 or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any significant Environmental Claims;

(ii)   promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any material Release or threatened material Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Lux 1 or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a

Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)   as soon as practicable following the sending or receipt thereof by Lux 1 or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any pending or threatened Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any material Release or threatened material Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether Lux 1 or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)   prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Lux 1 or any of its Subsidiaries that could reasonably be expected to (A) expose Lux 1 or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Lux 1 or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Lux 1 or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Lux 1 or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)   with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

With respect to any notice or document hereunder, no Credit Party or any of its Subsidiaries or Affiliates shall be required to disclose to Administrative Agent or any Lender any information, document or communication that, in the opinion of its counsel, is: (1) prohibited by law to be disclosed; or (2) subject to an attorney-client privilege or constitutes attorney work product and disclosure to Administrative Agent or any Lender would constitute a waiver of such privilege or work product protection.  The Credit Parties and their Subsidiaries or Affiliates will make a good faith effort to minimize, to the maximum extent possible (including through the use of redaction), the information to be withheld from disclosure under this provision.

(b)   Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit

Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.   Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of a Credit Party, such Credit Party shall (a) promptly (and in any event within 10 Business Days after such Person becomes a Subsidiary or such longer period as may be agreed by Collateral Agent in its sole discretion) cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent, including those which are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i) and 3.1(l).  In the event that any Person becomes a Foreign Subsidiary, and the ownership interests of such Foreign Subsidiary are owned directly by any Credit Party (other than Lux 1), Lux 1 shall cause such Credit Party to take all of the actions referred to in Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests.  With respect to each such Subsidiary, Lux 1 shall, or shall cause such Credit Party to, promptly (and in any event within 10 Business Days after such Person becomes a Subsidiary or such longer period as may be agreed by Collateral Agent in its sole discretion) send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of such Credit Party, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Lux 1; and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.  Notwithstanding the foregoing, other than with respect to (i) Lux 2’s pledge of 65% of the outstanding Equity Interests of Lux 3 (ii) Lux 2’s pledge of 100% of the outstanding Equity Interests of Lux 4, and (iii) Lux 4’s pledge of 100% of the Equity Interest of Holdings, no Person shall be required to pledge any assets (including Equity Interests of its Subsidiaries) pursuant to this Section 5.10 if for U.S. federal income tax purposes such pledge would be a pledge by a Foreign Subsidiary of its assets.

5.11.   Additional Material Real Estate Assets.

(a)   In the event that any Credit Party acquires a Material Owned Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Owned Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then, to the extent such Material Owned Real Estate Asset is not already mortgaged to a third party as permitted by Section 6.2, such Credit Party shall promptly (and in any event within 60 days of the acquisition or change in status thereof, or such longer period as may be agreed by Collateral Agent in its sole discretion) take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Sections 3.1(h), 3.1(i) and 5.11(c) with respect to each such Material Owned Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Owned Real Estate Asset.

(b)   In the event that any Credit Party acquires a Material Leased Real Estate Asset, then, to the extent such Material Leased Real Estate Asset is not already mortgaged to a third party as permitted by Section 6.2, such Credit Party shall use its commercially reasonable efforts to cause to be promptly executed and delivered (and in any event within 60 days of the acquisition thereof, or such longer period as may be agreed by Collateral Agent in its sole discretion), all such mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Sections 3.1(h), 3.1(i) and 5.11(c) (excluding clause (iv) thereof, other than with respect to the South Carolina Leasehold Property) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Leased Real Estate Asset; provided that if the landlord with respect to such Material Leased Real Estate Asset refuses to consent to the granting of a Mortgage on such Material Leased Real Estate Asset after such Credit Party has used its commercially reasonable efforts to obtain such consent, then such Credit Party will use its commercially reasonable efforts to promptly obtain a Landlord Personal Property Collateral Access Agreement from the landlord with respect to such Material Leased Real Estate Asset.

(c)   With respect to a Material Real Estate Asset owned or leased by a Credit Party on the Closing Date (each, a “Closing Date Mortgaged Property’’), within (x) 60 days following the Closing Date in the case of each fee-owned Real Estate Asset that is a Material Real Estate Asset and (y) 90 days following the Closing Date in the case of each Leasehold Property that is a Material Real Estate Asset, Collateral Agent shall have received from each Credit Party which is the owner of such property:

(i)   fully executed and, if required for recording, notarized Mortgages, in proper form for recording in the recording office of each applicable political subdivision where each such property is located;

(ii)   an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii)   in the case of each Leasehold Property that is a Material Real Estate Asset, such Credit Party shall use commercially reasonable efforts to obtain (A) a Landlord Consent and Estoppel and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iv)   (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in an aggregate amount equal to the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than 45 days (or such longer date as to which Collateral Agent may agree) prior to the date of such Mortgage and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v)   flood certifications with respect to all Closing Date Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent;

(vi)   ALTA surveys of all Closing Date Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent and dated not more than 180 days prior to the date of such Mortgage, sufficient for the title insurance company to remove the standard survey exception from the Title Policy relating to such Mortgaged Property and, to the extent available, issue customary endorsements based on an ALTA survey as reasonably required by Collateral Agent; and

(vii)   in the case of each Leasehold Property that is a Material Real Estate Asset, such Credit Party shall use commercially reasonable efforts to obtain a subordination, attornment and non-disturbance agreement among Collateral Agent, the Credit Party who is a tenant under the related lease and the landlord under the related lease in form and substance reasonably satisfactory to Collateral Agent.

5.12.   Interest Rate Protection.  No later than 90 days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness for borrowed money of Lux 1 and its Subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

5.13.   Senior Indebtedness.  The Secured Obligations and the Guaranteed Obligations shall at all times constitute “Designated Senior Debt” of the Credit Parties under and as defined in the Mezzanine Loan Agreement.

5.14.    Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit

Documents, which request shall not be inconsistent with the scope of Collateral (or the deliverables related thereto) as negotiated or required by this Agreement or any other Credit Document.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by a First Priority Lien on (i) substantially all of the assets of Holdings and its Domestic Subsidiaries, (ii) all of the outstanding Equity Interests of Lux 4, Holdings, Borrower and the Domestic Subsidiaries of Borrower and each Guarantor, (iii) 65% of all of the outstanding Equity Interests of Lux 3 and (iv) 65% of all of the outstanding Equity Interests of each first-tier Foreign Subsidiary of Borrower and each Guarantor Subsidiary, which request, in each case, shall not be inconsistent with the scope of Collateral (or the deliverables related thereto) as negotiated or required by this Agreement or any other Credit Document.

5.15.   Post-Closing Actions.  Each of the Credit Parties shall satisfy the requirements set forth in Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by Administrative Agent or Collateral Agent, as applicable, in its sole discretion.

5.16.   Luxembourg Guarantors.  (a) Each Luxembourg Guarantor will comply with all applicable laws, rules, regulations and orders relating to the approval, filing or publication of annual accounts, promptly and in any event within the applicable time frames provided by the relevant Luxembourg law, rule, regulation or order and (b) no Luxembourg Guarantor will change its jurisdiction of formation to nor maintain the center of its main interests in any jurisdiction within the European Community other than Luxembourg.

SECTION 6.   NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until the Termination Date, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.   Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)   the Secured Obligations;

(b)   Indebtedness of any Subsidiary of Borrower to Borrower or to any other Subsidiary of Borrower, or of Borrower to any Subsidiary of Borrower; provided, (i) all such Indebtedness shall be evidenced by an Intercompany Note, and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an Intercompany Note (provided, for the avoidance of doubt, that payment in respect of any Intercompany Note shall be permitted so long as no Event of Default has occurred and is continuing), (iii) any payment by any Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Borrower or to any of its Subsidiaries for

whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6;

(c)   Indebtedness of any Subsidiary of Lux 3 to Lux 3 or any other Subsidiary of Lux 3, or of Lux 3 to any Subsidiary of Lux 3;

(d)   Indebtedness of Borrower or any Subsidiary of Borrower to Lux 1 or any Subsidiary of Lux 1 (other than Holdings and its Subsidiaries); provided, (i) all such Indebtedness shall be evidenced by an intercompany note in form and substance reasonably acceptable to Administrative Agent and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an Affiliate Subordination Agreement;

(e)   Indebtedness of Lux 1 or any Subsidiary of Lux 1 (other than Holdings and its Subsidiaries) to Borrower or any Subsidiary of Borrower; provided (i) all such Indebtedness shall be evidenced by an Intercompany Note (except as otherwise evidenced by an Existing Intercompany Note), and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (ii) such Indebtedness is permitted as an Investment under Section 6.6;

(f)   (i) the Mezzanine Debt (and guaranties thereof by the Credit Parties) in a face amount not to exceed $175,000,000 and (ii) any Additional Mezzanine Debt (and guaranties thereof by the Credit Parties), in each case, plus the amount of interest capitalized thereon in accordance with the terms of the Mezzanine Loan Agreement, and any modifications, refundings, extensions, refinancings replacements or renewals of the Mezzanine Debt or any Additional Mezzanine Debt; provided that any such modification, refunding, replacement, extension, refinancing or renewal shall be made solely in accordance with Section 6.15 and shall be in an aggregate principal amount not greater than the aggregate principal amount of the Mezzanine Debt and/or any Additional Mezzanine Debt being modified, refunded, extended, renewed or refinanced (plus accrued and unpaid interest thereon and any premiums payable thereon);

(g)   Indebtedness evidenced by the Existing Intercompany Notes, and any modifications, refundings, extensions, refinancings or renewals of such Indebtedness; provided (i) that any such modification, refunding, extension, refinancing or renewal shall be made solely in accordance with Section 6.16 and shall be in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being modified, refunded, extended, renewed or refinanced and (ii) all such Existing Intercompany Notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement;

(h)   Indebtedness incurred by any Subsidiary of Lux 1 (other than any Lux Party or Holdings) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition (“Earn Out Indebtedness”)), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Subsidiary of Lux 1 (other than any Lux Party or Holdings) pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions hereunder of any business, assets or Subsidiary of any Subsidiary of Lux 1 (other than any Lux Party or Holdings); provided that neither Borrower nor any of its Subsidiaries may incur any such Indebtedness on account of the foregoing with respect to a Permitted Acquisition or permitted disposition hereunder made by any Person other than Borrower and its Domestic Subsidiaries; provided further that Earn Out Indebtedness shall not exceed the lower of (A) $10,000,000 in the aggregate for all such Earn Out Indebtedness and (B) 20% of the value of the consideration paid in connection with a Permitted Acquisition;

(i)   Indebtedness which may be deemed to exist pursuant to any guaranties, performance, bid, surety, statutory or appeal bonds, or similar obligations and workers’ compensation claims, self-insurance obligations or bankers acceptances, in each case, incurred in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting any of the foregoing; provided that none of Holdings or any of its Subsidiaries shall incur or assume any such obligations with respect to Lux 1 and its Subsidiaries (other than Holdings and its Subsidiaries) or to the business or operations thereof;

(j)   Indebtedness in respect of (i) netting services, overdraft protections and otherwise in connection with deposit accounts incurred in the ordinary course of business and (ii) credit cards, credit card processing services, debit cards, stored value cards and purchase cards incurred in the ordinary course of business and in an aggregate amount under this clause (ii) not to exceed $500,000 at any time;

(k)   guaranties by Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Guarantor Subsidiary of Indebtedness of Borrower or another Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1 (other than clause (m) of this Section 6.1); provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(l)   guaranties by any Subsidiary of Lux 1 (other than any Lux Party, Holdings or its Subsidiaries) of Indebtedness of another Subsidiary of Lux 1 with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured the guaranty shall also be unsecured;

(m)   Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended taken as a whole (subject to changes to reflect then-current market terms), and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced unless the original obligor and the new obligor are both Subsidiaries of Lux 3, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(n)   Indebtedness of any Subsidiary of Lux 1 (other than any Lux Party or Holdings) with respect to Capital Leases in an aggregate principal amount, when added to the aggregate amounts of Indebtedness incurred pursuant to clauses (o) and (p) of this Section 6.1, not to exceed at any time $5,000,000;

(o)   purchase money Indebtedness of any Subsidiary of Lux 1 (other than any Lux Party or Holdings) in an aggregate principal amount, when added to the aggregate amounts of Indebtedness incurred pursuant to clauses (n) and (p) of this Section 6.1, not to exceed at any time $5,000,000; provided, any such Indebtedness shall constitute not less than 50% of the aggregate consideration paid with respect to such asset;

(p)   Indebtedness (i) of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary of Lux 3 or Holdings or Indebtedness attaching to assets that are acquired by Lux 1 or any of its Subsidiaries (other than any Lux Party or Holdings), in each case after the Closing Date as the result of a Permitted Acquisition (or Indebtedness assumed by such Person pursuant to a Permitted Acquisition as a result of a merger or consolidation to effectuate a Permitted Acquisition), in an aggregate principal amount, when added to the aggregate principal amounts of Indebtedness incurred pursuant to subclause (ii) below and clauses (n) and (o) of this Section 6.1, not to exceed at any time $5,000,000; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) if such Indebtedness is secured, such Indebtedness does not constitute debt for borrowed money, or (ii) owed to the seller of any property acquired pursuant to a Permitted Acquisition on an unsecured basis in an aggregate principal amount, when added to the aggregate principal amounts of Indebtedness incurred pursuant to subclause (i) above and clauses (n) and (o) of this Section 6.1, not to exceed $5,000,000 at any one time outstanding;

(q)   guaranties by (i) Lux 1 and its Subsidiaries (other than Holdings and its Subsidiaries) of Indebtedness of employees and officers of Lux 1 and its Subsidiaries in respect of expenses of such Persons in connection with ordinary course of business purposes, if the aggregate principal amount of Indebtedness so guaranteed, when added to (x) the aggregate principal amount of unreimbursed payments theretofore made in respect of such guaranties and the amount of loans and advances then outstanding under clause (f)(i) of Section 6.6 and (y) the aggregate principal amount of Indebtedness guaranteed pursuant to subclause (ii) below, shall not at any time exceed $500,000 and (ii) Holdings and its Subsidiaries of Indebtedness of employees and officers of Holdings and its Subsidiaries in respect of expenses of such Persons in connection with ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to (x) the aggregate amount of unreimbursed payments theretofore made in respect of such guaranties and the amount of loans and advances then outstanding under clause (f)(ii) of Section 6.6 and (y) the aggregate amount of Indebtedness guaranteed pursuant to subclause (i) above, shall not at any time exceed $500,000;

(r)   Indebtedness (i) incurred by any Foreign Subsidiaries (other than any Lux Party and any other Foreign Subsidiary located in Europe) in an aggregate amount not to exceed $5,000,000 at any time outstanding and (ii) incurred by any Foreign Subsidiary (other than any Lux Party) located in Europe in an aggregate amount not to exceed €5,000,000 at any time outstanding;

(s)   Indebtedness under any Hedge Agreements; provided that if such Hedge Agreements relate to interest rates, (i) such Hedge Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Credit Documents and (ii) the notional principal amount of such Hedge Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedge Agreements relate; and

(t)   other unsecured Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $3,000,000.

6.2.   Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Lux 1 or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except:

(a)   Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)   Liens for Taxes not overdue by more than 30 days, and if overdue by more than 30 days if such obligations with respect to such Taxes (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) do not exceed $500,000 in the aggregate (and, solely in the case of Isola GmbH, $5,000,000 in the aggregate);

(c)   statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen, landlords, suppliers and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are (x) being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or (y) related to obligations secured by such Liens that do not exceed $500,000 in the aggregate;

(d)   Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)   easements, rights-of-way, restrictions, encroachments, covenants, licenses, protrusions and other similar charges or encumbrances and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Lux 1 or any of its Subsidiaries;

(f)   any interest or title of a lessor, sublessor, licensor or sublicensor  under any lease or license of property permitted hereunder;

(g)   Liens solely on any cash or Cash Equivalents earnest money deposits made by Lux 1 and its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignment of goods, entered into in the ordinary course of business;

(i)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)   any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property including those imposed pursuant to Environmental Laws, which do not adversely affect the continued use of any such real property;

(k)   non-exclusive outbound licenses, sublicenses or grants of any other right with respect to patents, copyrights, trademarks and other intellectual property rights granted by any of Subsidiary of Lux 1 in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Lux 1 or such Subsidiary;

(l)   Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 5.11(c)(iv) and any Lien granted as a renewal, extension, replacement or substitute therefor; provided that any such renewal, extension, replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date or Material Real Estate Assets subsequently mortgaged pursuant to Section 5.11;

(m)   Liens securing Indebtedness permitted pursuant to clauses (n) and (o) of  Section 6.1; provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and the proceeds of such asset; provided further that individual financings of assets provided by one lender or its affiliates may be cross-collateralized to other financings of similar assets provided by such lender or its affiliates;

(n)   Liens securing Indebtedness permitted by clause (p) of Section 6.1, provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired (and improvements thereon and products and proceeds thereof); provided further that individual financings of such assets provided by one lender or its affiliates may be cross-collateralized to financings of similar property provided by such lender or its affiliates in accordance with clauses (n) and (o) of  Section 6.1 and clause (m) of this Section 6.2;

(o)   Liens on property rented to, or leased by, Borrower or any of its Subsidiaries pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of Lux 1 or its Subsidiaries, and (iii) such Liens secure only the Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(p)   leases, subleases, licenses and sublicenses of the properties of Lux 1 or any of its Subsidiaries, in each case entered into in the ordinary course of Lux 1 or such Subsidiary’s business so long as they do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of Lux 1 or any of its Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(q)   Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Lux 1 or any of its Subsidiaries in the ordinary course of business of Lux 1 or such Subsidiary (excluding any general inventory financing);

(r)   Liens securing Indebtedness incurred pursuant to clause (r) of Section 6.1; provided that such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness;

(s)   bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Lux 1 or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(t)   in connection with the sale, transfer or other disposition of any assets in a transaction permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof;

(u)   Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v)   Liens securing judgments, attachments or awards not constituting an Event of Default under Section 8.1;

(w)   other Liens on the Collateral securing Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that such Liens are junior to the Liens granted pursuant to the Credit Documents; and

(x)   Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $1,500,000 at any time outstanding.

6.3.   No Further Negative Pledges.  No Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Secured Obligations, except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale; (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (c) this Agreement and the other Credit Documents and the Mezzanine Loan Documents; (d) covenants in documents creating Liens permitted by Section 6.2 prohibiting further Liens on the properties encumbered thereby and the proceeds and products thereof; (e) customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under this Agreement and applicable solely to such Joint Ventures; (f) customary restrictions on licenses or permits so long as such restrictions solely relate to the assets subject thereto; (g) any prohibition or limitation that exists in any agreement in effect at the time any Person becomes a Subsidiary of Lux 1, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary of Lux 1; or (h) any prohibition or limitation that is imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clause (a), (d) or (g); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

6.4.   Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that:

(a)    any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(b)   any Subsidiary of Lux 1 (other than Holdings and its Subsidiaries) may declare and pay dividends or make other distributions ratably to its equity holders; provided that, except as provided in clauses (f), (g), (h) and (i) below, the proceeds of any such dividends or other distributions made to Lux 2 must be contemporaneously applied by Lux 2, directly or indirectly, as a contribution to the common Equity Interests of Holdings (which proceeds are contemporaneously contributed by Holdings to the common Equity Interests of Borrower);

(c)    (i) Borrower may make regularly scheduled payments of interest in respect of the Mezzanine Debt and any Additional Mezzanine Debt (which, in each case, may include any default interest thereunder so long as such default interest is payable in kind) and, in each case, may make payments in respect of expense and indemnity reimbursement obligations, in each case, in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the Mezzanine Debt and any Additional Mezzanine Debt and, (ii) so long as no Default or Event of Default has occurred and is continuing at such time,

Borrower may redeem, repurchase or otherwise prepay the Mezzanine Debt and any Additional Mezzanine Debt with Excess Designated Equity Proceeds;

(d)   payments of Earn Out Indebtedness will be permitted; provided that, both immediately prior to and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom, (y) Lux 1 will be in compliance with the covenants set forth in Section 6.7 and (z) the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries will not be less than $45,000,000;

(e)   Borrower may make Restricted Junior Payments to Holdings (and Holdings may make Restricted Junior Payments to any Lux Party, and Lux 1 may make Restricted Junior Payments to TPG Hattrick Holdco, LLC) (i) in an aggregate amount, when added to the aggregate amount of Restricted Junior Payments made pursuant to clause (f) of this Section 6.4, not to exceed $2,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and to permit any Lux Party and/or TPG Hattrick Holdco, LLC to pay general administrative costs and expenses that are attributable to their direct or indirect ownership of Holdings and its Subsidiaries and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose;

(f)   any Subsidiary of Lux 1 (other than Holdings and its Subsidiaries) may make Restricted Junior Payments, directly or indirectly, to the Lux Parties, and Lux 1 may make Restricted Junior Payments to TPG Hattrick Holdco, LLC, (i) in an aggregate amount, when added to the aggregate amount of Restricted Junior Payments made pursuant to clause (e) of this Section 6.4, not to exceed $2,000,000 in any Fiscal Year, to the extent necessary to permit the Lux Parties and/or TPG Hattrick Holdco, LLC to pay general administrative costs and expenses and (ii) to the extent necessary to permit a Lux Party and/or TPG Hattrick Holdco, LLC to discharge the consolidated tax liabilities of such Lux Party and/or TPG Hattrick Holdco, LLC and its/their respective Subsidiaries, in each case so long as such Lux Party and/or TPG Hattrick Holdco, LLC applies the amount of any such Restricted Junior Payment for such purpose;

(g)   so long as no Event of Default has occurred and is continuing, payments to Lux 1 and/or TPG Hattrick Holdco, LLC to permit Lux 1 and/or TPG Hattrick Holdco, LLC to repurchase or redeem Qualified Equity Interests of Lux 1 and/or TPG Hattrick Holdco, LLC held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Subsidiary, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of (x) $1,000,000 (and up to 50% of such $1,000,000 not used in any Fiscal Year may be carried forward to the next succeeding (but no other) fiscal year), plus (y) the net cash proceeds of any “key-man” life insurance policies of Lux 1 and its Subsidiaries less the amount of any dividends that have been used to make any repurchases, redemptions or payments under this clause (g);

(h)   Permitted Tax Distributions;

(i)   payments of fees and out-of-pocket expenses made pursuant to clauses (c), (i) and (j) of Section 6.11 (and any Subsidiary of Lux 1 may make Restricted Junior Payments to Lux 1 to permit Lux 1 to make such payments);

(j)   Lux 1 may repurchase Equity Interests of Lux 1 deemed to occur upon the exercise of options, rights or warrants if such Equity Interests represent a portion of the exercise price of such options, rights or warrants; and

(k)   so long as no Event of Default has occurred and is continuing, any Subsidiary of Lux 1 may make payments, directly or indirectly, to the Lux Parties, and Lux 1 may make payments, directly or indirectly, to TPG Hattrick Partners LP, to permit the repurchase, redemption, retirement or to obtain the surrender of any outstanding warrants, options or other rights to acquire any Equity Interests of TPG Hattrick Partners LP held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Subsidiary of Lux 1; provided, that the aggregate cash consideration paid for all such redemptions and payments shall not exceed $1,100,000 in the aggregate.

6.5.   Restrictions on Subsidiary Distributions.  Except as provided herein or in the Mezzanine Loan Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Lux 1 to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Lux 1 or any other Subsidiary of Lux 1, (b) repay or prepay any Indebtedness owed by such Subsidiary to Lux 1 or any other Subsidiary of Lux 1, (c) make loans or advances to Lux 1 or any other Subsidiary of Lux 1, or (d) transfer, lease or license any of its property or assets to Lux 1 or any other Subsidiary of Lux 1 other than restrictions (i) in agreements evidencing Indebtedness permitted by clauses (n), (o) and (t) of Section 6.1 that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of customary provisions of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) by reason of customary provisions restricting assignment of any agreement entered into by Lux 1 or a Subsidiary in the ordinary course of business, (v) by reason of any holder of a Lien permitted by Section 6.2 restricting the transfer of the property subject thereto, (vi) by reason of any agreement in effect at the time such Person becomes a Subsidiary of Lux 1, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Lux 1, (vii) under applicable laws or regulations, (viii) by reason of restrictions imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clauses (i) or (v) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, (ix) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.8 pending the consummation of such sale, or (x) described in Schedule 6.5.

6.6.   Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)   Investments in Cash and Cash Equivalents;

(b)   equity Investments owned as of the Closing Date in any Subsidiary of Lux 1 and Investments made after the Closing Date by Holdings or any Subsidiary of Holdings in Borrower and any wholly-owned Guarantor Subsidiary of Borrower;

(c)   (i) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or trade creditors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Lux 1 and its Subsidiaries, (iii) endorsed negotiable instruments held for collection in the ordinary course of business and (iv) make lease, utility, insurance and other similar deposits made in the ordinary course of business and as permitted by Section 6.2;

(d)   intercompany loans to the extent permitted under clause (b) of Section 6.1 and other Investments (not constituting Indebtedness) in Subsidiaries of Borrower which are not wholly-owned Guarantors, provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Subsidiaries of Borrower other than wholly-owned Guarantor Subsidiaries of Borrower shall not exceed at any time an aggregate principal amount of $2,500,000;

(e)   intercompany loans to the extent permitted under clauses (c), (d), (e) and (g) of Section 6.1 and other Investments (not constituting Indebtedness) by Lux 1 or any Subsidiary of Lux 1 in Lux 1 or any Subsidiary of Lux 1; provided that (i) any Indebtedness permitted under clause (e) of Section 6.1 and (ii) any other Investments (not constituting Indebtedness) by Holdings or any of its Subsidiaries in Lux 1 or any of its Subsidiaries, in each case incurred or made after the Closing Date, shall not exceed at any time an aggregate principal amount of $10,000,000;

(f)   (i) loans and advances made by Lux 1 and its Subsidiaries (other than Holdings and its Subsidiaries) to employees, officers and directors of Lux 1 and its Subsidiaries made in the ordinary course of business in an aggregate principal amount outstanding, when added to the aggregate amount of loans and advances outstanding pursuant to subclause (ii) below, not to exceed $1,000,000 and (ii) loans and advances made by Holdings and its Subsidiaries to employees, officers and directors of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount outstanding, when added to the aggregate amount of loans and advances outstanding pursuant to subclause (i) above, not to exceed $1,000,000;

(g)   Permitted Acquisitions permitted pursuant to Section 6.8;

(h)   Investments described in Schedule 6.6, and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.6 and any such modification, replacement, renewal or extension is not materially more burdensome on Lux 1 and its Subsidiaries taken as a whole or on Holdings and its Subsidiaries taken as a whole;

(i)   Hedge Agreements which constitute Investments;

(j)   Investments made by Lux 1 or any Subsidiary of Lux 1 as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.8; and

(k)   other Investments in an aggregate amount not to exceed, during the term of this Agreement, the sum of (i) $1,000,000 plus (ii) the aggregate amount of proceeds from any Excluded Equity Issuance since the Closing Date; provided that it is understood and agreed that (x) amounts in respect of clause (k)(i) above may be used to effect any acquisition so long as such acquisition constitutes a Permitted Acquisition that is permitted to be made pursuant to clause (i) of Section 6.8 and (y) amounts in respect of clause (k)(ii) above may not in any case be used to effect any acquisition described in the definition of “Permitted Acquisition”.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7.   Financial Covenants.

(a)   Interest Coverage Ratio.  The Credit Parties shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 25, 2010, to be less than the correlative ratio indicated:

Fiscal Quarter	Interest Coverage Ratio
September 25, 2010	1.75:1.00
January 1, 2011	1.75:1.00
April 2, 2011	1.75:1.00
July 2, 2011	1.75:1.00
October 1, 2011	1.75:1.00
December 31, 2011	1.75:1.00
March 31, 2012	2.00:1.00
June 30, 2012	2.00:1.00
September 29, 2012	2.00:1.00
December 29, 2012	2.00:1.00
March 30, 2013	2.00:1.00
June 29, 2013	2.00:1.00

Fiscal Quarter	Interest Coverage Ratio
September 28, 2013	2.00:1.00
December 28, 2013	2.25:1.00
March 29, 2014	2.25:1.00
June 28, 2014	2.25:1.00
September 27, 2014	2.25:1.00
December 27, 2014	2.25:1.00
March 28, 2015	2.25:1.00
June 27, 2015	2.25:1.00

(b)   Senior Secured Leverage Ratio.  The Credit Parties shall not permit the Senior Secured Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 25, 2010, to exceed the correlative ratio indicated:

Fiscal Quarter	Senior Secured Leverage Ratio
September 25, 2010	3.35:1.00
January 1, 2010	3.35:1.00
April 2, 2011	3.35:1.00
July 2, 2011	3.35:1.00
October 1, 2011	3.35:1.00
December 31, 2011	3.25:1.00
March 31, 2012	3.25:1.00
June 30, 2012	3.00:1.00
September 29, 2012	3.00:1.00
December 29, 2012	3.00:1.00
March 30, 2013	3.00:1.00
June 29, 2013	2.75:1.00
September 28, 2013	2.60:1.00
December 28, 2013	2.60:1.00
March 29, 2014	2.50:1.00
June 28, 2014	2.25:1.00
September 27, 2014	2.25:1.00
December 27, 2014	2.25:1.00
March 28, 2015	2.25:1.00
June 27, 2015	2.25:1.00

(c)   Maximum Consolidated Capital Expenditures.

(i)   The Credit Parties shall not, and shall not permit their respective Subsidiaries to, make Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount (which amount shall not include Consolidated Capital Expenditures made with the Cash proceeds from an Excluded Equity Issuance) for Lux 1 and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to 50% of the excess, if any, of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year (before giving effect to any carryover):

Fiscal Year	Consolidated Capital Expenditures
January 1, 2011	$15,000,000
December 31, 2011	$15,000,000
December 29, 2012	$18,000,000
December 28, 2013	$18,000,000
December 27, 2014	$18,000,000

; provided, that, solely with respect to Fiscal Years 2012, 2013 and 2014, such amount indicated above for each such Fiscal Year shall be increased by an amount equal to $2,000,000 if the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries equals or exceeds $32,500,000 on the first day of such Fiscal Year.

(ii)   Notwithstanding anything to the contrary contained in clause (i) above, for any Fiscal Year the amount of Consolidated Capital Expenditures that would otherwise be permitted in such Fiscal Year pursuant to this Section 6.7(c) (including as a result of any amount carried over in accordance with clause (i) above) may be increased by an amount not to exceed $5,000,000 (the “CapEx Pull-Forward Amount”).  The actual CapEx Pull-Forward Amount expended in respect of any such Fiscal Year shall reduce, on a dollar-for-dollar basis, the amount of Consolidated Capital Expenditures that would have been permitted to be made in the immediately succeeding Fiscal Year (as adjusted in accordance with this clause (ii)).

(d)   Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale constituting the disposition of a Subsidiary or a division or line of business or all or substantially all of the assets of Lux 1 or any of its Subsidiaries has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated Adjusted EBITDA, Consolidated Net Income, Consolidated Total Debt and the components of Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Lux 1) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Lux 1 and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable period prior to the relevant Subject Transaction at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

6.8.   Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire all or substantially all of the assets or Equity Interests of any Person or any division or line of business or other business unit of any Person of any Person, except:

(a)   (i) any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly-owned Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person or (ii) any Subsidiary of Lux 3 may be merged with or into any other Subsidiary of Lux 3, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other wholly-owned Subsidiary of Lux 3;

(b)   any Subsidiary of Lux 1 (other than Borrower) may be converted into, or reorganized or reconstituted as, a corporation, limited partnership or limited liability company; provided that at the time of such conversion, reorganization or reconstitution, all actions required to maintain the perfection and priority of the Liens, if any, created by the Collateral Documents shall have been taken to the reasonable satisfaction of Administrative Agent;

(c)   (i) any sale or discount, in each case without recourse, of past due accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (and, for the avoidance of doubt, not as part of a bulk sale or financing of accounts receivable) and (ii) the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer used or useful in the conduct of the business of Lux 1 or its Subsidiaries or is not otherwise of material value;

(d)   Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,500,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.11(a);

(e)   inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued);

(f)   sales, leases or licenses out of other assets for aggregate consideration of less than $100,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any Fiscal Year;

(g)   disposals of obsolete, worn out or surplus property;

(h)   transfers of property as a result of any event from which Net Insurance/Condemnation Proceeds are received, but only upon receipt of the Net Cash Proceeds of such events;

(i)    Permitted Acquisitions by Borrower or any wholly-owned Domestic Subsidiary of Borrower, the Acquisition Consideration for which constitutes (i) when added to the aggregate Acquisition Consideration paid in such Fiscal Year pursuant to clause (j) of this Section 6.8, less than $5,000,000 in the aggregate for such Fiscal Year, and (ii) when added to the aggregate Acquisition Consideration paid at any time on or after the Closing Date pursuant to clause (j) of this Section 6.8, less than $10,000,000 in the aggregate from the Closing Date to the date of determination;

(j)    Permitted Acquisitions by any wholly-owned subsidiary of Lux 2 (other than Holdings and its Subsidiaries), the Acquisition Consideration for which constitutes (i) when added to the aggregate Acquisition Consideration paid in such Fiscal Year pursuant to clause (i) of this Section 6.8, less than $5,000,000 in the aggregate for such Fiscal Year, and (ii) when added to the aggregate Acquisition Consideration paid at any time on or after the Closing Date pursuant to clause (i) of this Section 6.8, less than $10,000,000 in the aggregate from the Closing Date to the date of determination;

(k)   Cash Equivalents may be disposed of or liquidated in the ordinary course of business;

(l)    Lux 1 and any of its Subsidiaries may license or sublicense software, trademarks and other intellectual property on a non-exclusive basis in the ordinary course of business; provided that such licenses or sublicenses do not interfere in any material respect with the ordinary conduct of, or materially detract from the value of, the business of Lux 1 or such Subsidiary;

(m)  Asset Sales by any Subsidiary of Lux 1 (other than a Lux Party or Holdings) to any other Subsidiary of Lux 1 (other than a Lux Party or Holdings) (including any such Asset Sale effected pursuant to a merger, consolidation, liquidation or dissolution); provided that (i) the fair market value of the business, assets or properties sold pursuant to any such Asset Sales from Borrower, Holdings or a Guarantor that is a Domestic Subsidiary of Holdings to any Foreign Subsidiary shall not exceed $2,000,000 in the aggregate from the Closing Date to the date of determination and (ii) to the extent such Asset Sale constitutes an Investment, such Investment must be permitted by Section 6.6 and any Indebtedness corresponding to such Investment must be permitted by Section 6.1;

(n)   Liens granted in compliance with Section 6.2;

(o)   capital expenditures made in the ordinary course of business by Lux 1 and its Subsidiaries shall be permitted to the extent permitted by Section 6.7(c);

(p)   Lux 1 and any Subsidiary of Lux 1 may effect Permitted Exchanges in accordance with the definition thereof; provided that any Cash and Cash Equivalents received pursuant thereto shall be included in the calculation for purposes of clause (d) of this Section 6.8;

(q)   Investments made in accordance with Section 6.6;

(r)   dispositions of the facilities located at (i) 401 Whitney Place, Fremont, California and (ii) 40 Industrial Park, Franklin, New Hampshire; and

(s)   the liquidation, winding up or dissolution of the Dalian Joint Venture.

6.9.   Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly issue any Equity Interest, except (i) to qualify directors if required by applicable law, (ii) that Lux 1 may issue Qualified Equity Interests and, to the extent permitted under Section 6.1, Disqualified Equity Interests, (iii) with respect to any Subsidiary of Lux 1, for stock splits, stock dividends and additional issuances of Equity Interests which do not (after giving effect thereto) decrease the percentage ownership of Lux 1 or any of its Subsidiaries in any class of the Equity Interest of such Subsidiary, (iv) that Subsidiaries of Lux 1 formed after the Closing Date in accordance with Sections 5.10 and 6.6 may issue Equity Interests to Lux 1 or the Subsidiary of Lux 1 which is to own such Equity Interests, (v) from a Subsidiary of Lux 3 to Lux 3 or another wholly-owned Subsidiary of Lux 3 in a transaction not otherwise prohibited under this Agreement; or (vi) from a Subsidiary of Borrower to Borrower or any wholly-owned Guarantor Subsidiary in a transaction not otherwise prohibited under this Agreement or (b) except as permitted by Section 6.2 with respect to Liens that arise by operation of law, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except (i) with respect to the Equity Interests of any Guarantor Subsidiary, sell, assign or otherwise dispose of such Equity Interests to Borrower or any other Guarantor Subsidiary (subject to the restrictions on such disposition otherwise imposed hereunder); (ii) with respect to the Equity

Interests of any Subsidiary of Lux 3, sell, assign or otherwise dispose of such Equity Interests to any other Subsidiary of Lux 3 (subject to the restrictions on such disposition otherwise imposed hereunder); or (iii) to qualify directors if required by applicable law.

6.10.   Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Lux 1 or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party or such Subsidiary to any Person (other than Lux 1 or any of its Subsidiaries) in connection with such lease (any such transaction, a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.8 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by clause (o) of Section 6.2, (iv) any Indebtedness arising therefrom is permitted under Section 6.1 and (v) the Net Asset Sale Proceeds therefrom are reinvested or are applied to prepay the Term Loans as set forth in Section 2.11(a).

6.11.   Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Lux 1 on terms that are less favorable to Lux 1 or that Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate of Lux 1; provided, the foregoing restriction shall not apply to:

(a)   any transaction between or among Credit Parties;

(b)   any transaction between or among Lux 1 and any of its Subsidiaries (other than Holdings or any Subsidiary of Holdings);

(c)   reasonable and customary fees and expense reimbursements paid to members of the board of directors (or similar governing body) of TPG Hattrick Holdco, LLC and its Subsidiaries (other than any such fees paid to members of the board of directors or similar governing body of TPG Hattrick Holdco, LLC and any of its Subsidiaries that are officers or employees of such Person or that are officers or employees of an Affiliate of such Person);

(d)   compensation arrangements (including retirement, health, stock option and other benefit plans) and indemnification arrangements for directors, officers and other employees of Lux 1 and its Subsidiaries entered into in the ordinary course of business;

(e)   Investments permitted by clause (d), (e) and (f) of Section 6.6 and Restricted Junior Payments permitted by Section 6.4;

(f)   Asset Sales permitted by clause (m) of Section 6.8;

(g)  issuances of Qualified Equity Interests of Lux 1 permitted by Section 6.9;

(h)  any transaction with an Affiliate where the only consideration paid is Qualified Equity Interests of Lux 1;

(i)   payments of regular management fees and out-of-pocket expenses to Sponsor in the amounts and at the times specified in the Monitoring Agreement (as in effect on the Closing Date or as thereafter replaced, amended, supplemented or otherwise modified in any manner, that (x) does not increase the aggregate amount of such payments or accelerate the dates on which such payments are due and (y) taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date) (A) that have accrued on or prior to the Closing Date and that are paid on the Closing Date; provided that such accrued management fees and out-of-pocket expenses paid on the Closing Date shall not exceed $3,250,000 and (B) that become due and payable subsequent to the Closing Date; provided that, in the case of clause (B), (i) no Default under clauses (a), (f) or (g) of Section 8.1 or Event of Default shall have occurred and be continuing at the time of such payment or would result from the making of such payment, (ii) the payment of regular management fees to Sponsor shall in no event exceed $2,000,000 in any Fiscal Year plus the accrued amount of any such regular management fees not previously permitted to be made to Sponsor pursuant to this Section 6.11, (iii) the payment of out-of-pocket expenses to Sponsor shall in no event exceed $50,000 in any Fiscal Year plus the accrued amount of any such out-of-pocket expenses accrued after the Closing Date that were not previously permitted to be made to Sponsor pursuant to this Section 6.11, (iv) no such payments shall be made at any time unless the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries will be greater than $40,000,000 on a pro forma basis after giving effect to such payments, and (v) the payment of such amounts shall be subordinated to the Obligations pursuant to the terms of the Management Fee Subordination Agreement;

(j)   consummation of the Transactions and payment of Transaction Costs (including with respect to this Agreement and the Mezzanine Loan Agreement);

(k)  that certain Distributor Agreement, dated as of June 1, 2004, by and between Borrower and Insulectro, a California corporation;

(l)   sales of inventory among Lux 1 and its Subsidiaries in the ordinary course of business and consistent with past practices;

(m)  the existence of, and the performance by Lux 1 or any of its Subsidiaries of its respective obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date, and which has been disclosed to the Lenders, as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by Lux 1 or any of its Subsidiaries of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.11(m) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date; and

(n)   transactions described in Schedule 6.11.

6.12.   Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or substantially related businesses or reasonable extensions thereof and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13.   Permitted Activities of Holdings and each Lux Party.  None of Holdings, Lux 1, Lux 2 or Lux 4 shall (and Lux 1, Lux 2 and Lux 4 shall not permit any other Lux Party to)  (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, intercompany Indebtedness to the extent permitted under Section 6.1, the other Transaction Documents and other obligations or liabilities incidental to the maintenance of its legal existence and the ownership of its Subsidiaries (including the ability to incur fees, costs and expenses relating to such maintenance and ownership); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of (A) in the case of Holdings, Borrower, (B) in the case of Lux 1, Lux 2, (C) in the case of Lux 2, Lux 3 and Lux 4, (x) in the case of Lux 3, its Subsidiaries and (D) in the case of Lux 4, Holdings, together in each case with activities incidental to holding such Equity Interests, (ii) performing its obligations and activities incidental thereto under the Transaction Documents, and (iii) making and/or receiving Restricted Junior Payments and making Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its direct Subsidiaries; (f) create or acquire any Subsidiary or make or own any direct Investment in any Person other than (i) intercompany Indebtedness to the extent permitted under Section 6.1, (ii) in the case of Holdings, Borrower, (iii) in the case of Lux 1, Lux 2, (iv) in the case of Lux 2, Lux 3 and Lux 4, (v) in the case of Lux 3, its Subsidiaries and (vi) in the case of Lux 4, Holdings; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.14.   Amendments or Waivers of Organizational Documents and Monitoring Agreement.  No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents in any manner materially adverse to the interest of the Lenders after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.  No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, the Monitoring Agreement in any manner materially adverse to the interest of the Lenders after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.15.   Amendments or Waivers of or with respect to the Mezzanine Loan Documents.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Mezzanine Loan Documents if the effect of such amendment or change is to increase the percentage of interest on the Mezzanine Debt or any Additional Mezzanine Debt that is payable in cash (other than in connection with the imposition of the default rate set forth in the Mezzanine Loan Agreement as of the Closing Date), increase the percentage of interest on the Mezzanine Debt that is payable in kind (other than any such increase (i) that does not, in the aggregate, exceed 2.50% or (ii) that, together with a contemporaneous decrease in the amount of interest payable in cash, would not result in any additional amount of cash interest to be paid by Borrower on the Mezzanine Debt or any Additional Mezzanine Debt from and after the date of such modification), change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof in a manner that would materially and adversely affect the rights of any Lender, change the subordination provisions of the Mezzanine Debt or any Additional Mezzanine Debt, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Mezzanine Debt or any Additional Mezzanine Debt (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders.

6.16.   Amendments or Waivers of or with respect to Existing Intercompany Notes.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any Existing Intercompany Note after the Closing Date (other than such amendments, supplements or other modifications (i) the effect of which, together with all other amendments or changes made, would not be adverse to Holdings or any of its Subsidiaries or any Lender, provided, that the extension of the maturity date of any Existing Intercompany Note shall not be deemed to be adverse to Holdings or any of its Subsidiaries or any Lender, and (ii) with respect to which the applicable Credit Parties have provided at least 10 Business Days prior written notice to Administrative Agent (or such shorter period as may be agreed by Administrative Agent in its sole discretion) and (iii) which impair neither the security interest of the Secured Parties in such Existing Intercompany Notes nor the continued perfection of the security interest of the Secured Parties in such Existing Intercompany Note), without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.  With respect to any amendments or changes to the Existing Intercompany Notes permitted by this Section 6.16, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Secured Parties continue to have a perfected, First Priority Lien in the Existing Intercompany Notes.

6.17.   Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from on or about December 31.

SECTION 7.   GUARANTY

7.1.   Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full in cash of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

7.2.   Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or under the other Credit Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.   Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the occurrence of the Termination Date.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)   this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than the occurrence of the Termination Date), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Lux 1 or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.   Waivers by Guarantors.  Each Guarantor hereby waives to the extent permitted by law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than the occurrence of the Termination Date; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.   Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Termination Date occurs, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Termination Date occurs, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Termination Date has not occurred, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.   Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing and the Obligations have been accelerated in accordance with Section 8.1, shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.   Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date occurs.  To the extent permitted by law, each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.   Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.   Financial Condition of Borrower.  Any credit extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge

Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11.   Bankruptcy, Etc.  (a)   The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, solely in the event and to the extent that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.   Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13.   Lux Parties.  Notwithstanding anything to the contrary in this Agreement, the aggregate amount payable by each Guarantor incorporated in the Grand Duchy of Luxembourg (each a “Luxembourg Guarantor”) shall, from time to time, be limited to an amount not exceeding at any time the greater of:

(a)   firstly:

(i)   the principal amount and interest accrued (if any) borrowed by that Luxembourg Guarantor or any of its (direct or indirect) Affiliates and any other obligations of that Luxembourg Guarantor or any of its (direct or indirect) Affiliates under this Agreement; plus

(ii)   the principal amount and interest accrued (if any) borrowed by that Luxembourg Guarantor or any of its (direct or indirect) Affiliates from another member of the group to which that Luxembourg Guarantor belongs and financed directly or indirectly by a borrowing under this Agreement; plus

(iii)   95% of the sum of that Luxembourg Guarantor’s “capitaux propres” (as referred to in article 34 of the Luxembourg Act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) and its subordinated debts (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings), as reflected in its last annual accounts (approved by a shareholders’ meeting) available on the date of payment under this guarantee; and

(b)   secondly:

(i)   the principal amount and interest accrued (if any) borrowed by that Luxembourg Guarantor or any of its (direct or indirect) Affiliates and any other obligations of that Luxembourg Guarantor or any of its (direct or indirect) Affiliates under this Agreement; plus

(ii)   the principal amount and interest accrued (if any) borrowed by that Luxembourg Guarantor or any of its (direct or indirect) Affiliates from another member of the group to which that Luxembourg Guarantor belongs and financed directly or indirectly by a borrowing under the Agreement; plus

(iii)   95% of the sum of that Luxembourg Guarantor’s “capitaux propres” (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) and its subordinated debts (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings), as reflected in its last annual accounts (approved by a shareholders’ meeting) available as at the date of this Agreement;

provided, however, that (i) the limitation contained in this Section 7.13 shall not apply to Lux 1 and (ii) with respect to each Luxembourg Guarantor other than Lux 1, the limitation contained in this Section 7.13 shall not apply to any guarantee assumed under any Loan Document for any obligations of Borrower or any other Person that is a direct or indirect Subsidiary of such Luxembourg Guarantor, nor shall the limitation apply to any guarantee assumed under any Loan Document for any obligations of a Luxembourg Guarantor which result from any obligations of Borrower or any other Person that is a direct or indirect Subsidiary of such Luxembourg Guarantor, under any Loan Document.

SECTION 8.   EVENTS OF DEFAULT

8.1.   Events of Default.  If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within three Business Days after the date due; or

(b)   Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount (or Net Mark-to-Market Exposure) of $3,750,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amount (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)   Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d) and, in each case, such default shall continue unremedied for a period of 10 Business Days and (ii) Section 2.3, 5.1(f)(i), Section 5.2 (solely with respect to the existence of Borrower and the Lux Parties), Section 5.15 (including the items set forth in Schedule 5.15) or Section 6; or

(d)   Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)   Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent of such default; or

(f)   Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Lux 1 or any of its

Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Lux 1 or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Lux 1 or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Lux 1 or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Lux 1 or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)   Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Lux 1 or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Lux 1 or any of its Material Subsidiaries shall make any general assignment for the benefit of creditors; or (ii) Lux 1 or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Lux 1 or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)   Judgments and Attachments.  Any money judgment, order or decree of attachment or similar process involving in the aggregate at any time an amount in excess of $3,750,000 (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Lux 1 or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)   Dissolution.  Except as permitted by Section 6.8, any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j)   Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Lux 1, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $3,750,000 during the term hereof or in the imposition of a Lien on any properties of Lux 1 or any of its Subsidiaries; or (ii) or any Foreign Plan shall fail to comply with any applicable requirement of law or applicable regulatory authority which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect or (iii) Lux 1, any of its Subsidiaries or any of their respective Affiliates shall have received a notice by a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, in each case which individually or in the aggregate results in or could reasonably be expected to result in liability in excess of $3,750,000 or the imposition of a Lien on Lux 1, any of its Subsidiaries or any of their respective Affiliates. For purposes of this provision, a Foreign Plan that is not required to be funded will not be considered insolvent solely by reason of the fact that it is not required to be funded.

(k)   Change of Control.  A Change of Control shall occur; or

(l)   Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the occurrence of the Termination Date) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral in excess of $100,000 in the aggregate purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m)   Mezzanine Debt and Additional Mezzanine Debt.  The Mezzanine Debt and any Additional Mezzanine Debt shall cease, for any reason, to be validly subordinated to the Secured Obligations of the Credit Parties hereunder, or any Credit Party or a majority of the lenders under the Mezzanine Loan Agreement shall so assert in writing;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Term Loans and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9.   AGENTS

9.1.   Appointment of Agents.  GS Lending Partners is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GS Lending Partners to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents.  GS Lending Partners is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GS Lending Partners to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  GS Lending Partners is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes GS Lending Partners to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  Except as provided in Section 9.7, the provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Lux 1 or any of its Subsidiaries.  Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations as such hereunder to any of its Affiliates.  As of the Closing Date, neither GS Lending Partners, in its capacity as Syndication Agent, nor GS Lending Partners, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.   Each of Syndication Agent, Documentation Agent and any Agent described in clause (e) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2.   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3.   General Immunity.

(a)   No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(b)   Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Lux 1 and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)   Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall be subject to the obligations of Administrative Agent in such capacity.

(d)   Restricted Affiliate Lenders.  Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent may in its discretion and, upon the direction of the Requisite Lenders shall, use reasonable efforts to (i) exclude Restricted Affiliate Lenders from receiving from Administrative Agent any document, instrument or other written communication that the Restricted Affiliate Lenders would otherwise have been entitled to receive under the terms of this Agreement or under any other Credit Document in their capacity as Lenders or is generally distributed by Administrative Agent to all Lenders and (ii) preclude the Restricted Affiliate Lenders from participating in conference calls with, and attending meetings of, the Lenders (including with respect to the exercise of rights and remedies under any Credit Document).  None of Lenders, Agents or any of their respective officers, partners, directors, employees or agents shall be liable to any Restricted Affiliate Lender (in its capacity as a Lender or otherwise) for any such action taken under and in accordance with this Section 9.3(d).

9.4.   Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Lux 1 or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.   Lenders’ Representations, Warranties and Acknowledgment.

(a)   Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Lux 1 and its Subsidiaries in connection with the Term Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Lux 1 and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)   Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c)   For purposes of determining compliance with the conditions specified in Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

(d)   Each Lender acknowledges that certain Affiliates of the Credit Parties (other than Lux 1 and its Subsidiaries) are Eligible Assignees hereunder and may purchase Term Loans hereunder from Lenders from time to time, in accordance with, and subject to the restrictions set forth in, Section 10.6(i).

(e)   Each Lender further acknowledges that Oaktree is an Eligible Assignee and may be in possession of information regarding the Credit Documents or Lux 1, Borrower, their respective Subsidiaries, or their respective Affiliates that has neither been publicly disclosed nor disclosed to Arranger, Administrative Agent, the other Agents or the Lenders and that may be material to a decision by such Lender to sell or buy Term Loans to or from Oaktree (the “Excluded Information”).  Oaktree shall not have any obligation under this Agreement to disclose any such Excluded Information, whether in its capacity as an assignee or as an assignor of Term Loans.  Each Lender acknowledges and agrees that it will independently, and without reliance on Oaktree, any other Lender, Arranger or any Agent, make its own analysis and determine to sell Term Loans to, or purchase Term Loans from, Oaktree notwithstanding its lack of knowledge of the Excluded Information.

9.6.   Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.   Successor Administrative Agent and Collateral Agent.  (a)   (a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the prior written approval of Borrower and the Requisite Lenders (such approval not to be unreasonably withheld or delayed), and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent reasonably acceptable to Borrower.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent in accordance with the terms hereof, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents (including the Register), and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation or removal of GS Lending Partners or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GS Lending Partners or its successor as Collateral Agent.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)   In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the prior written approval of Borrower and the Requisite Lenders (such approval not to be unreasonably withheld or delayed), and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent reasonably acceptable to Borrower.  Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c)   In connection with any assignment of the Administrative Agent or Collateral Agent roles hereunder, in no event shall Borrower, without its written consent (which may be given or withheld in its sole discretion) be required to pay fees or expenses to any successor Agent in excess of what it was paying the prior Agent in such role.

9.8.   Collateral Documents and Guaranty.

(a)   Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Hedge Agreement.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (iii) at the request of Borrower, to subordinate or release any Lien on any property granted to or held by Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clauses (m) or (n) of Section 6.2.

(b)   Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)   Rights under Hedge Agreements.  No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(i) of this Agreement and Section 9.2 of the Pledge and Security Agreement.  By accepting the benefits of the Collateral and the Guaranty, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)   Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, from and after the Termination Date, upon request of Borrower, Administrative Agent and/or Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, to release all guarantee obligations provided for in any Credit Document and/or release Borrower and the other Credit Parties from their obligations under the Credit Documents (other than those obligations which by their terms expressly survive the Termination Date), whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements.  Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.9.   Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10.   Purchase Option Agreement.  Each Lender hereby consents to and approves each and all of the provisions of the Purchase Option Agreement and irrevocably authorizes and directs Administrative Agent to execute and deliver the Purchase Option Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder.  Each Lender hereunder (a) acknowledges that it has received a copy of the Purchase Option Agreement, (b) consents to the terms and conditions thereof and (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Purchase Option Agreement.

SECTION 10.   MISCELLANEOUS

10.1.   Notices.

(a)   Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Documentation Agent or Lender, shall be sent to such Person’s address as set forth on Appendix B or in any other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative

Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b)   Electronic Communications.

(i)   Notices and other communications to any Agent or Lender hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or Lender pursuant to Section 2 if such Agent or Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)   Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the bad faith, willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)   The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrants the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)   Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic

Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)   Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)   Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Lux 1, its Subsidiaries or their securities for purposes of United States federal or state securities laws.

10.2.   Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (b) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Arranger and Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; provided that reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by Administrative Agent, local or specialist counsel; provided further that no such limitation shall apply if counsel for Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for Arranger or any Agent; (c) all the actual and documented costs and reasonable and documented expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that Collateral Agent may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all the actual and documented costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers engaged by any Agent after the occurrence of an Event of Default; provided that fees with respect to any financial advisor shall be limited to one such financial advisor; (e) all the actual costs and reasonable expenses (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) of Collateral Agent in connection with the custody or preservation of any of the Collateral; provided that reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by Collateral Agent, local or specialist counsel; provided further that fees with respect to any financial advisor shall be limited to one such financial advisor; (f) all other actual and reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Term Loans and Term Loan Commitments and the transactions contemplated by the Credit Documents and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and, subject to Section

9.8(b), Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that reasonable counsel or attorney’s fees shall be limited to (i) one primary counsel for the Agents (unless counsel for Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for any Agent, in which case each affected Agent may retain separate counsel) and, if reasonably required by Administrative Agent, local or specialist counsel and (ii) one primary counsel for the Lenders (unless counsel for the Lenders determines in good faith that there is a conflict of interest that requires separate representation for any Lender, in which case those Lenders similarly affected shall, as a whole, be entitled to one separate counsel) and, to the extent reasonably necessary, local or specialist counsel; provided further that fees with respect to any financial advisor shall be limited to one such financial advisor (for the Agents and the Lenders taken as a whole).

10.3.   Indemnity.

(a)   In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities (including any expenses and disbursements related thereto that would otherwise be payable under Section 10.2) to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)   To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4.   Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights to the extent permitted by applicable law, upon the occurrence and during the continuation of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without prior notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided, however, that each Lender shall, without affecting its right to set off as provided hereunder, promptly notify such Credit Party after any such set off.

10.5.   Amendments and Waivers.

(a)   Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and any Credit Party party thereto; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b)   Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)   extend the scheduled final maturity of such Lender’s Term Loan or Note;

(ii)   waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)   reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.7) or any fee or any premium payable to such Lender hereunder;

(iv)   extend the time for payment of interest or fees payable to such Lender hereunder;

(v)   reduce the principal amount of any Term Loan owing to such Lender;

(vi)   amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required (it being understood that with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included pursuant to this Section 10.5(b), Section 10.5(c) or any other provision required to accomplish such purpose);

(vii)   amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(viii)   at any time release any portion of the Collateral having a fair market value in excess of 50% of the fair market value of the Collateral at such time taken as a whole or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

(ix)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or

(x)   amend, modify, terminate or waive any provision of any Mezzanine Loan Document or any document evidencing Additional Mezzanine Debt in such a way as to cause the Mezzanine Debt or any Additional Mezzanine Debt to cease, for any reason, to be validly subordinated to the Secured Obligations of the Credit Parties hereunder;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c)   Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)   amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Secured Obligations arising under the Credit Documents and Secured Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined herein and in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Secured Obligations then outstanding without the written consent of any such Lender Counterparty; or

(ii)   amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent (it being acknowledged that any agreement to forbear from exercising rights and remedies as a result of any Default or Event of Default shall be effective with the consent of the Requisite Lenders).

(d)   Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and such Credit Party.

(e)   Limitation on Rights of Restricted Affiliate Lenders.

(i)   Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether the Requisite Lenders, all directly and adversely affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Credit Document, or (C) directed or required Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, a Restricted Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Restricted Affiliate Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Credit Document shall disproportionately or materially and adversely affect such Restricted Affiliate Lender (solely in its capacity as a Lender) relative to the other Lenders without such Restricted Affiliate Lender providing its consent; and in furtherance of the foregoing, (x) a Restricted Affiliate Lender agrees to execute and deliver to Administrative Agent any instrument reasonably requested by Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.5(e); provided that if a Restricted Affiliate Lender fails to promptly execute such instrument such failure shall in no way prejudice any of Administrative Agent’s rights under this paragraph and (y) Administrative Agent is hereby appointed (such appointment being coupled with an interest) by a Restricted Affiliate Lender as such Restricted Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Restricted Affiliate Lender and in the name of such Restricted Affiliate Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.5(e).

(ii)   Each Restricted Affiliate Lender, solely in its capacity as a Lender, hereby agrees that, if any Credit Party or any of their assets shall be subject to any voluntary or involuntary proceeding commenced under the Bankruptcy Code or any other bankruptcy, insolvency or other similar laws (“Bankruptcy Proceedings”), (i) such Restricted Affiliate Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by Administrative Agent (or the taking of any action by a third party that is supported by Administrative Agent) in relation to such Restricted Affiliate Lender’s claim with respect to its Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Restricted Affiliate Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Restricted Affiliate Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (i) of this Section 10.5(e), so long as such Restricted Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders.  For the avoidance of doubt, the Lenders and each Restricted Affiliate Lender agree and acknowledge that the provisions set forth in this Section 10.5(e) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under the Bankruptcy Code.

(f)            Notwithstanding anything herein to the contrary, Collateral Agent, Borrower and the Guarantors may amend, supplement or otherwise modify any Collateral Document so long as such amendment, supplement or other modification is not adverse to any Secured Party and such amendment shall become effective without any further consent of any other Person.

10.6.   Successors and Assigns; Participations.

(a)   Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans (including principal and interest) listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c)   Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Term Loans owing to it and the other Obligations owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments):

(i)   to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent;

(ii)   to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and, except in the case of assignments made by or to GS Lending Partners in connection with the initial syndication of the Term Loans, consented to by each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) of Term Loans; and

(iii)   to a Restricted Affiliate Lender in accordance with Section 10.6(i).

(d)   Mechanics.  Assignments and assumptions of Term Loans and Term Loan Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GS Lending Partners or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Term

Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Commitments or Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).

(f)   Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term Loan Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (other than any obligations that expressly survive the occurrence of the Termination Date, and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect any Term Loan Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Term Loans of the assignee and/or the assigning Lender.

(g)   Participations.

(i)   Each Lender shall have the right at any time to sell one or more participations to any Person (other than Lux 1, any of its Subsidiaries or any of its Affiliates, including Restricted Affiliate Lenders) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory prepayment of the Term Loans shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating.

(iii)     Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and Borrower is informed in writing (before providing such written consent) that such participant is entitled to such greater payment and (y) a participant shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.17 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.

(iv)   In the event that a Lender sells a participation, Lender shall maintain, acting solely for this purpose as a non-fiduciary agent of Administrative Agent and Borrower, a register on which it enters the name of all participants in the Obligations held by such Lender and the principal amount thereof (and stated interest thereon) (as to each Lender, the “Participant Register”).  Each such Obligation (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Obligation (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by Administrative Agent and Borrower at any reasonable time and from time to time upon reasonable prior notice.  Such Lender shall further remit (or update) an IRS Form W-8IMY setting forth the necessary information regarding the participation.

(h)   Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Term Loans, the other

Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)   Assignments to Restricted Affiliate Lenders.

(i)   Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to a Restricted Affiliate Lender (without the consent of any Person but subject to acknowledgment by Administrative Agent, which acknowledgment shall be provided by Administrative Agent); provided that (A) such Restricted Affiliate Lender (other than Oaktree) as of each Applicable Assignment Effective Date shall make a representation that it is not in possession of material non-public information with respect to Lux 1, its Subsidiaries or their respective Securities or the Term Loans that has not previously been disclosed to Administrative Agent and the Private Lenders, (B) if such Restricted Affiliate Lender is Oaktree, then such Restricted Affiliate Lender (whether as a direct purchaser of the Term Loans or as the ultimate purchaser of the Term Loans through a broker or other intermediary) shall cause its identity as an Affiliate of Borrower to be known to the assigning Lender at the time of such assignment and (C) after giving affect to such assignment, the aggregate principal amount of all Term Loans held by all Restricted Affiliate Lenders (other than Oaktree) shall not exceed 10% of the aggregate principal amount of all Term Loans then outstanding under this Agreement.

(ii)   Notwithstanding anything to the contrary in this Agreement, but subject to the rights contained in clause (iv) below, (A) no Restricted Affiliate Lender shall have any right to sell, assign, contribute, transfer or otherwise convey all or a portion of its Term Loans or rights or obligations as a Lender to Holdings, Borrower or of their Subsidiaries or Affiliates, (B) no Restricted Affiliate Lender shall have any right to attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) among Administrative Agent or any Lender to which representatives of the Credit Parties are not invited, and (C) no Restricted Affiliate Lender shall have any right to receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders or have access to the Platform used to distribute information to the Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives.

(iii)   Each Restricted Affiliate Lender agrees that it (A) shall not disclose any information it receives in its capacity as a Lender to Holdings, Borrower or any of their Subsidiaries or Affiliates (except to the extent such information was previously known by Holdings, Borrower or such Subsidiary or Affiliate) and (B) shall not have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agents or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents, except with respect to any claims that any such Agent or any other such Lender is treating, except as otherwise expressly provided herein or in any other Credit Document, such Restricted Affiliate Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders.

(iv)   In connection with each assignment by (i) a Restricted Affiliate Lender (other than Oaktree), such Restricted Affiliate Lender shall represent as of each Applicable Assignment Effective Date that it is not in possession of material non-public information with respect to Lux 1, its Subsidiaries or their respective Securities or the Term Loans that has not previously been disclosed to Administrative Agent and the Private Lenders and (ii) Oaktree as a Restricted Affiliate Lender, Oaktree (whether as a direct seller of the Term Loans or as the ultimate seller of the Term Loans through a broker or other intermediary) shall cause its identity as an Affiliate of Lux 1 to be known to the assignee.

(v)   Notwithstanding anything to the contrary herein, a Restricted Affiliate Lender, in its capacity as a Lender, may make one or more capital contributions or assignments of Term Loans that it acquires in accordance with this Section 10.6(i) directly or indirectly to Borrower upon no less than three Business Days’ prior written notice to Administrative Agent.  Immediately upon Borrower’s acquisition of Term Loans from a Restricted Affiliate Lender, (x) such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Credit Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Credit Documents by virtue of such capital contribution or assignment and (y) Borrower shall deliver to Administrative Agent a written acknowledgement and agreement executed by an Authorized Officer and in form and substance reasonably acceptable to Administrative Agent acknowledging the irrevocable prepayment, termination, extinguishment and cancellation of such Term Loans and confirming that Borrower has no rights as a Lender under this Agreement, the other Credit Documents or otherwise.

(vi)   As soon as practicable after Borrower’s acquisition of Term Loans from a Restricted Affiliate Lender in accordance with clause (v) above, Borrower shall take all actions necessary to cause such Term Loans to be extinguished or otherwise cancelled in its books and records in accordance with GAAP.

(vii)   If Oaktree shall acquire more than $40,000,000 of the aggregate outstanding principal amount of Term Loans (without taking into account any market discounts) in any Fiscal Quarter while it is an Affiliate of Lux 1, then Oaktree, in its capacity as a Lender, shall deliver written notice thereof to Administrative Agent and Lenders no later than the fifth Business Day after such acquisition.

(j)   Luxembourg Requirement. In case of assignment, transfer or novation by a Lender to a new lender or a participant, of all or any part of its rights and obligations under this Agreement or any of the other Credit Documents, the Lenders and the new lender or participant shall agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any security interests created under this Agreement or the other Credit Documents securing the rights assigned, transferred or novated thereby, will be preserved for the benefit of the new lender or participant.

(k)   Notwithstanding anything herein to the contrary, nothing in this Agreement or the other Credit Documents shall prohibit or otherwise limit the right of the holders of the Mezzanine Debt to purchase of the Term Loans solely in accordance with the terms of, and as solely as provided in, the Purchase Option Agreement.

10.7.   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Term Loans.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 2.16, 2.17, 9.3(b), 9.6 and 10.17 shall survive the Termination Date.

10.9.   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Secured Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.   Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.   Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.   APPLICABLE LAW.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15.   CONSENT TO JURISDICTION.

(a)   SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON

CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT EACH PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(b)   SUBJECT TO SUBCLAUSE (E) OF SECTION 10.15(A), EACH CREDIT PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY IRREVOCABLY APPOINTS BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.  BORROWER HEREBY AGREES TO ACT AS AGENT FOR SERVICE OF PROCESS FOR EACH SUCH CREDIT PARTY UPON THE EXPRESS CONDITIONS CONTAINED HEREIN AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE.

10.16.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO

ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.   Confidentiality.  Each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such Information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such Information in connection with disclosures otherwise made in accordance with this Section 10.17) who need to know such Information in connection with the transactions contemplated hereby, are informed of the confidential nature of such Information and are instructed to maintain the confidentiality of such Information, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.  For purposes of this Section 10.17, “Information” means all information received by or on behalf of Lux 1 or any of its Subsidiaries relating to Lux 1 or any of its Subsidiaries or any of their respective businesses, other than any such information that is publicly available or otherwise available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Lux 1 or any of its Subsidiaries.

10.18.   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrower.

10.19.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20.   Effectiveness; Entire Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement (including the Schedules and Exhibits hereto and any certificate delivered pursuant hereto), the Engagement Letter, dated May 17, 2010, among GS Lending Partners and Borrower (the “Engagement Letter”), and the other Credit Documents contain the entire agreement of the parties respecting the transactions contemplated by this Agreement and supersede all prior agreements among the parties respecting the transactions contemplated by this Agreement, with the exception of the compensation and reimbursement provisions set forth under Section 1 of the Engagement Letter and the provisions set forth under Sections 2, 3, 4 (including Annex A), 6 and 8 of the Engagement Letter, in each case, which by the terms of the Engagement Letter remain in full force and effect; provided, however, that all other rights and obligations under the Engagement Letter shall terminate and be superseded by the Credit Documents and GS Lending Partners and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21.   PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22.   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.   No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24.   LEGEND. THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THESE TERM LOANS MAY BE OBTAINED BY

WRITING TO ADMINISTRATIVE AGENT AT THE ADDRESS SET FORTH IN APPENDIX B OF THIS AGREEMENT.

10.25.   Judgment Currency.  In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Credit Parties will indemnify Administrative Agent and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by Administrative Agent or such Lender.  The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.26.   Conflicts.  In the event of any conflict or inconsistency between this Agreement and the other Credit Documents, the terms of this Agreement shall control to the extent of such conflict or inconsistency.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISOLA USA CORP., as Borrower

By:	/s/ Raymond P. Sharpe
Name: Raymond P. Sharpe
Title: President and Chief Executive Officer

ISOLA GROUP

By:	/s/ Raymond P. Sharpe
Name: Raymond P. Sharpe
Title: Manager

HATTRICK LUX NO. 2 S.ÀR.L.

By:	/s/ Raymond P. Sharpe
Name: Raymond P. Sharpe
Title: Sole Manager

HATTRICK LUX NO. 4 S.ÀR.L.

By:	/s/ Raymond P. Sharpe
Name: Raymond P. Sharpe
Title: Sole Manager

HATTRICK HOLDINGS U.S. INC.

By:	/s/ Raymond P. Sharpe
Name: Raymond P. Sharpe
Title: President and Chief Executive Officer

Credit and Guaranty Agreement

GOLDMAN SACHS LENDING PARTNERS LLC,
as Syndication Agent, Arranger, Administrative Agent, Collateral Agent, Documention Agent and a Lender

By:	/s/ Sean Gilbride
Name: Sean Gilbride
Title: Authorized Signatory

Credit and Guaranty Agreement

SPECIAL VALUE OPPORTUNITIES FUND, LLC,
SPECIAL VALUE EXPANSION FUND, LLC,
TENNENBAUM OPPORTUNITIES PARTNERS V, LP,
each as a Lender

On behalf of each of the above-listed entities:

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Hugh Steven Wilson
Name: Hugh Steven Wilson
Title: Managing Partner

Credit and Guaranty Agreement

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Lending Partners LLC	$137,000,000.00	65.2%
Special Value Opportunities Fund, LLC	$31,918,505.00	15.2%
Special Value Expansion Fund, LLC	$13,667,281.72	6.5%
Tennenbaum Opportunities Partners V, LP	$27,414,213.28	13.1%
Total	$210,000,000.00	100%

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

•                                         ISOLA USA CORP.

HATTRICK HOLDINGS U.S. INC.

3100 West Ray Road, Suite 301

Chandler, AZ 85226

Attention:  Chief Financial Officer

Facsimile:  480-917-5192

Phone:  480-893-6527

•                                          ISOLA GROUP

HATTRICK LUX NO. 2 S.ÀR.L.

HATTRICK LUX NO. 4 S.ÀR.L.

Attention:  Manager/Board of Managers

412F, route d’Esch,

L-1030 Luxembourg

Facsimile:  352-47-11-01

in each case, with a copy to:

WEIL, GOTSHAL & MANGES LLP

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

Attention:  Kelly M. Dybala, Esq.

Facsimile:  214-746-7777

Phone:  214-746-7898

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent, Collateral Agent and Documentation Agent

Administrative Agent, Collateral Agent, and Documentation Agent’s Principal Office:

Goldman Sachs Lending Partners LLC

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention:  Lauren Day

E-mail:  lauren.day@gs.com

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP. (“Borrower”), HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make the following Term Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on the date first stated above (the “Closing Date”):

•	Base Rate Loans:	$[ , , ]

•	Eurodollar Rate Loans, with an initial Interest Period of 1 month:	$[ , , ]

Borrower hereby certifies that:

(i)            as of the Closing Date, the representations and warranties contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(ii)           as of the Closing Date, no event shall have occurred and be continuing or would result from the making of the Term Loans that would constitute an Event of Default or a Default.

Borrower hereby directs that:

(a) an aggregate amount of proceeds of the Term Loans equal to $[              ] be paid to Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to Arranger, Syndication Agent, Administrative Agent and Collateral Agent under the Credit Agreement, via wire transfer to:

Account No:
[Name of Account Holder]
ABA No.:
Reference:

(b) an aggregate amount of proceeds of the Term Loans equal to $[              ] be paid to Elvinger, Hoss & Prussen, as Luxembourg counsel to Arranger, Syndication Agent, Administrative Agent and Collateral Agent under the Credit Agreement, via wire transfer to:

EXHIBIT A-1-1

Account No:
[Name of Account Holder]
ABA No.:
Reference:

(c) an aggregate amount of proceeds of the Term Loans equal to $[              ] be paid to Goldman Sachs Lending Partners LLC, as Arranger, on account of fees payable to Goldman Sachs Lending Partners LLC under the Engagement Letter, via wire transfer;

[(d) an aggregate amount of proceeds of the Term Loans equal to $[              ] be paid to [Name of Title Company] in accordance with Section 10.2(c) of the Credit Agreement, via wire transfer to:

Account No:
[Name of Account Holder]
ABA No.:
Reference: ]

[(e)] an aggregate amount of proceeds of the Term Loans equal to $[              ] be paid to UBS AG, Stamford Branch, as administrative agent (in such capacity, the “Existing First Lien Agent”) under that certain $230,000,000 Credit Agreement, dated as of December 18, 2006 (as amended, supplemented or otherwise modified prior to the Closing Date the “Existing First Lien Credit Agreement”), among Borrower, Lux 1, Lux 2, Holdings, the lenders party thereto, the subsidiary guarantors party thereto, the Existing First Lien Agent and the other parties party thereto, as payment of a portion of Borrower’s obligations under the Existing First Lien Credit Agreement, via wire transfer to:

Account No:
[Name of Account Holder]
ABA No.:
Reference:

[Remainder of page intentionally left blank]

EXHIBIT A-1-2

Date: September , 2010	ISOLA USA CORP.

By:
Name:
Title:

EXHIBIT A-1-3

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP. (“Borrower”), HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

Pursuant to Section 2.6 of the Credit Agreement, Borrower desires to convert or to continue the following Term Loans, each such conversion and/or continuation to be effective as of the date written below:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [1] [2] [3] [6] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [1] [2] [3] [6] month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

Date: [mm/dd/yy]	ISOLA USA CORP.

By:
Name:
Title:

EXHIBIT A-2-1

THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE ADMINISTRATIVE AGENT AT THE ADDRESS SET FORTH IN APPENDIX B OF THE CREDIT AGREEMENT.

EXHIBIT B TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[      ,      ,      ](1)

[ ], 2010	New York, New York

FOR VALUE RECEIVED, ISOLA USA CORP., a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][DOLLARS] ($[      ,      ,      ][1]), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

Borrower shall make scheduled principal and interest payments on this Note as set forth in Sections 2.9 and 2.5 respectively of the Credit Agreement.

This Note is one of the “Notes” in the aggregate principal amount of $210,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

(1)  Lender’s Term Loan Commitment

EXHIBIT B-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement and may not at any time be endorsed to bearer.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all in accordance with the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ISOLA USA CORP.

By:
Name:
Title:

EXHIBIT B-3

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED, [                            ], THE CHIEF FINANCIAL OFFICER OF ISOLA GROUP (“LUX 1”), HEREBY CERTIFIES ON BEHALF OF LUX 1 AND ITS SUBSIDIARIES, IN SUCH CAPACITY AND NOT INDIVIDUALLY, AS FOLLOWS:

1.     I am the Chief Financial Officer of Lux 1.

2.     I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP., as Borrower, LUX 1, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., HATTRICK HOLDINGS U.S. INC. and CERTAIN SUBSIDIARIES OF HATTRICK HOLDINGS U.S. INC., as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Lux 1 and its Subsidiaries during the accounting period covered by the attached financial statements.

3.     The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, which has not been previously disclosed to the Administrative Agent, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

ISOLA GROUP

By:
Name:	[ ]
Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1. Consolidated Adjusted EBITDA(1): (i) - (ii) =			$[ , , ]

(i)	(a)	Consolidated Net Income:	$[ , , ]

	(b)	consolidated interest expense:	$[ , , ]

	(c)	provision for taxes based on income or profits or capital:	$[ , , ]

	(d)	total depreciation expense:	$[ , , ]

	(e)	total amortization expense:	$[ , , ]

	(f)	at any time prior to an Qualified Public Offering, charges directly incurred for establishing compliance with public company reporting requirements in contemplation of a Qualified Public Offering(2):	$[ , , ]

	(g)	charges or expenses to fund underfunded pension obligations of Lux 1 and its Subsidiaries(3):	$[ , , ]

	(h)	expenses incurred in such period with respect to Casualty Events and proceeds from business interruption insurance:	$[ , , ]

	(i)	expenses incurred to the extent reimbursed in such period by third parties pursuant to indemnification provisions:	$[ , , ]

	(j)	non-recurring losses of Lux 1 and its Subsidiaries(4):	$[ , , ]

	(k)	charges or expenses incurred in connection with the winding up, dissolution or liquidation of the Dalian Joint Venture(5):	$[ , , ]

	(l)	Transaction Costs:	$[ , , ]

	(m)	expenses or charges relating to payment or settlement of that certain hedging agreement by and between ISOLA USA Corp. and UBS AG(6):	$[ , , ]

(1)                                  Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 26, 2009 shall be deemed to be $14,011,000.  Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 27, 2010 shall be deemed to be $24,904,000.  Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 26, 2010 shall be deemed to be $28,827,000.

(2)                                  Not to exceed $3,000,000 in the aggregate after the Closing Date.

(3)                                  Not to exceed $6,000,000 in any Fiscal Year.

(4)                                  Not more than $500,000 in any Fiscal Year.

(5)                                  Not to exceed $3,000,000 in the aggregate after the Closing Date.

(6)                                  Not to exceed $7,000,000 in the aggregate.

	(n)	management fees paid in accordance with clauses (i) and (j) of Section 6.11 of the Credit Agreement:	$[ , , ]

	(o)	other non-cash charges reducing Consolidated Net Income(7):	$[ , , ]

(ii)	(a)	other non-Cash gains increasing Consolidated Net Income(8):	$[ , , ]

(b)

to the extent included in determining Consolidated Net Income, any cancellation of indebtedness income as a result of the contribution or assignment of Term Loans by the Restricted Affiliate Lender as contemplated by Section 10.6(i)(iv) of the Credit Agreement:

$[ , , ]

2. Consolidated Capital Expenditures:			$[ , , ]

3. Consolidated Current Assets:			$[ , , ]

4. Consolidated Current Liabilities:			$[ , , ]

5. Consolidated Excess Cash Flow: (i) - (ii) =			$[ , , ]

(i)	(a)	Consolidated Net Income:	$[ , , ]

	(b)	non-Cash charges (other than taxes) reducing Consolidated Net Income(9):	$[ , , ]

	(c)	provisions for taxes:	$[ , , ]

	(d)	Consolidated Working Capital Adjustment:	$[ , , ]

	(e)	cash gains excluded from Consolidated Net Income:	$[ , , ]

(ii)	(a)	Scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof):	$[ , , ]

	(b)	Consolidated Capital Expenditures:	$[ , , ]

	(c)	other non-Cash gains increasing Consolidated Net Income for such period(10):	$[ , , ]

(7)                                  Including any write offs or write downs, reducing Consolidated Net Income for such period, and excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period.

(8)                                  Excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for a potential Cash item in any prior period.

(9)                                  Excluding any such non Cash charge (other than pay-in-kind or other non-Cash interest expense) to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period.

(10)                            Excluding any such non Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period.

	(d)	Taxes of Lux 1 and its Subsidiaries that were paid in cash during such period or that were accrued during such period and will be paid in cash within six months after the end of such period:	$[ , , ]

	(e)	cash losses excluded from the calculation of Consolidated Net Income:	$[ , , ]

	(f)	Permitted Tax Distributions that are paid in cash during the respective period or will be paid in cash within six months after the close of such period:	$[ , , ]

	(g)	the aggregate amount of expenditures actually made by Lux 1 and its Subsidiaries in cash during such Fiscal Year to the extent that such expenditures were not expensed at the time made(11):	$[ , , ]

6. Consolidated Interest Expense:			$[ , , ]

7. Consolidated Net Income: (i) - (ii) =			$[ , , ]

(i)	the net income (or loss) of Lux 1 and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:		$[ , , ]

(ii)	(a)

the income (or loss) of any Person (other than a Subsidiary of Lux 1) in which any other Person (other than Lux 1 or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Lux 1 or any of its Subsidiaries by such Person during such period:

$[ , , ]

(b)

the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Lux 1 or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Lux 1 or any of its Subsidiaries:

$[ , , ]

(c)

the income of any Subsidiary of Lux 1 to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:

$[ , , ]

	(d)	any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$[ , , ]

	(e)	gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period:	$[ , , ]

(11)                            Including expenditures for the payments of financing fees.

	(f) unrealized gains and losses with respect to Hedge Agreements for such period:	$[ , , ]

	(g) to the extent not included in clauses (a) through (f) above, any net extraordinary gains or net extraordinary losses:	$[ , , ]

8. Consolidated Total Debt(12):		$[ , , ]

9. Consolidated Total Secured Debt:		$[ , , ]

10. Consolidated Working Capital: (i) - (ii) =		$[ , , ]

(i)	Consolidated Current Assets of Lux 1 and its Subsidiaries:	$[ , , ]

(ii)	Consolidated Current Liabilities of Lux 1 and its Subsidiaries:	$[ , , ]

11. Consolidated Working Capital Adjustment: (i) - (ii) =		$[ , , ]

(i)	Consolidated Working Capital as of the beginning of such period:	$[ , , ]

(ii)	Consolidated Working Capital as of the end of such period:	$[ , , ]

12. Interest Coverage Ratio: (i)/(ii) =

(i)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ended:	$[ , , ]

(ii)	Consolidated Interest Expense for the four Fiscal Quarter period ending on such date:	$[ , , ]

	Actual:	. :1.00
	Required:	. :1.00

13. Senior Secured Leverage Ratio: (i)/(ii) =

(i)	Consolidated Total Secured Debt as of the last day of the Fiscal Quarter:	$[ , , ]

(ii)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended:	$[ , , ]

	Actual:	. :1.00
	Required:	. :1.00

14. Maximum Consolidated Capital Expenditures(13): (i) + (ii) + (iii) =

(12)                            Excluding Indebtedness incurred pursuant to that certain Entrustment Loan by and between The Hongkong Shanghai Banking Corporation Limited (Shanghai Branch) and Isola Asia Pacific (Dalian) Co. Ltd. in an original principal amount of RMB 103,922,000 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) to the extent that such Indebtedness is fully cash collateralized.

(13)                            Such amount shall exclude Consolidated Capital Expenditures made with the Cash proceeds from an Excluded Equity Issuance.

(i)	Maximum Consolidated Capital Expenditures permitted by Section 6.7(c)(i):	$[ , , ]

(ii)

plus, an amount equal to 50% of the excess, if any, of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year (before giving effect to any carryover):

$[ , , ]

(iii)	plus, the CapEx Pull-Forward Amount(14):	$[ , , ]

	Max Permitted:	$[ , , ]
	Actual:	$[ , , ]

(14)                            Not to exceed $5,000,000 in any Fiscal Year.  The actual CapEx Pull-Forward Amount expended in respect of any such Fiscal Year shall reduce, on a dollar-for-dollar basis, the amount of Consolidated Capital Expenditures that would have been permitted to be made in the immediately succeeding Fiscal Year (as adjusted in accordance herewith).

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Term Loans identified below (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is [a/an] Affiliate/Related Fund/“accredited investor” (as defined in Regulation D under the Securities Act)/Debt Fund Affiliate/Restricted Affiliate Lender(1)]

3.	Borrower:	ISOLA USA Corp., a Delaware corporation

4.	Administrative Agent:	Goldman Sachs Lending Partners LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The $210,000,000 Credit and Guaranty Agreement dated as of September 30, 2010, by and among ISOLA USA CORP., as Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent

6.	Assigned Interest:

(1)  Select as applicable

EXHIBIT D-1

Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans(2)
$	$		%
$	$		%
$	$		%

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.                                       Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[Remainder of page intentionally left blank]

(2)  Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

EXHIBIT D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

GOLDMAN SACHS LENDING PARTNERS LLC, as
Administrative Agent

By:
Name:
Title:

[Consented to:](3)

ISOLA USA CORP.

By:
Name:
Title:

(3)  To be included only if the consent of Borrower is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                       Representations and Warranties.

1.1                     Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim[,][and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby[ and (iv) it is not in possession of material non-public information with respect to Lux 1, its Subsidiaries or their respective Securities or the Term Loans that has not previously been disclosed to Administrative Agent and the Private Lenders](4); [and] (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document[; and (c) agrees that if the Assignee sells and assigns all or a portion of the Assigned Interest to any Person, the Assignee may, in its sole discretion, disclose to any such Person that the Assignee acquired the Assigned Interest from the Assignor (but in any event may not disclose the purchase price for such Assigned Interest)](5).

1.2                     Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Section 10.6(c)[(i)][(ii)][(iii)](6) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by and subject to the provisions of the Credit Agreement [(including the restrictions and limitations set forth in Section 10.5(e) and Section 10.6(i) of the Credit Agreement with respect to it as a Lender and a Restricted Affiliate Lender)](7) and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision[,] [and] (v) attached to the Assignment is any documentation required to be delivered by the Assignee pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee[, (vi) after giving affect to its purchase and assumption of the Assigned Interest, the aggregate principal amount of all Term Loans held by the Restricted Affiliate Lenders (other than Oaktree) will not exceed 10% of the aggregate principal amount of all Term Loans outstanding under the Credit Agreement](8)[and (vii) it is not in possession of material non-

(4)                                  To be added only if Assignor is a Restricted Affiliate Lender.

(5)                                  To be added only if Assignor is a Restricted Affiliate Lender.

(6)                                  Select as applicable.

(7)                                  To be added only if Assignee is a Restricted Affiliate Lender.

(8)                                  To be added only if Assignee is a Restricted Affiliate Lender.

EXHIBIT D-4

public information with respect to Lux 1, its Subsidiaries or their respective Securities or the Term Loans that has not previously been disclosed to Administrative Agent and the Private Lenders](9); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender and will be bound by [; and (c) acknowledges and agrees that prior to the Effective Date, the Assignor may have disclosed to any Person that sold and assigned all or any portion of the Assigned Interest to the Assignor that the Assignor intended to sell all or a portion of the Assigned Interest to the Assignee (but in any event may not disclose the purchase price for such Assigned Interest)](10).

2.                                       Payments.  All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1                     From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.(11)

3.                                       General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

(9)                                  To be added only if Assignee is a Restricted Affiliate Lender.

(10)                            To be added only if Assignee is a Restricted Affiliate Lender.

(11)                            Subject to confirmation by Goldman.

EXHIBIT D-5

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP., HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L.., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.  Pursuant to Section 2.17(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

September 30, 2010

THE UNDERSIGNED, F. GORDON BITTER, THE CHIEF FINANCIAL OFFICER OF LUX 1 (AS DEFINED BELOW) AND BORROWER (AS DEFINED BELOW), HEREBY CERTIFIES ON BEHALF OF LUX 1 AND BORROWER, IN SUCH CAPACITY AND NOT INDIVIDUALLY, AS FOLLOWS:

1.  I am an Authorized Officer of each of ISOLA GROUP (“Lux 1”) and ISOLA USA CORP. (“Borrower”).

2.  I have reviewed the terms of Section 3 of the Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L.., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent, and the definitions and provisions contained in such Credit Agreement relating thereto, and I have made, or have caused to be made under my supervision, such examination or investigation as is reasonably necessary to enable me to certify as to the matters referred to herein.

3.  Based upon my review and examination described in paragraph 2 above, I certify, on behalf of the Credit Parties, that as of the date hereof:

(i)            the representations and warranties contained in the Credit Agreement and in each of the other Credit Documents are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii)           there is no action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, could reasonably be expected to materially impair any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect;

(iii)          all partnership, corporate and other proceedings required to be taken in connection with the transactions contemplated by the Credit Documents have been taken and all documents incidental thereto have been executed;

(iv)          each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case, that are necessary in connection with the transactions contemplated by the Credit Documents, and each of the foregoing is in full force and effect as of the date hereof;

(iii)          no event has occurred and is continuing or would result from the making of the Term Loans that would constitute an Event of Default or a Default;

EXHIBIT F-1-1

(iv)          the organizational structure and capital structure of Lux 1 and its Subsidiaries are as set forth on Schedule 4.1 of the Credit Agreement; and

(v)           after giving effect to the making of the Term Loans and the use of proceeds thereof the aggregate Unrestricted Cash of Lux 1 and its Subsidiaries will not be less than $35,000,000.

4.  Each Credit Party has requested Weil, Gotshal & Manges LLP and each foreign counsel listed on Schedule 3.1(l) of the Credit Agreement to deliver to Agents and Lenders and their respective counsel on the Closing Date executed copies of the written opinions as to such matters as Administrative Agent and Arranger may reasonably request.

5. Attached hereto as Annex A are true, correct and complete copies of (a) the Historical Financial Statements, (b) pro forma consolidated balance sheets of Lux 1 and its Subsidiaries as at [June 30, 2010], and reflecting the consummation of the Transactions to occur on or prior to the Closing Date, and (c) the Projections.

6.  Complete and correct copies of all of the Mezzanine Loan Documents executed and delivered as of the Closing Date, and all documents, opinions and certificates delivered pursuant thereto or as a condition to the effectiveness thereof as of the Closing Date, have been delivered to the Administrative Agent.

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EXHIBIT F-1-2

The foregoing certifications are made and delivered as of the date first written above.

ISOLA GROUP

Name: F. Gordon Bitter
Title: Chief Financial Officer

ISOLA USA CORP.

Name: F. Gordon Bitter
Title: Chief Financial Officer

EXHIBIT F-1-3

EXHIBIT F-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

September 30, 2010

THE UNDERSIGNED, F. GORDON BITTER, THE CHIEF FINANCIAL OFFICER OF LUX 1 (AS DEFINED BELOW), HEREBY CERTIFIES ON BEHALF OF LUX 1, IN SUCH CAPACITY AND NOT INDIVIDUALLY, AS FOLLOWS:

1.  I am the chief financial officer of ISOLA GROUP, a Luxembourg limited liability company (“Lux 1”).

2.  Reference is made to that certain Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP. (“Borrower”), HATTRICK HOLDINGS U.S. INC., LUX 1, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

3.  I certify that as of the date hereof, after giving effect to the Transactions, Lux 1, Borrower and the Guarantors, on a consolidated basis, will be Solvent.

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EXHIBIT F-2-1

The foregoing certifications are made and delivered as of the date first stated above.

ISOLA GROUP

Name: F. Gordon Bitter
Title: Chief Financial Officer

EXHIBIT F-2-2

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP., HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L.., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

Section 1.  Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a)           agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)           represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct on and as of the date hereof, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c)           agrees to irrevocably and unconditionally guaranty the Guaranteed Obligations; and

(d)           the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement.  All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2.  The undersigned agrees from time to time to take all such additional actions and to execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent.  Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

EXHIBIT G-1

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

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EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT G-3

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

dated as of September 30, 2010

by and among

EACH OF THE GRANTORS PARTY HERETO

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Collateral Agent

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SECTION 9. REMEDIES	26
9.1 Generally	26
9.2 Application of Proceeds	28
9.3 Sales on Credit	28
9.4 Investment Related Property	28
9.5 Grant of Intellectual Property License	29
9.6 Intellectual Property	29
9.7 Cash Proceeds; Deposit Accounts	31

SECTION 10. COLLATERAL AGENT	31

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	32

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	32

SECTION 13. MISCELLANEOUS	33

SCHEDULE 1.1— SCHEDULED DEPOSIT ACCOUNTS

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2(A) — COLLATERAL IDENTIFICATION

SCHEDULE 5.2(D) — MATERIAL EXCLUDED ASSETS

SCHEDULE 5.4 — FINANCING STATEMENTS

SCHEDULE 5.5 — LOCATION OF EQUIPMENT AND INVENTORY

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT C — DEPOSIT ACCOUNT CONTROL AGREEMENT

EXHIBIT D — TRADEMARK SECURITY AGREEMENT

EXHIBIT E — PATENT SECURITY AGREEMENT

EXHIBIT F — COPYRIGHT SECURITY AGREEMENT

EXHIBIT G — FORM OF NOTICE OF SPECIFIED HEDGE AGREEMENT

ii

This PLEDGE AND SECURITY AGREEMENT, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among HATTRICK LUX NO. 4 S.ÀR.L., a Luxembourg limited liability company (“Lux 4”), HATTRICK HOLDINGS U.S. INC., a Delaware corporation (“Holdings”), ISOLA USA CORP., a Delaware corporation (the “Borrower”), and each of the other Domestic Subsidiaries of Holdings or the Borrower party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and GOLDMAN SACHS LENDING PARTNERS LLC, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Holdings, Lux 4, ISOLA GROUP, a Luxembourg limited liability company, HATTRICK LUX NO. 2 S.ÀR.L., a Luxembourg limited liability company, the other Guarantors party thereto, the lenders party thereto from time to time (the “Lenders”), GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1.                          DEFINITIONS; GRANT OF SECURITY.

1.1                               General Definitions.  In this Agreement, the following terms shall have the following meanings:

“Additional Grantor” shall have the meaning assigned in Section 7.3.

“Agreement” shall have the meaning set forth in the preamble.

“Borrower” shall have the meaning set forth in the preamble.

“Cash Proceeds” shall have the meaning assigned in Section 9.7(a).

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” shall mean:  (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (5) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (6) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (7) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Controlled Deposit Accounts” shall mean each Deposit Account that is not an Excluded Deposit Account.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants (whether written or oral) providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(A)(II) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean all United States and foreign copyrights (whether statutory or common law and whether or not the underlying works of authorship have been published), including but not limited to copyrights in software, databases and designs (including but not limited to industrial designs, designs protected under 17 U.S.C. 1301 et. Seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the United States Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(A)(II) under the heading “Copyrights” (as such

2

schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Credit Card Indebtedness” shall mean Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards and purchase cards, in each case, incurred in the ordinary course of business.

“Excluded Asset” shall mean (i) any Letter of Credit Rights to the extent any Grantor is required by applicable law to apply the proceeds of such Letter of Credit Rights for a specified purpose but only to the extent such application is permitted pursuant to the express terms of the Credit Agreement, (ii) any Real Estate Asset (other than Material Real Estate Assets), (iii) vehicles and other assets subject to certificates of title, (iv) any Deposit Accounts (and the cash and Cash Equivalents therein) specifically and exclusively used to hold Trust Funds, provided that in no event shall any account listed on Schedule 1.1 constitute “Excluded Assets”, (v) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Grantor’s “intent to use” such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral, (vi) any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder, (vii) the Excluded Cash Collateral Accounts and (viii) any direct Proceeds, substitutions or replacements of any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise be excluded hereunder.  No component definition of the term “Collateral” shall include any Excluded Assets.

“Excluded Cash Collateral Accounts” shall mean (a) the account of the Borrower with account number [***] established at Wachovia Bank, National Association and identified by the name Restricted Use Account; and (b) the account of the Borrower with account number [***] established at Wells Fargo Bank, National Association and identified by the name Restricted Use Account.

“Excluded Deposit Accounts” shall have the meaning set forth in Section 4.2(a).

“Excluded Perfection Assets” shall include those assets as to which the Collateral Agent determines, in its sole discretion, that the costs of obtaining a security interest therein are excessive in relation to the benefit to the Secured Parties of the security afforded thereby.  For purposes of Sections 4 and 6, “Collateral” shall not include any asset that is an Excluded Perfection Asset, unless such asset ceases to be an Excluded Perfection Asset.

“Grantors” shall have the meaning set forth in the preamble.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

[***]      Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

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“Intellectual Property” shall mean, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including Copyrights, Patents, Trademarks and Trade Secrets owned by any Grantor and any intellectual property licensed to any Grantor under any Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses and Other Intellectual Property Licenses.

“Intellectual Property Collateral” shall mean, the collective reference to all Intellectual Property and any Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses and Other Intellectual Property Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, breach or other violation or impairment of any of the foregoing, and the right to receive all Proceeds from any of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto and all other rights of any kind accruing under any of the foregoing or pertaining thereto throughout the world.

“Intellectual Property Security Agreement” shall mean each intellectual property security agreement executed and delivered by the applicable Grantors, substantially in the form set forth in Exhibit D, Exhibit E and Exhibit F, as applicable.

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodity Accounts and Deposit Accounts.

“Investment Related Property” shall mean:  (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Lender” shall have the meaning set forth in the recitals.

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral that is material to the business, results of operations or conditions (financial or otherwise) of any Grantor or the use or operation of any material Collateral or is otherwise of material value.

“Material IP Licenses” means all Patent Licenses, Trademark Licenses, Trade Secret Licenses, Copyright Licenses and Other Intellectual Property Licenses under which any Material Intellectual Property is licensed to any Grantor or licensed by any Grantor.

“Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arranger, Lenders or any of them and Lender Counterparties, under any Credit Document or Specified Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation,

4

whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Specified Hedge Agreements, fees, expenses, indemnification or otherwise.  For avoidance of doubt, obligations under Hedge Agreements not constituting Specified Hedge Agreements shall not constitute Obligations hereunder.

“Other Intellectual Property Licenses” means any and all agreements, licenses and covenants (whether written or oral) providing for the granting of any right in or to any intellectual property or otherwise providing for a covenant not to sue for infringement, dilution, misappropriation or other violation of any intellectual property (whether such Grantor is licensee or licensor thereunder) other than Copyright Licenses, Patent Licenses, Trademark Licenses, and Trade Secret Licenses, including, without limitation, each agreement required to be listed in Schedule 5.2(A)(II) under the heading “Other Intellectual Property Licenses” (as such schedule may be amended or supplemented from time to time).

“Patent Licenses” shall mean any and all agreements, licenses and covenants (whether written or oral) providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(A)(II) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application required to be listed in Schedule 5.2(A)(II) under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(A)(I) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(A)(I) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any,

5

representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(A)(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(A)(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

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“Secured Parties” shall mean the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Specified Hedge Agreement” means any Hedge Agreement as to which the applicable Lender Counterparty has delivered to the Collateral Agent a notice substantially in the form of Exhibit G hereto.  For avoidance of doubt, one notice per Hedge Agreement is sufficient regardless of the number of transaction or confirmations entered into pursuant to such Hedge Agreement and regardless of whether such Hedge Agreement is later amended, modified or supplemented.

“Trademark Licenses” shall mean any and all agreements, licenses and covenants (whether written or oral) providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(A)(II) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean all United States and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, slogans, logos, other source or business identifiers, designs and general intangibles of a like nature, whether statutory or common law and whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(A)(II) under the heading “Trademarks” (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, and (iv) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean any and all agreements (whether written or oral) providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(A)(II) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information, know-how, data and databases, processes, designs, inventions (whether

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patentable or not), technology and software, and with respect to any and all of the foregoing all rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trust Fund Activation Event” shall mean the date upon which the Collateral Agent provides instructions with respect to the disposition of funds on deposit in any Deposit Account of any Grantor.

“Trust Fund Certificate” shall mean an officer’s certificate from an Authorized Officer of any Grantor certifying (i) the type and amount of any Trust Funds contained or held in a Deposit Account, (ii) that the failure to remit such Trust Funds to the Person entitled thereto could reasonably be expected to result in personal, criminal or civil liability to any director, officer or employee of any Grantor or any Subsidiary of any Grantor under any applicable law and (iii) that the obligation requiring such Trust Funds is due and payable within ten (10) Business Days of delivery of such certificate.

“Trust Funds” shall mean any Cash or Cash Equivalents comprised of (i) funds specially and exclusively used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Grantor’s employees and (ii) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2                               Definitions; Interpretation.

(a)                                  In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Account, Document, Entitlement Order, Equipment, Electronic Chattel Paper, Farm Products, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)                                 All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.  The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11 hereof.   Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to

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any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.                          GRANT OF SECURITY.

2.1                               Grant of Security.  Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now or hereafter existing or in which any Grantor now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)                                  Accounts;

(b)                                 Chattel Paper;

(c)                                  Documents;

(d)                                 General Intangibles;

(e)                                  Goods (including, without limitation, Inventory and Equipment);

(f)                                    Instruments;

(g)                                 Insurance;

(h)                                 Intellectual Property Collateral;

(i)                                     Investment Related Property (including, without limitation, Deposit Accounts);

(j)                                     Letter of Credit Rights;

(k)                                  Money;

(l)                                     Receivables and Receivable Records;

(m)                               Commercial Tort Claims now or hereafter described on Schedule 5.2(A)

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(n)                                 to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(o)                                 to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2                               Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, in no event shall the Collateral include (nor shall any component definition of Collateral include) or the security interest granted under Section 2.1 hereof attach to (a) any such Grantor’s rights or interest in or under, any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder (including any Capital Leases and assets purchased with purchase money indebtedness, each as permitted by the Credit Agreement), if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided further that the exclusions referred to in clause (a) of this Section 2.2 shall not include any Proceeds of any such lease, license, contract or agreement; (b) any shares of the outstanding voting capital stock of a Foreign Subsidiary in excess of 65% of the shares of stock of such class of capital stock of such corporation; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a Foreign Subsidiary without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Foreign Subsidiary; (c) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (d) any Excluded Assets; or (e) as applicable, any Excluded Perfection Assets.

SECTION 3.                          SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1                               Security for Obligations.  This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

3.2                               Continuing Liability Under Collateral.  Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing

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contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.                          CERTAIN PERFECTION REQUIREMENTS

4.1                               Delivery Requirements.

(a)                                  With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank.  In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b)                                 With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper to the Collateral Agent duly indorsed in blank; provided, however, that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper having a face amount of less than $250,000 individually or $500,000 in the aggregate.

4.2                               Control Requirements.

(a)                                  Except as otherwise provided on Schedule 5.15 to the Credit Agreement, with respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral, each Grantor shall ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Deposit Accounts with an average aggregate daily balance less than $100,000 individually or $200,000 in the aggregate (the “Excluded Deposit Accounts”).   With respect to any Securities Accounts or Security Entitlements, such Control shall be accomplished by the Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent); provided, however, that such Control requirement shall not apply to any Securities Account or Securities Entitlement with an average aggregate daily balance less than $100,000 individually or $200,000 in the aggregate.  With respect to any Controlled Deposit Account, each Grantor shall cause the depositary institution maintaining such account to enter into an agreement substantially in the

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form of Exhibit C hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent).  With respect to any Commodity Accounts or Commodity Contracts each Grantor shall cause Control in favor of the Collateral Agent in a manner reasonably acceptable to the Collateral Agent.

(b)                                 With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), each Grantor shall cause the issuer of such Uncertificated Security to register the pledge of such Uncertificated Security on the books and records of the issuer.

(c)                                  With respect to any Letter of Credit Rights included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Collateral Agent has a valid and perfected security interest), Grantor shall use its commercially reasonable efforts to ensure that Collateral Agent has Control thereof by obtaining the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Collateral Agent; provided, however, that such Control requirement shall not apply to Letter of Credit Rights worth less than $250,000 individually or $500,000 in the aggregate.

(d)                                 With respect to any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, Grantor shall use its commercially reasonable efforts to ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Electronic Chattel Paper or transferable record having a face amount of less than $250,000 individually or $500,000 in the aggregate.

4.3                               Intellectual Property Recording Requirements.

(a)                                  In the case of any Collateral (whether now owned or hereafter acquired) consisting of issued United States Patents and applications therefor, each Grantor shall execute and deliver to the Collateral Agent a Patent Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering all such Patents in appropriate form for recordation with the United States Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(b)                                 In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered United States Trademarks and applications therefor, each Grantor shall execute and deliver to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit D hereto (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the United States Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(c)                                  In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered United States Copyrights and exclusive Copyright Licenses in respect of registered United States Copyrights for which any Grantor is the licensee, each Grantor execute and deliver to the Collateral Agent a Copyright Security Agreement in substantially the form of Exhibit F hereto (or a supplement thereto) covering all such Copyrights and Copyright Licenses in appropriate form for recordation with the United States Copyright Office with respect to the security interest of the Collateral Agent.

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(d)                                 In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered, issued or applied-for Patents subsisting outside the United States, Grantors shall take such actions, or execute, deliver file and/or record, such documents and instruments, as are necessary or desirable, or that the Collateral Agent reasonable requests, to achieve the equivalent of perfection of the Collateral Agent’s lien in the applicable jurisdiction unless the Collateral Agent determines, in its sole discretion, that the costs of obtaining a perfected interest in any such jurisdiction are excessive in relation to the benefit to the Lenders of the security afforded thereby.  Grantors shall bear the costs and expenses in connection with such actions, documents and instruments up to an aggregate amount of one hundred thousand United States dollars ($100,000), and any costs and expenses in connection with such actions, documents and instruments in excess of one hundred thousand United States dollars ($100,000) shall be borne by the Collateral Agent.  Notwithstanding the foregoing sentence, during the continuation of an Event of Default, Grantors shall bear all costs and expenses in connection with such actions, documents and instruments.

4.4                               Other Actions.

(a)                                  If any issuer of any Pledged Equity Interest is organized under a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to ensure the validity, perfection and priority of the security interest of the Collateral Agent.

(b)                                 With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts to obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and after the occurrence and during the continuance of any Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent of its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto.  Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee after the occurrence and during the continuation of an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

(c)                                  After the occurrence and during the continuation of an Event of Default, with respect to any Goods which are covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Collateral Agent, (A) provide information with respect to any such Goods, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Collateral Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title

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issued during such calendar quarter indicating the security interest created hereunder in the items of Goods covered thereby.

SECTION 5.                          REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants on the Closing Date that:

5.1                               Grantor Information & Status.

(a)                                  Schedule 5.1(A) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) the type of organization of such Grantor, (3) the jurisdiction of organization of such Grantor, (4) its organizational identification number, if any, and (5) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located.

(b)                                 except as provided on Schedule 5.1(B), it has not changed its legal name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other legal name, in each case, within the past five (5) years;

(c)                                  it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 5.1(C) hereof;

(d)                                 such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A) and remains duly existing as such.  Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction; and

(e)                                  no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

5.2                               Collateral Identification, Special Collateral.

(a)                                  Schedule 5.2(A) sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts, (4) Deposit Accounts, (5) Commodity Contracts and Commodity Accounts, (6) United States federal registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (7) Commercial Tort Claims other than Commercial Tort Claims having a value of less than $250,000 individually or $500,000 in the aggregate, (8) Letter of Credit Rights for letters of credit other than Letter of Credit Rights worth less than $250,000 individually or $500,000 in the aggregate, (9) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property other than any Inventory, Equipment or other tangible personal property having a value less than $250,000

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individually or $500,000 in the aggregate, and (10) Material Contracts including Material IP Licenses;

(b)                                 none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care-Insurance Receivables; (5) timber to be cut, or (6) aircraft, aircraft engines, satellites, ships or railroad rolling stock.  No material portion of the Collateral consists of motor vehicles or other goods subject to a certificate of title statute of any jurisdiction;

(c)                                  all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(d)                                 no Excluded Asset is material to the business of such Grantor other than those Excluded Assets set forth on Schedule 5.2(D).

5.3                               Ownership of Collateral and Absence of Other Liens.

(a)                                  it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), in each case free and clear of any and all Liens, rights or claims of all other Persons, other than any Permitted Liens; and

(b)                                 other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens.  Other than the Collateral Agent and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral.

5.4                               Status of Security Interest.

(a)                                  upon the filing of UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof, the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the UCC as in effect in any jurisdiction will constitute a valid, perfected, first priority Liens subject in the case of priority only, to any Permitted Liens with respect to Collateral.  Each agreement purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;

(b)                                 to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in United States federal Patents, Trademarks, Copyrights and exclusive Copyright Licenses, with the United States Patent and Trademark Office and the United States Copyright Office, as applicable,

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the security interests granted to the Collateral Agent hereunder shall constitute valid, perfected, first priority Liens with respect of each Grantor’s registered and applied-for Copyrights, Patents and Patent applications and registered and applied-for Trademarks, under United States law (subject, in the case of priority only, to Permitted Liens); and

(c)                                  no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (a) and, to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, clause (b) above, (B) entry into one or more account control agreement with respect to the Controlled Deposit Accounts, among the Grantors, as applicable, the Collateral Agent and the financial institution maintaining such accounts, (C) consents, to the extent required by the UCC, necessary to give the Collateral Agent Control over Letter of Credit Rights, transferable records, Electronic Chattel Paper and Chattel Paper, and (D) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities.

5.5                               Goods & Receivables.

(a)                                  none of the Account Debtors in respect of any Receivable with a remaining value in excess of $500,000 individually or $1,000,000 in the aggregate is the government of the United States, any agency or instrumentality thereof, any state or municipality.  No Receivable with a remaining value in excess of $500,000 individually or $1,000,000 in the aggregate requires the consent of the Account Debtor in respect thereof in connection with the security interest hereunder, except any consent which has been obtained; and

(b)                                 other than any Inventory or Equipment in transit or out for repair, all of the Equipment and Inventory included in the Collateral is located only at the locations specified in Schedule 5.5.

5.6                               Pledged Equity Interests, Investment Related Property.

(a)                                  it is the record and beneficial owner of the Pledged Equity Interests free of all Liens (other than the Liens created hereunder and Permitted Liens that arise solely by operation of law), rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests; and

(b)                                 subject to Section 5.4(c), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained.

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5.7                               Intellectual Property.

(a)                                  it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 5.2(A)(II)(6), and owns or has the valid right to use and, where such Grantor does so, sublicense others to use, all other Material Intellectual Property used in the conduct of its business, free and clear of all Liens, claims and licenses, except for, in the case of priority only, Permitted Liens, the outgoing licenses set forth on Schedule 5.2(A)(II) and any outgoing licenses that are not Material IP Licenses;

(b)                                 all issuances and registrations owned by such Grantor for any Material Intellectual Property of such Grantor are subsisting, and have not been adjudged, and to such Grantor’s knowledge are not, invalid or unenforceable, in whole or in part, and such Grantor has, before the expiration of any applicable grace periods, performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks owned by such Grantor constituting Material Intellectual Property in full force and effect except if such Grantor has determined, in its reasonable business judgment, that such Material Intellectual Property was not material or necessary for or desirable in the conduct of the business of the Grantors;

(c)                                  no holding, decision, ruling, or judgment has been rendered against such Grantor in any action or proceeding against such Grantors before any court or administrative authority limiting the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property of such Grantor in any material respect, and no such action or proceeding requesting such relief is pending (and notice of which has been given to such Grantor) or, to the Grantor’s knowledge, threatened, except for office actions in the course of prosecution;

(d)                                 other than as set forth on Schedule 5.7(d), only with respect to United States Intellectual Property, all registrations, issuances and applications for Copyrights, Patents and Trademarks owned by such Grantor are standing in the name of such Grantor, and all exclusive Copyright Licenses in respect of registered United States Copyrights where a Grantor is licensee have been properly recorded in the United States Copyright Office;

(e)                                  such Grantor has not entered into a previous written agreement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any Material Intellectual Property that has not been terminated or released, other than as contained in Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses and Other Intellectual Property Licenses;

(f)                                    such Grantor has taken commercially reasonable steps to protect the confidentiality of Trade Secrets owned by such Grantor that constitute Material Intellectual Property;

(g)                                 such Grantor uses commercially reasonable efforts to control the nature and quality of all products sold and all services rendered under or in connection with all Trademarks owned by such Grantor that constitute Material Intellectual Property, and uses commercially reasonable efforts to ensure that all licensees of the Trademarks owned by such Grantor that constitute Material Intellectual Property comply with such Grantor’s standards of quality;

(h)                                 (i) the conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person,

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(ii) no written claim has been received by such Grantor during the three (3) year period prior to the date hereof that the use by such Grantor of any Intellectual Property owned or used by such Grantor infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person, and (iii) no written demand that such Grantor enter into a license or co-existence agreement has been received by such Grantor during the three (3) year period prior to the date hereof and not resolved to the reasonable satisfaction of such Grantor, in each case, except that could not reasonably be expected to have a Material Adverse Effect;

(i)                                     to such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Material Intellectual Property owned by or exclusively licensed to such Grantor, except as would not reasonably be expected to be material to the business of any Grantor; and

(j)                                     no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor or bind such Grantor in a manner that materially and adversely affects (i) such Grantor’s rights to own, license or use any Material Intellectual Property or (ii) the business of such Grantor.

SECTION 6.                          COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees that:

6.1                               [Reserved]

6.2                               Collateral Identification; Special Collateral.

(a)                                  in the event that it hereafter acquires any Collateral of a type described in Section 5.2(a) hereof, in accordance with Sections 5.10, 5.11 or 5.14 of the Credit Agreement, as applicable, it shall notify the Collateral Agent thereof in writing and take such actions and execute such documents and make such filings all at Grantor’s expense as the Collateral Agent may reasonably request in order to ensure that the Collateral Agent has a valid, perfected, first priority security interest in such Collateral, subject in the case of priority only, to any Permitted Liens; and

(b)                                 in the event that it hereafter acquires or has any Commercial Tort Claim in excess of $250,000 individually or $500,000 in the aggregate, it shall deliver to the Collateral Agent, no later than the next scheduled delivery date of the Compliance Certificate under Section 5.1(d) of the Credit Agreement, a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

6.3                               Ownership of Collateral and Absence of Other Liens.  Except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein (other than the holders of Permitted Liens).

6.4                               Status of Security Interest.

(a)                                  Subject to the limitations set forth in subsection (b) of this Section 6.4 and except as otherwise expressly permitted by the Credit Agreement, each Grantor shall

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maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens).

(b)                                 Notwithstanding the foregoing Section 6.4(a), no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) Control, (ii) foreign filings with respect to Intellectual Property, or (iii) filings with registrars of motor vehicles or similar governmental authorities with respect to goods covered by a certificate of title, in each case except as and to the extent specified in Section 4 hereof.

6.5                               Goods & Receivables.

(a)                                  except for in the ordinary course of business, it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Agent;

(b)                                 (i) if any Equipment or Inventory is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor or Equipment out for repair), at the request of the Collateral Agent, each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and using commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Collateral Agent and will permit the Collateral Agent to have access to Equipment or Inventory for purposes of inspecting such Collateral or, following the occurrence and continuation of an Event of Default, to remove same from such premises if the Collateral Agent so elects; provided, however, that, prior to an Event of Default, the actions described in this subclause (i) shall not be required if the value of the Equipment and Inventory held by any such warehouseman, bailee or other third party is less than $500,000 and the aggregate value of the Equipment and Inventory held by all such warehousemen, bailees or other third parties is less than $1,000,000 in the aggregate; and (ii) with respect to any Goods in excess of $500,000 individually or $1,000,000 in the aggregate subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that the Grantor has a first priority perfected security interest in such Goods.

(c)                                  it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, including, but not limited to, the originals (if available) of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

(d)                                 other than in the ordinary course of business it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a Material Adverse Effect; and

(e)                                  at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may:  (i) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (ii) notify, or require any Grantor to notify, each

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Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iii) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within ten (10) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not, except as provided by Law, adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon, unless such Grantor reasonably believes that such adjustment, settlement, compromise or release is reasonably expected to result in a larger recovery of such Receivable or any other Receivable from the same obligor or its Affiliates than would be reasonably be expected to be recovered from such obligor or its Affiliates absent such adjustment, settlement, compromise or release.

6.6                               Pledged Equity Interests, Investment Related Property.

(a)                                  except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property, then (a) such dividends, interest or distributions shall be included in the definition of Collateral without further action and (b) such Grantor shall promptly take all steps, if any, necessary to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, and distributions in trust for the benefit of the Collateral Agent and shall segregate such dividends, interest and distributions from all other property of such Grantor.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, each Grantor shall be permitted to retain or distribute all ordinary cash dividends, interest and cash distributions subject to the terms set forth in the Credit Agreement;

(b)                                 Voting.

(i)                                     So long as no Event of Default shall have occurred and be continuing, and absent receipt of the notice referred to in clause (ii) below, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if such action would have a Material Adverse Effect on the value of the Investment Related Property or any part thereof; and

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(ii)                                  Upon the occurrence and during the continuance of an Event of Default and upon three (3) Business Days prior written notice from the Collateral Agent to such Grantor of the Collateral Agent’s intention to exercise such rights:

(1)                                  all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)                                  in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1; and

(c)                                  except as permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (i) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Collateral Agent’s security interest, (ii) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, or (iii) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC unless certificates evidencing such securities, duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, are promptly delivered to the Collateral Agent; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (c), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary to establish the Collateral Agent’s “control” thereof.

6.7                               Intellectual Property.

(a)                                  it shall not do any act or omit to do any act whereby any of the Intellectual Property owned by such Grantor may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein, in each case, unless any such Intellectual Property is, in the reasonable judgment of such Grantor, no longer used or useful in the conduct of the business of such Grantor or is not otherwise of material value;

(b)                                 it shall not, with respect to any Trademarks constituting Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of

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products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and such Grantor shall use commercially reasonable efforts to ensure that licensees of such Trademarks maintain such consistent standards of quality, in each case, unless any such Trademark is, in the reasonable judgment of such Grantor, no longer used or useful in the conduct of the business of such Grantor or is not otherwise of material value;

(c)                                  it shall reasonably promptly notify the Collateral Agent if it knows or has reason to believe that any item of Intellectual Property owned by such Grantor is reasonably likely to become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any final adverse determination regarding such Grantor’s ownership, registration or use (or Grantor’s rights with respect thereto) or the validity or enforceability of such item of Intellectual Property (including, to the extent material, any final adverse determination in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights, in each case, unless any such Intellectual Property is, in the reasonable judgment of such Grantor, no longer used or useful in the conduct of the business of such Grantor or is not otherwise of material value;

(d)                                 it shall take reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by such Grantor and constituting Intellectual Property, including those items on Schedule 5.2(A)(II) (as such schedule may be amended or supplemented from time to time) that constitute Intellectual Property, in each case, unless any such Intellectual Property is, in the reasonable judgment of such Grantor, no longer used or useful in the conduct of the business of such Grantor or is not otherwise of material value;

(e)                                  it shall use commercially reasonable efforts so as not to permit the inclusion in any contract, agreement or license or amendment to any of the foregoing to which it hereafter becomes a party of any provision that does or is reasonably likely to impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any Intellectual Property included within the definition of Material Intellectual Property acquired under such contracts;

(f)                                    in the event that any Material Intellectual Property owned by or exclusively licensed to such Grantor is infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall reasonably promptly take reasonable actions with respect to such infringement, misappropriation, dilution or other violation and to protect its rights in such Material Intellectual Property, which actions may include the sending of a cease-and-desist letter or the initiation of a suit for injunctive relief and to recover damages, except where, in the reasonable business judgment of such Grantor, taking any such actions would be commercially unreasonable or would be reasonably likely to jeopardize any such Material Intellectual Property or to have a material adverse effect on such Grantor’s business;

(g)                                 it shall take commercially reasonable steps to protect the secrecy of all Trade Secrets that constitute Material Intellectual Property; and

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(h)                                 it shall use proper statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of Copyright in connection with the publication of material subject to Copyrights, in each case to the extent such Trademarks, Patents and Copyrights are included in the Material Intellectual Property where necessary to prevent such Intellectual Property rights from becoming invalid or unenforceable.

6.8                               Miscellaneous.

(a)                                  Each Grantor shall (x) within thirty (30) days of the date hereof with respect to any Material Contract or Material IP License that is a Non-Assignable Contract (other than any Material Contract which constitutes an Account, Chattel Paper or Payment Intangible of such Grantor) in effect on the date hereof; and (y) within thirty (30) days after entering into any Material Contract (other than a Material IP License) that is a Non-Assignable Contract after the Closing Date, request in writing the consent of the counterparty or counterparties to such Non-Assignable Contract pursuant to the terms of such Non-Assignable Contract or applicable law to the assignment or granting of a security interest in such Non-Assignable Contract to Secured Party and, in each case, use its commercially reasonable efforts to obtain such consent as soon as practicable thereafter.

(b)                                 If, at any time, an Excluded Cash Collateral Account ceases to hold funds constituting cash collateral required (i) under that certain Security Agreement, dated August 25, 2010, between Borrower and Wells Fargo Bank, National Association, (ii) under that certain Security Agreement, dated March 17, 2009, between Borrower and Wachovia Bank, National Association, or (iii) to secure Credit Card Indebtedness, the relevant Grantor shall promptly close such Excluded Cash Collateral Account.

SECTION 7.                          ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1                               Access; Right of Inspection.  Subject to Section 5.6 of the Credit Agreement, the Collateral Agent shall have access during normal business hours to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof.  Subject to the requirements and restrictions set forth in Section 5.6 of the Credit Agreement, the Collateral Agent and its representatives shall also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

7.2                               Further Assurances.

(a)                                  Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, in each case, subject to the limitations contained herein and in the Credit Agreement.  Without limiting the generality of the foregoing, each Grantor shall:

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(i)                                     authorize the filing of such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii)                                  take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or issued or in which an application for registration or issuance is pending, with respect to the United States Patent and Trademark Office, the United States Copyright Office and foreign Intellectual Property registries, to the extent contemplated in Section 4.3(d);

(iii)                               at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any material part of the Collateral; and

(iv)                              furnish the Collateral Agent with such information, detailed statements and amended schedules regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time all in reasonable detail.

(b)                                 Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements, other comparable documents and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein, and to take such other actions as may be required under applicable law for the purpose of perfecting, recording, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder.  Such financing statements and other documents may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect.

(c)                                  Each Grantor hereby authorizes the Collateral Agent to modify this Agreement (without obtaining such Grantor’s approval of or signature to such modification) by amending Schedule 5.2(A) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.  If any Grantor shall, at any time after the date hereof, obtain any ownership or other rights in and to any additional Intellectual Property, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property (other than any Excluded Assets) shall automatically constitute Collateral and shall be subject to the Lien created by this Agreement, without further action by any party.

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7.3                               Additional Grantors.  From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement.  Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder.  This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 8.                          COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1                               Power of Attorney.  Each Grantor hereby irrevocably (until the termination of this Agreement as to such Grantor) appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)                                  upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b)                                 upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)                                  upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d)                                 upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e)                                  to prepare and file any UCC financing statements against such Grantor as debtor;

(f)                                    to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor;

(g)                                 upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against

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the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h)                                 upon the occurrence and during the continuation of an Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2                               No Duty on the Part of Collateral Agent or Secured Parties.   The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

8.3                               Appointment Pursuant to Credit Agreement.  The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.

SECTION 9.                          REMEDIES.

9.1                               Generally.

(a)                                  If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)                                     require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii)                                  subject to the terms of any lease of such property, enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

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(iii)                               prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv)                              without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)                                 The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency.  Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.  Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

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(c)                                  The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral.  The Collateral Agent may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)                                 The Collateral Agent shall have no obligation to marshal any of the Collateral.

9.2                               Application of Proceeds.  Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

9.3                               Sales on Credit.  If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4                               Investment Related Property.  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and

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each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5                               Grant of Intellectual Property License.  For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent an irrevocable, non-exclusive license (with rights of sublicense) and, to the extent permitted under any license agreement granting such Grantor rights in such Intellectual Property, sublicense (in each case, exercisable solely during the continuance of an Event of Default and without payment of royalty or other compensation to such Grantor), under such Grantor’s rights in the Intellectual Property owned and (to the extent so permitted) licensed by such Grantor and included in the Collateral, to (a) make, have made, use, and sell any products and services of such Grantor and (b) use, copy, distribute, perform, make derivative works, publish, and exploit in any other manner, any of the Intellectual Property included in the Collateral at the time of, or during the continuance of, such Event of Default, wherever the same may be located, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks.  Each Grantor acknowledges and agrees that any sublicenses duly granted by Collateral Agent under the foregoing license grant shall survive as direct nonexclusive licenses of such Grantor in accordance with their terms, notwithstanding the subsequent cure of any Event of Default that gave rise to the exercise of the Collateral Agent’s rights and remedies.  Subject to any obligations any Grantor may have to any third party, and any restrictions imposed by any third party on any Grantor (to the extent that the Collateral Agent’s exercise of the foregoing license grant would breach such restrictions), the license granted to Collateral Agent under this Section 9.5 shall include access to the applicable media in the possession or control of any Grantor in which any of the items licensed to the Collateral Agent under such license may be recorded or stored.

9.6                               Intellectual Property.

(a)                                  Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i)                                     the Collateral Agent shall have the right (but not the obligation) to file applications for protection of the Intellectual Property owned by such Grantor and included in the Collateral and/or bring suit or otherwise commence any action or proceeding in the name of any Grantor or the Collateral Agent, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property rights of such Grantor, in which event such Grantor shall, at the written request of the Collateral Agent, do any and all lawful acts (including joinder as a party) and execute any and all documents required by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 12 hereof in connection with the exercise of its rights under this Section 9.6, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property rights as provided in this Section 9.6, each Grantor agrees to use all reasonable measures,

29

whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and/or obtain a recovery therefor;

(ii)                                  upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property owned by such Grantor and shall execute and deliver to the Collateral Agent such documents as are reasonably necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii)                               within five (5) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel currently in such Grantor’s employ as the Collateral Agent may reasonably designate, that have specific knowledge about the Intellectual Property Collateral, to instruct the Collateral Agent or its designee in the application of such Intellectual Property Collateral that requires specialized knowledge in such Grantor’s business so as to permit such Grantor or the Collateral Agent to continue to apply the Intellectual Property Collateral to the products and services sold or delivered by such Grantor at such time, such persons to be compensated by the Grantor; and

(iv)                              the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

(b)                                 If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests of any Grantor in and to any Intellectual Property of such Grantor shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any and all of such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any sale, lease, license, assignment or other disposition thereof that may have been made by the Collateral Agent as permitted under this Agreement; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to

30

be in full force and effect; provided further, the rights, title and interests so reassigned shall be free and clear of any other security interests and liens granted by or on behalf of the Collateral Agent and/or any of the Secured Parties.  The Collateral Agent shall promptly upon the reasonable written request of such Grantor, at such Grantor’s sole cost and expense, execute and deliver to such Grantor any document required or desirable to acknowledge, confirm, register, record or perfect such reassignment and such Grantor’s right, title and interest in and to such reassigned Intellectual Property.

9.7                               Cash Proceeds; Deposit Accounts.   (a)  If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account.  Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

(b)  If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

(c) To the extent that a Controlled Deposit Account contains Trust Funds, following the occurrence of a Trust Fund Activation Event, provided that sufficient available funds are not then held in any Deposit Accounts (other than Controlled Deposit Accounts), the applicable Grantor may, on one or more occasions following such Trust Fund Activation Event, deliver (or cause to be delivered) a Trust Fund Certificate.  Notwithstanding anything to the contrary herein or in any other Loan Document, (x) within two (2) Business Days following receipt if such certificate is received by the Collateral Agent by 12:00 noon on any Business Day, or (y) within three (3) Business Days following receipt if such Trust Fund Certificate is received by the Collateral Agent after 12:00 noon on any Business Day, the Collateral Agent shall remit, or instruct the relevant bank to remit, in each case to the extent permitted by applicable Laws, the amount of the Trust Funds specified in the Trust Fund Certificate to the applicable Grantor for payment to the appropriate Person to the extent funds are available in such Grantor’s account and such Grantor shall apply such funds solely for the purposes set forth in the applicable Trust Fund Certificate, remitting any excess Trust Funds to the Collateral Agent within two (2) Business Days.

SECTION 10.                     COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.  In furtherance of the foregoing provisions of this

31

Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section.   The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

SECTION 11.                     CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, permitted transferees and permitted assigns.  Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Term Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise.  Upon the Termination Date, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors.  Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination.  Upon any disposition of property (including the disposition of a subsidiary) permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person and any subsidiary so disposed of shall be released from its obligations hereunder.  The Collateral Agent shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as such Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 12.                     STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.  Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so (except to the extent caused by its bad faith, gross negligence or willful misconduct) or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.  Upon the occurrence and during the continuation of an Event of Default, if any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the

32

expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 13.                     MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement.  No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.  This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns.  No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.  This Agreement and the other Credit Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.  This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

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[Remainder of page intentionally left blank.]

34

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HATTRICK LUX NO. 4 S.ÀR.L.,
as Grantor

By:
Name:
Title:

HATTRICK HOLDINGS U.S. INC.,
as Grantor

By:
Name:
Title:

ISOLA USA CORP.,
as Grantor

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Collateral Agent

By:
Name:
Title: Authorized Signatory

SIGNATURE PAGE TO PLEDGE AND SECURITY AGREEMENT

EXHIBIT A
TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [              ] (this “Pledge Supplement”), is delivered by [NAME OF GRANTOR] a [NAME OF STATE OF FORMATION AND TYPE OF ENTITY] (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among ISOLA USA CORP., a Delaware corporation, the other Grantors named therein, and GOLDMAN SACHS LENDING PARTNERS LLC, as the Collateral Agent.  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located.  Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

[Remainder of page intentionally left blank.]

EXHIBIT A-1

IN WITNESS WHEREOF, the Grantor has caused this Pledge Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 5.1
TO PLEDGE AND SECURITY AGREEMENT

GENERAL INFORMATION

(A)                              Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)                                Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)                                Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

(D)                               Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

Grantor	Description of Agreement

EXHIBIT A-3

SUPPLEMENT TO SCHEDULE 5.2(A)
TO PLEDGE AND SECURITY AGREEMENT

COLLATERAL IDENTIFICATION

I.   INVESTMENT RELATED PROPERTY

(A)                                          Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	Percentage of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Partnership Interests of the Partnership

Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	Percentage of Outstanding Trust Interests of the Trust

EXHIBIT A-4

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

Commodity Contracts and Commodity Accounts:

Grantor	Name of Commodity Intermediary	Account Number	Account Name

II.  INTELLECTUAL PROPERTY

(A)                  Copyrights

Grantor	Jurisdiction	Title of Work	Registration Number (if any)	Registration Date (if any)

(B)                    Copyright Licenses

Grantor	Description of Copyright License	Registration Number (if any) and Jurisdiction of underlying Copyright if exclusively licensed	Name of Licensor

EXHIBIT A-5

(C)                    Patents

Grantor	Jurisdiction	Title of Patent	Patent Number/(Application Number)	Issue Date/(Filing Date)

(D)                   Patent Licenses

Grantor	Description of Patent License	Name of Licensor

(E)                     Trademarks

Grantor	Jurisdiction	Trademark	Registration Number/(Serial Number)	Registration Date/(Filing Date)

(F)                     Trademark Licenses

Grantor	Description of Trademark License	Name of Licensor

(G)                                Trade Secret Licenses

(H)                               Other Intellectual Property Licenses

III. COMMERCIAL TORT CLAIMS:

Grantor	Commercial Tort Claims

EXHIBIT A-6

IV. LETTER OF CREDIT RIGHTS:

Grantor	Description of Letters of Credit

V.  WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL:

Grantor	Description of Property	Name and Address of Third Party

VI. MATERIAL CONTRACTS:

Grantor	Description of Material Contract

EXHIBIT A-7

SUPPLEMENT TO SCHEDULE 5.4

TO PLEDGE AND SECURITY AGREEMENT

FINANCING STATEMENTS:

Grantor	Filing Jurisdiction(s)

EXHIBIT A-8

SUPPLEMENT TO SCHEDULE 5.5
TO PLEDGE AND SECURITY AGREEMENT

LOCATION OF EQUIPMENT AND INVENTORY:

Grantor	Location of Equipment and Inventory

EXHIBIT A-9

EXHIBIT B
TO PLEDGE AND SECURITY AGREEMENT

SECURITIES ACCOUNT CONTROL AGREEMENT

This Securities Account Control Agreement dated as of [                  ], 20[    ] (this “Agreement”), by and among [                        ], a [NAME OF STATE OF FORMATION AND TYPE OF ENTITY] (the “Debtor”), [                                      ], in its capacity as a “securities intermediary” as defined in Section 8-102 of the UCC (in such capacity, the “Securities Intermediary”), and GOLDMAN SACHS LENDING PARTNERS LLC, as the Collateral Agent.  Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Security Agreement, dated as of [the date hereof][September 30, 2010] (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among [the Debtor,] the [other] Grantors party thereto and the Collateral Agent.  All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.  Establishment of Securities Account.  The Securities Intermediary hereby confirms and agrees that:

(a)           The Securities Intermediary has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Securities Account”) and the Securities Intermediary shall not change the name or account number of the Securities Account without the prior written consent of the Collateral Agent;

(b)           All securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank;

(c)           All property delivered to the Securities Intermediary pursuant to the Security Agreement will be promptly credited to the Securities Account; and

(d)           The Securities Account is a “securities account” within the meaning of Section 8-501 of the UCC.

Section 2.  “Financial Assets” Election.  The Securities Intermediary hereby agrees that each item of property (including, without limitation, any  investment property, financial asset, security, instrument, general intangible or cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

Section 3.  Control of the Securities Account.  If at any time the Securities Intermediary shall receive any order from the Collateral Agent directing transfer or redemption of any financial asset relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person.  If the Debtor is otherwise entitled to issue entitlement orders and such orders conflict with any

EXHIBIT B-1

entitlement order issued by the Collateral Agent, the Securities Intermediary shall follow the orders issued by the Collateral Agent.

Section 4.  Subordination of Lien; Waiver of Set-Off.  In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Securities Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent.  The financial assets and other items deposited to the Securities Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Securities Account and (ii) the face amount of any checks which have been credited to such Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 5.  Choice of Law.  This Agreement and the Securities Account shall each be governed by the laws of the State of New York.  Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC) and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

Section 6.  Conflict with Other Agreements.

(a)           In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b)           No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto;

(c)           The Securities Intermediary hereby confirms and agrees that:

(i)   There are no other control agreements entered into between the Securities Intermediary and the Debtor with respect to the Securities Account;

(ii)  It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating to the Securities Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such other person; and

(iii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with the Debtor or the Collateral Agent purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.

Section 7.  Adverse Claims.  Except for the claims and interest of the Collateral Agent and of the Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any “financial asset” (as defined in Section 8-

EXHIBIT B-2

102(a) of the UCC) credited thereto.  If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Collateral Agent and the Debtor thereof.

Section 8.  Maintenance of Securities Account.  In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain the Securities Account as follows:

(a)           Notice of Sole Control.  If at any time the Collateral Agent delivers to the Securities Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Securities Intermediary agrees that after receipt of such notice, it will take all instruction with respect to the Securities Account solely from the Collateral Agent.

(b)           Voting Rights.  Until such time as the Securities Intermediary receives a Notice of Sole Control pursuant to subsection (a) of this Section 8, the Debtor shall direct the Securities Intermediary with respect to the voting of any financial assets credited to the Securities Account.

(c)           Permitted Investments.  Until such time as the Securities Intermediary receives a Notice of Sole Control signed by the Collateral Agent, the Debtor shall direct the Securities Intermediary with respect to the selection of investments to be made for the Securities Account; provided, however, that the Securities Intermediary shall not honor any instruction to purchase any investments other than investments of a type described on Exhibit B hereto.

(d)           Statements and Confirmations.  The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any financial assets credited thereto simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 12 of this Agreement.

(e)           Tax Reporting.  All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor (or the Debtor’s ultimate “regarded” Parent, if the Debtor is a disregarded entity for United States federal income tax purposes).

Section 9.  Representations, Warranties and Covenants of the Securities Intermediary.  The Securities Intermediary hereby makes the following representations, warranties and covenants:

(a)           The Securities Account has been established as set forth in Section 1 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b)           This Agreement is the valid and legally binding obligation of the Securities Intermediary.

Section 10  Indemnification of Securities Intermediary.  The Debtor and the Collateral Agent hereby agree that (a) the Securities Intermediary is released from any and all liabilities to the Debtor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Securities Intermediary with the terms hereof, except to the extent that such liabilities arise from the Securities Intermediary’s negligence and (b) the Debtor, its successors and assigns shall

EXHIBIT B-3

at all times indemnify and save harmless the Securities Intermediary from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Securities Intermediary with the terms hereof, except to the extent that such arises from the Securities Intermediary’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 11.  Successors; Assignment.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.  The Collateral Agent may assign its rights hereunder only with the express written consent of the Securities Intermediary and by sending written notice of such assignment to the Debtor.

Section 12.  Notices.   Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
Attention: [ ]
Telecopier: [ ]

Collateral Agent:	Goldman Sachs Lending Partners LLC, as Collateral Agent
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Andrew Caditz
Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com

Securities Intermediary:	[Name and Address of Securities Intermediary]
Attention: [ ]
Telecopier: [ ]

Any party may change its address for notices in the manner set forth above.

Section 13.  Termination.  The obligations of the Securities Intermediary to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Securities Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Securities Intermediary of such termination in writing.  The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit B hereto to the Securities Intermediary upon the request of the Debtor on or after the termination of the Collateral Agent’s security interest in the Securities Account pursuant to the terms of the Security Agreement.  The termination of this Agreement shall not terminate the Securities Account or alter the obligations of the Securities Intermediary to the Debtor pursuant to any other agreement with respect to the Securities Account.

EXHIBIT B-4

Section 14.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[Remainder of page intentionally left blank.]

EXHIBIT B-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR],
as Debtor

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Collateral Agent

By:
Name:
Title:	Authorized Signatory

[NAME OF SECURITIES INTERMEDIARY],
as Securities Intermediary

By:
Name:
Title:

EXHIBIT B-6

EXHIBIT A
TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention: [                                    ]

Re:  Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement, dated as of [              ], 20[    ], by and among [                        ], a [NAME OF STATE OF FORMATION AND TYPE OF ENTITY] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over securities account number(s) [                        ] (the “Securities Account(s)”) and all financial assets credited thereto.  You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Securities Account(s) or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours,

Goldman Sachs Lending Partners LLC, as Collateral Agent

By:
Name:
Title:	Authorized Signatory

cc:  [Name of Debtor]

EXHIBIT B-7

EXHIBIT B
TO SECURITIES ACCOUNT CONTROL AGREEMENT

Permitted Investments

[TO COME]

EXHIBIT B-8

EXHIBIT B
TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]
Attention: [                                ]

Re:  Termination of Securities Account Control Agreement

You are hereby notified that the Securities Account Control Agreement, dated as of [              ], 20[    ], by and among you, [                        ], a [NAME OF STATE OF FORMATION AND TYPE OF ENTITY] (the “Debtor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement.  Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [                                  ] from the Debtor.  This notice terminates any obligations you may have to the undersigned with respect to such account(s); however, nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours,

Goldman Sachs Lending Partners LLC, as Collateral Agent

By:
Name:
Title:	Authorized Signatory

EXHIBIT B-9

EXHIBIT C
TO PLEDGE AND SECURITY AGREEMENT

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement dated as of [                  ], 20[    ] (this “Agreement”), by and among [                        ], a [NAME OF STATE OF FORMATION AND TYPE OF ENTITY] (the “Debtor”), [                        ], in its capacity as a “bank” as defined in Section 9-102 of the UCC (in such capacity, the “Financial Institution”), and GOLDMAN SACHS LENDING PARTNERS LLC, as the Collateral Agent.  Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Security Agreement, dated as of [the date hereof][September 30, 2010] (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among [the Debtor,] the [other] Grantors party thereto and the Collateral Agent.  All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.  Establishment of Deposit Account.  The Financial Institution hereby confirms and agrees that:

(a)  The Financial Institution has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Deposit Account”) and the Financial Institution shall not change the name or account number of the Deposit Account without the prior written consent of the Collateral Agent and, prior to delivery of a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Debtor; and

(b)  The Deposit Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC.

Section 2.  Control of the Deposit Account.  If at any time the Financial Institution shall receive any instructions originated by the Collateral Agent directing the disposition of funds in the Deposit Account, the Financial Institution shall comply with such instructions without further consent by the Debtor or any other person.  The Financial Institution hereby acknowledges that it has received notice of the security interest of the Collateral Agent in the Deposit Account and hereby acknowledges and consents to such lien.  If the Debtor is otherwise entitled to issue instructions and such instructions conflict with any instructions issued the Collateral Agent, the Financial Institution shall follow the instructions issued by the Collateral Agent.

Section 3.  Subordination of Lien; Waiver of Set-Off.  In the event that the Financial Institution has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Deposit Account or any funds credited thereto, the Financial Institution hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent.  Money and other items credited to the Deposit Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Financial Institution may set off (i) all amounts due to the Financial Institution in respect of customary fees and expenses for the routine maintenance and operation of the Deposit Account and (ii) the face amount of any checks which have been credited to such Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

EXHIBIT C-1

Section 4.  Choice of Law.  This Agreement and the Deposit Account shall each be governed by the laws of the State of New York.  Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Financial Institution’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the Deposit Account shall be governed by the laws of the State of New York.

Section 5.  Conflict with Other Agreements.

(a)  In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b)  No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto; and

(c)  The Financial Institution hereby confirms and agrees that:

(i)            There are no other agreements entered into between the Financial Institution and the Debtor with respect to the Deposit Account [other than                         ]; and

(ii)           It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating the Deposit Account and/or any funds credited thereto pursuant to which it has agreed to comply with instructions originated by such persons as contemplated by Section 9-104 of the UCC.

Section 6.  Adverse Claims.  The Financial Institution does not know of any liens, claims or encumbrances relating to the Deposit Account.  If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Deposit Account, the Financial Institution will promptly notify the Collateral Agent and the Debtor thereof.

Section 7.  Maintenance of Deposit Account.  In addition to, and not in lieu of, the obligation of the Financial Institution to honor instructions as set forth in Section 2 hereof, the Financial Institution agrees to maintain the Deposit Account as follows:

(a)  Notice of Sole Control.  If at any time the Collateral Agent delivers to the Financial Institution a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Financial Institution agrees that after receipt of such notice, it will take all instruction with respect to the Deposit Account solely from the Collateral Agent.

(b)  Statements and Confirmations.  The Financial Institution will promptly send copies of all statements, confirmations and other correspondence concerning the Deposit Account simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 11 of this Agreement; and

(c)  Tax Reporting.  All interest, if any, relating to the Deposit Account, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor (or the Debtor’s ultimate “regarded” Parent, if the Debtor is a disregarded entity for United States federal income tax purposes).

EXHIBIT C-2

Section 8.   Representations, Warranties and Covenants of the Financial Institution.  The Financial Institution hereby makes the following representations, warranties and covenants:

(a)  The Deposit Account has been established as set forth in Section 1 and such Deposit Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b)  This Agreement is the valid and legally binding obligation of the Financial Institution.

Section 9.   Indemnification of Financial Institution.  The Debtor and the Collateral Agent hereby agree that (a) the Financial Institution is released from any and all liabilities to the Debtor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Financial Institution with the terms hereof, except to the extent that such liabilities arise from the Financial Institution’s negligence and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Financial Institution from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Financial Institution with the terms hereof, except to the extent that such arises from the Financial Institution’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 10.  Successors; Assignment.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.  The Collateral Agent may assign its rights hereunder only with the express written consent of the Financial Institution and by sending written notice of such assignment to the Debtor.

Section 11  Notices.   Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
Attention: [ ]
Telecopier: [ ]

Collateral Agent:	Goldman Sachs Lending Partners LLC, as Collateral Agent
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Andrew Caditz
Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com

EXHIBIT C-3

Financial Institution:                                  [Name and Address of Financial Institution]
Attention: [                              ]
Telecopier: [                              ]

Any party may change its address for notices in the manner set forth above.

Section 12.  Termination.  The obligations of the Financial Institution to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Deposit Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Financial Institution of such termination in writing.  The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Financial Institution upon the request of the Debtor on or after the termination of the Collateral Agent’s security interest in the Deposit Account pursuant to the terms of the Security Agreement.  The termination of this Agreement shall not terminate the Deposit Account or alter the obligations of the Financial Institution to the Debtor pursuant to any other agreement with respect to the Deposit Account.

Section 13.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[Remainder of page intentionally left blank.]

EXHIBIT C-4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR],
as Debtor

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Collateral Agent

By:
Name:
Title:	Authorized Signatory

[NAME OF FINANCIAL INSTITUTION], as Financial Institution

By:
Name:
Title:

EXHIBIT C-5

EXHIBIT A
TO DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Financial Institution]
Attention: [                                  ]

Re:  Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Deposit Account Control Agreement, dated as of [              ], 20[    ], by and among [                        ], a [NAME OF STATE OF FORMATION AND TYPE OF ENTITY] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over deposit account number(s) [                        ] (the “Deposit Account(s)”) and all financial assets credited thereto.  You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Deposit Account(s) or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours,

Goldman Sachs Lending Partners LLC, as Collateral Agent

By:
Name:
Title:	Authorized Signatory

cc:  [Name of Debtor]

EXHIBIT C-6

EXHIBIT B
TO DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Financial Institution]
Attention: [                              ]

Re:  Termination of Deposit Account Control Agreement

You are hereby notified that the Deposit Account Control Agreement dated as of [                    ], 20[_], by and among [                        ], a [NAME OF STATE OF FORMATION AND TYPE OF ENTITY] (the “Debtor”), you and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement.  Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [                                ] from the Debtor.  This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours,

Goldman Sachs Lending Partners LLC, as Collateral Agent

By:
Name:
Title:	Authorized Signatory

EXHIBIT C-7

EXHIBIT D
TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [                    ], 20[    ] (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of GOLDMAN SACHS LENDING PARTNERS LLC, as the Collateral Agent (the “Collateral Agent”).

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ISOLA USA CORP., a Delaware corporation (“Borrower”), HATTRICK HOLDINGS U.S. INC., a Delaware corporation (“Holdings”), ISOLA GROUP S.ÀR.L., a Luxembourg limited liability company, HATTRICK LUX NO. 2 S.ÀR.L., a Luxembourg limited liability company, HATTRICK LUX NO. 4 S.ÀR.L., a Luxembourg limited liability company (“Lux 4”), the other Guarantors party thereto, the lenders party thereto from time to time (the “Lenders”), GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent;

WHEREAS, the Grantors are party to a Pledge and Security Agreement, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among Lux 4, Holdings, Borrower and each of the other subsidiaries of Holdings or the Borrower party thereto from time to time and the Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Hedge Agreements as set forth in the Security Agreement; and

WHEREAS, pursuant to the Security Agreement the Grantors granted a security interest to the Collateral Agent in the Trademark Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and  for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent  agree as follows:

SECTION 1.         Defined Terms

Unless otherwise defined herein, capitalized terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

EXHIBIT D-1

SECTION 2.         Grant of Security Interest in Trademark Collateral

SECTION 2.1       Grant of Security.  Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or hereafter existing or in which any Grantor now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Trademark Collateral”):

all United States trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, slogans, logos, other source or business identifiers, designs and general intangibles of a like nature, whether statutory or common law and whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed in Schedule A attached hereto (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation or impairment of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 2.2       Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3.         Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.         Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW

EXHIBIT D-2

OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.         Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[Remainder of page intentionally left blank.]

EXHIBIT D-3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this          day of                         ,          before me personally appeared                                       , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                                         , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this          day of                         ,          before me personally appeared                                       , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                                         , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT D-4

Accepted and Agreed:

GOLDMAN SACHS LENDING PARTNERS LLC,
as Collateral Agent

By:
Name:
	Title:	Authorized Signatory

EXHIBIT D-5

SCHEDULE A
to
TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Country	Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT D-6

EXHIBIT E

TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [                    ], 20[    ] (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of GOLDMAN SACHS LENDING PARTNERS LLC, as the Collateral Agent (the “Collateral Agent”).

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ISOLA USA CORP., a Delaware corporation (“Borrower”), HATTRICK HOLDINGS U.S. INC., a Delaware corporation (“Holdings”), ISOLA GROUP S.ÀR.L., a Luxembourg limited liability company, HATTRICK LUX NO. 2 S.ÀR.L., a Luxembourg limited liability company, HATTRICK LUX NO. 4 S.ÀR.L., a Luxembourg limited liability company (“Lux 4”), the other Guarantors party thereto, the lenders party thereto from time to time (the “Lenders”), GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent;

WHEREAS, the Grantors are party to a Pledge and Security Agreement, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among Lux 4, Holdings, Borrower and each of the other subsidiaries of Holdings or the Borrower party thereto from time to time and the Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Hedge Agreements as set forth in the Security Agreement; and

WHEREAS, pursuant to the Security Agreement, the Grantors granted a security interest to the Collateral Agent in the Patent Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION. 1.  Defined Terms

Unless otherwise defined herein, capitalized terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

EXHIBIT E-1

SECTION 2.  Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or hereafter existing or in which any Grantor now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Patent Collateral”):

all United States patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application listed in Schedule A attached hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation or impairment thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

SECTION 3.         Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.         Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTION 5.         Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[Remainder of page intentionally left blank.]

EXHIBIT E-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its  officer thereunto duly authorized as of the date first written above.

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this          day of                         ,          before me personally appeared                                       , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                                         , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this          day of                         ,          before me personally appeared                                       , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                                         , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT E-3

Accepted and Agreed:

GOLDMAN SACHS LENDING PARTNERS LLC,
as Collateral Agent

By:
Name:
	Title:	Authorized Signatory

EXHIBIT E-4

SCHEDULE A
to
PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Country	Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT E-5

EXHIBIT F

TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [                    ], 20[    ](as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of GOLDMAN SACHS LENDING PARTNERS LLC, as the Collateral Agent (the “Collateral Agent”).

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ISOLA USA CORP., a Delaware corporation (“Borrower”), HATTRICK HOLDINGS U.S. INC., a Delaware corporation (“Holdings”), ISOLA GROUP S.ÀR.L., a Luxembourg limited liability company, HATTRICK LUX NO. 2 S.ÀR.L., a Luxembourg limited liability company, HATTRICK LUX NO. 4 S.ÀR.L., a Luxembourg limited liability company (“Lux 4”), the other Guarantors party thereto, the lenders party thereto from time to time (the “Lenders”), GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent

WHEREAS, the Grantors are party to a Pledge and Security Agreement, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among Lux 4, Holdings, Borrower and each of the other subsidiaries of Holdings or the Borrower party thereto from time to time and the Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Hedge Agreements as set forth in the Security Agreement; and

WHEREAS, pursuant to the Security Agreement the Grantors granted a security interest to the Collateral Agent in the Copyright Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor and  Collateral Agent as follows:

SECTION 1.         Defined Terms

Unless otherwise defined herein, capitalized terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

EXHIBIT F-1

SECTION 2.         Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or hereafter existing or in which any Grantor now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Copyright Collateral”):

(a)           all United States copyrights (whether statutory or common law and whether or not the underlying works of authorship have been published), including but not limited to copyrights in software, databases and designs (including but not limited to industrial designs, designs protected under 17. U.S.C. 1301 et. Seq. and Community designs),  and all Mask Works (as defined under 17 U.S.C. 901 of the United States Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed in Schedule A attached hereto (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation or impairment thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world (collectively, “Copyrights”); and

(b)           any and all agreements, licenses and covenants providing for the granting of any exclusive right to such Grantor in or to any registered Copyright including, without limitation, each agreement listed in Schedule A attached hereto (as such schedule may be amended or supplemented from time to time) (collectively, “Exclusive Copyright Licenses”).

SECTION 3.         Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Security Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4.         Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF LAW RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

EXHIBIT F-2

SECTION 5.         Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[Remainder of page intentionally left blank.]

EXHIBIT F-3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its  officer thereunto duly authorized as of the date first written above.

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this          day of                         ,          before me personally appeared                                       , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                                         , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR]

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this          day of                         ,          before me personally appeared                                       , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of                                         , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT F-4

Accepted and Agreed:

GOLDMAN SACHS LENDING PARTNERS LLC,
as Collateral Agent

By:
Name:
	Title:	Authorized Signatory

EXHIBIT F-5

SCHEDULE A
to
COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Country	Title	Application No.	Filing Date	Registration No.	Registration Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number and Country of underlying Copyright

EXHIBIT F-6

EXHIBIT G

TO PLEDGE AND SECURITY AGREEMENT

FORM OF NOTICE OF SPECIFIED HEDGE AGREEMENT

[Letterhead of the Lender Counterparty]

[Date]

Goldman Sachs Lending Partners LLC,

as Collateral Agent

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Attention:  Andrew Caditz

Email: gsd.link@gs.com and  ficc-sbdagency-nydallas@ny.email.gs.com

Re: Notice of Specified Hedge Agreement

Ladies and Gentlemen:

Reference is made to the Pledge and Security Agreement, dated as of September 30, 2010 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among ISOLA USA CORP., a Delaware corporation, (“Borrower”), HATTRICK LUX NO. 4 S.ÀR.L., a Luxembourg limited liability company, HATTRICK HOLDINGS U.S. INC., a Delaware corporation (“Holdings”), and each of the other subsidiaries of Holdings or the Borrower party thereto from time to time in favor of GOLDMAN SACHS LENDING PARTNERS LLC, as Collateral Agent.  Capitalized terms used herein have the meaning set forth in the Security Agreement or if not defined therein in the Credit Agreement (as defined in the Security Agreement).  This letter serves to notify you that we have entered into the following Hedge Agreement:

Date of Hedge Agreement	Names of Parties

We hereby confirm that on the date the Hedge Agreement was entered into we were a Lender Counterparty.  We hereby appoint the Collateral Agent as our agent for purposes of the Security Agreement.  We understand and agree neither Collateral Agent nor Administrative Agent shall owe us any fiduciary duly, duty of loyalty, duty of care, duty of disclosure or any other obligations whatsoever by virtue of our status as a secured party under the Security Agreement and we agree to be bound by the Credit Documents as a Secured Party.

Very truly yours,

EXHIBIT G-1

[NAME OF LENDER COUNTERPARTY]

By:
Name:
Title:

EXHIBIT F-2

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

RECORDING REQUESTED BY:

Skadden, Arps, Slate, Meagher & Flom LLP

AND WHEN RECORDED MAIL TO:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attn: [                                ]

Re:  ISOLA USA CORP.

Space above this line for recorder’s use only

LANDLORD WAIVER AND CONSENT AGREEMENT

This LANDLORD WAIVER AND CONSENT AGREEMENT (this “Agreement”) is dated as of [mm/dd/yy] and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of GOLDMAN SACHS LENDING PARTNERS LLC, as collateral agent for Lenders and Lender Counterparties (in such capacity “Collateral Agent”).

RECITALS:

WHEREAS, [NAME OF GRANTOR], a [Type of Person] (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”);

WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) more particularly described on Exhibit B annexed hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among ISOLA USA CORP., HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L.., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent, pursuant to which Tenant has executed a security agreement, mortgages, deeds of trust, deeds to secure debt and assignments of rents and leases, and other collateral documents in relation to the Credit Agreement;

EXHIBIT I-1

WHEREAS, Tenant’s repayment of the extensions of credit made by Lenders under the Credit Agreement will be secured, in part, by all Inventory (as defined in the Pledge and Security Agreement) of Tenant (including all Inventory of Tenant now or hereafter located on the Premises (the “Subject Inventory”)) and all Equipment (as defined in the Pledge and Security Agreement) used in Tenant’s business (including all Equipment of Tenant now or hereafter located on the Premises (the “Subject Equipment”; and, together with the Subject Inventory, the “Collateral”)); and

WHEREAS, Collateral Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to Tenant under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Collateral Agent as follows:

1.  Landlord hereby (a) waives and releases unto Collateral Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Collateral Agent in respect thereof.  Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

2.  Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Collateral Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3.  Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Collateral Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral:  assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale).  In entering upon or into the Premises, Collateral Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Collateral Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral.  Such costs shall include any damage to the Premises made by Collateral Agent in severing and/or removing the Collateral therefrom.

4.  Landlord agrees that it will not prevent Collateral Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral.  In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to Collateral Agent to that effect.  Within the 45 day period after Collateral Agent receives the Landlord’s Notice, Collateral Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises.  During such 45 day period, Landlord will not remove the Collateral from the Premises nor interfere with Collateral Agent’s actions in removing the Collateral from the Premises or Collateral Agent’s actions in otherwise

EXHIBIT I-2

enforcing its security interest in the Collateral.  Notwithstanding anything to the contrary in this paragraph, Collateral Agent shall at no time have any obligation to remove the Collateral from the Premises.

5.  Landlord shall send to Collateral Agent a copy of any notice of default under the Lease sent by Landlord to Tenant.  In addition, Landlord shall send to Collateral Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.

6.  All notices to Collateral Agent under this Agreement shall be in writing and sent to Collateral Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

7.  The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

8.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

[Remainder of page intentionally left blank]

EXHIBIT I-3

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first set forth above.

[NAME OF LANDLORD]

By:
Name:
Title:

Attention:
Telecopier:

By its acceptance hereof, as of the date first set forth above, Collateral Agent agrees to be bound by the provisions hereof.

GOLDMAN SACHS LENDING PARTNERS LLC, as Collateral Agent

By:
Name:
Title:

Attention:
Telecopier:

[APPROPRIATE NOTARY BLOCKS]

EXHIBIT I-4

EXHIBIT A TO

LANDLORD WAIVER AND CONSENT

Legal Description of Premises:

EXHIBIT I-A-1

EXHIBIT B TO

LANDLORD WAIVER AND CONSENT

Description of Lease:

EXHIBIT I-B-1

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

Dated: [ ]

FOR VALUE RECEIVED, each entity listed on Schedule 1 hereto as a “Payor” promises to pay to the order of each entity listed on Schedule 1 hereto as a “Payee” that makes one or more loans or advances to such Payor, on demand, in lawful money of the United States of America, or the European Union, as applicable, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee.  The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payee or Payor hereunder.  Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ISOLA USA CORP., as Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.  The term “Mezzanine Credit Agreement” as used herein shall mean that certain Mezzanine Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Mezzanine Credit Agreement”), by and among ISOLA USA CORP., HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, and the Lenders party thereto from time to time (the “Mezzanine Lenders”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee.  Interest shall be due and payable on the last day of each month commencing after the date hereof or at such other times as may be agreed upon in writing from time to time by the relevant Payor and Payee.  Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable.  Interest shall be paid in lawful money of the United States of America or the European Union, as applicable, and in immediately available funds.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days or computed in such other manner as may be agreed upon in writing from time to time by the relevant Payor and Payee.

Each Payee, Payor and any endorser of this intercompany note (this “Intercompany Note”) hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Intercompany Note has been pledged by each Payee to Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Credit Documents to which such Payee is a party.  Each Payor acknowledges and agrees that Collateral Agent and the other Secured Parties may exercise all the rights of each Payee under this Intercompany Note upon the occurrence and during the continuation of an Event of Default, and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor or any indorser of this Intercompany Note, or against any of their respective properties, shall be subordinate and subject in right of payment to (i) the payment and performance of all Secured Obligations under and as defined in the Credit Agreement until all Term Loans have terminated and all interest, fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash and (ii) the payment and performance of all “Obligations” under and as defined in the Mezzanine Credit

EXHIBIT J-1

Agreement (the, “Mezzanine Obligations”) until all “Term Loans” under and as defined in the Mezzanine Credit Agreement (the “Mezzanine Term Loans”) have terminated and all interest, fees and other Mezzanine Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash; provided, that each Payor may make payments to the applicable Payee so long as no Event of Default under the Credit Agreement and no “Event of Default” under and as defined in the Mezzanine Credit Agreement (a “Mezzanine Event of Default”) shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Intercompany Note shall be received by the applicable Payor subject to the provisions of the Credit Documents and Mezzanine Loan Documents.  Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights, if any, of the Secured Parties and the Mezzanine Lenders in such assets.  Except as expressly permitted by the Credit Documents and Mezzanine Loan Documents, the Payees shall have no right to possession of any such asset (other than payments in respect of this Note) or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until (i) all Term Loans have terminated, and all interest, fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash and (ii) all Mezzanine Term Loans have terminated, and all interest, fees and other Mezzanine Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash.  After the occurrence and during the continuation of any Event of Default or any Mezzanine Event of Default and upon the receipt by Borrower of written notice from Collateral Agent or any Mezzanine Lender, no payment on this Intercompany Note shall be made by any Payor that is a Credit Party or received by any Payee from any Credit Party and if requested by Collateral Agent any such payment so received by any Payee shall be paid over by such Payee (i) to Collateral Agent for application to the Secured Obligations under and as defined in the Credit Agreement and (ii) once such Secured Obligations are paid in full (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made), to the Mezzanine Lenders for application to the Mezzanine Obligations.

The Secured Parties and the Mezzanine Lenders shall be third-party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof, subject to the terms of the Credit Agreement and Mezzanine Credit Agreement, respectively.

Notwithstanding anything to the contrary contained herein, in any other Credit Document, any other Mezzanine Loan Document or in any such promissory note or other instrument, this Intercompany Note (i) shall not replace or supersede any promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any Payor, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any Payor.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Payors may become parties hereto by executing a counterpart signature page to this Intercompany Note (each additional Payor, an “Additional Payor”) attached hereto.  Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.  This Intercompany Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

From time to time after the date hereof, additional Payees may become parties hereto by executing a counterpart signature page to this Intercompany Note (each additional Payee, an “Additional Payee”) attached hereto.  Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the

EXHIBIT J-2

other Payees, each Additional Payee shall be a Payee and shall be as fully a party hereto as if such Additional Payee were an original signatory hereof.  Each Payee expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payee hereunder.  This Intercompany Note shall be fully effective as to any Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee hereunder.

The obligation represented by this Intercompany Note will be registered as to both principal and stated interest with the Borrower.  In connection with any assignment of this Intercompany Note, Payor or Payee, as applicable, shall issue and deliver a new intercompany note to such assignee and no assignment or transfer of this Intercompany Note shall be effective unless and until this Intercompany Note has been surrendered for cancellation, and thereupon Payor or Payee, as applicable, shall issue and deliver a new intercompany note to effect the assignment or transfer.

This Intercompany Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature pages follow.]

EXHIBIT J-3

IN WITNESS WHEREOF, each Payor has caused this Intercompany Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[NAMES OF PAYORS]

By:
Name:
Title:

EXHIBIT J-4

IN WITNESS WHEREOF, each Payee has caused this Intercompany Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[NAMES OF PAYEES]

By:
Name:
Title:

EXHIBIT J-5

Schedule 1

Payors

[                        ]

Payees

[                        ]

EXHIBIT J-6

Schedule A

TRANSACTIONS
UNDER
INTERCOMPANY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date After Giving Effect to Any Applicable Advance or Principal Payment on This Date	Notation Made By

EXHIBIT J-7

Schedule B

INDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                                                            all of its right, title and interest in and to the Intercompany Note, dated [              ] (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Note”), made by the Payors or any Additional Payor that becomes a party thereto, and payable to such undersigned.  This indorsement is intended to be attached to the Intercompany Note and, when so attached, shall constitute an indorsement thereof.  In connection with any assignment of the Intercompany Note, Payor or Payee, as applicable, shall issue and deliver a new intercompany note to such assignee and no assignment or transfer of the Intercompany Note shall be effective unless and until the Intercompany Note has been surrendered for cancellation, and thereupon Payor or Payee, as applicable, shall issue and deliver a new intercompany note to effect the assignment or transfer.  Capitalized terms used herein but not otherwise defined herein shall have the meaning given such terms in the Intercompany Note.

Dated:  [              ]

[NAME OF PAYEES]

By:
Name:
Title:

EXHIBIT J-1

EXHIBIT K TO

CREDIT AND GUARANTY AGREEMENT

AFFILIATE SUBORDINATION AGREEMENT

THIS AFFILIATE SUBORDINATION AGREEMENT (this “Agreement”), dated as of [              ], made by and among [Isola Group (“Lux 1”), and/or any Subsidiary thereof (other than Hattrick Holdings U.S. Inc. (“Holdings”) and its Subsidiaries)](1) (such capitalized term, and other terms used herein, to have the meanings ascribed thereto in the Credit Agreement (as defined below) or Section 1 below, as applicable) and/or Subsidiaries thereof named on Schedule I attached hereto (collectively with any Credit Party and/or Subsidiary thereof becoming a party hereto pursuant to Section 10, the “Subordinated Creditors”) and Borrower and each Subsidiary of Borrower named on Schedule II attached hereto (collectively, the “Subordinated Debtors”), in favor of GOLDMAN SACHS LENDING PARTNERS LLC (“GS Lending Partners”), in its capacity as Administrative Agent under the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Documents, the Lenders have extended and/or will extend financing arrangements to Borrower;

WHEREAS, with the approval of Administrative Agent, each Subordinated Debtor may hereafter from time to time become indebted or otherwise obligated to the applicable Subordinated Creditor in respect of indebtedness related to or resulting from intercompany loans, advances or other indebtedness from such Subordinated Creditor (all such present and future indebtedness owing to the Subordinated Creditors (whether created directly or acquired by assignment or otherwise), and interest, premiums and fees, if any, thereon and other amounts payable in respect thereof and all rights and remedies of the Subordinated Creditors with respect thereto, being referred to as the “Intercompany Subordinated Debt”);

WHEREAS, pursuant to Section 6.1(d) of the Credit Agreement, each of the Subordinated Creditors and each of the Subordinated Debtors is required to execute and deliver this Agreement;

WHEREAS, each Subordinated Creditor has duly authorized the execution, delivery and performance of this Agreement; and

WHEREAS, it is in the best interests of each Subordinated Creditor to execute this Agreement inasmuch as such Subordinated Creditor will derive substantial direct and indirect benefits from the financing arrangements made from time to time to Borrower by the Lenders pursuant to the Credit Documents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   Definitions.  As used in this Agreement, the following terms shall have the meanings specified below (for all purposes of this Agreement, the rules of construction and interpretative provisions set forth in Section 1.3 of the Credit Agreement shall apply unless the context otherwise requires):

“Agreement” as defined in the preamble.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time), by and among ISOLA USA CORP., as Borrower, HOLDINGS, LUX 1, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, and GS Lending Partners, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

(1)                                  To be modified as applicable.

EXHIBIT K-1

“Discharge of Obligations” means, subject to Section 8(b) hereof, payment in full in cash of all Term Loans, and all interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding of the applicable Subordinated Debtor, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made).

“GS Lending Partners” as defined in the preamble.

“Insolvency or Liquidation Proceeding” means, as to any Person, (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to such Person, (b) any other voluntary or involuntary insolvency, reorganization, arrangement or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, arrangement or other similar case or proceeding with respect to such Person or with respect to a material portion of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

“Intercompany Subordinated Debt” as defined in the second recital hereof.

“Requirement of Law” means, as to any Person, any law, treaty, judgment, order, decree, ordinance, statute, case law, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Subordinated Creditor” as defined in the preamble.

“Subordinated Debtor” as defined in the preamble.

SECTION 2.   Agreement to Subordinate.

(a)           Each of the Subordinated Debtors and Subordinated Creditors agrees that the Intercompany Subordinated Debt is and shall be subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior payment in full in cash of all Secured Obligations now existing or hereafter arising under the Credit Documents.  For purposes of this Agreement, the Secured Obligations shall not be deemed to have been paid in full until the Discharge of Obligations.  To the extent permitted by applicable law, each of the Subordinated Debtors and the Subordinated Creditors waives notice of acceptance of this Agreement by the Lenders, and each Subordinated Creditor waives notice of and consent to the making, amount and terms of the Obligations which may exist or be created from time to time and any renewal, extension, amendment or modification thereof, and any other lawful action which any Lender in its sole and absolute discretion may take or omit to take with respect thereto.  The provisions of this Section 2 shall constitute a continuing offer made for the benefit of and to all Lenders, and each Lender is hereby irrevocably authorized to enforce such provisions.

(b)           Subject to Section 2(c) below, upon the acceleration of the Secured Obligations, no Subordinated Debtor shall pay or make and no Subordinated Creditor shall accept or receive, any payment in respect of the Intercompany Subordinated Debt, including (i) regularly scheduled payments of principal and interest on the Intercompany Subordinated Debt and (ii) prepayments of principal and accrued interest thereon on the Intercompany Subordinated Debt.  For purposes of these provisions in this Section 2, “payment” in respect of any Intercompany Subordinated Debt shall include any payment or distribution from any source, whether in cash, property or securities, by set-off or otherwise, in respect of principal, premium, interest or otherwise, including in connection with any redemption or purchase of such Intercompany Subordinated Debt or any recovery on any claim for rescission or damages.

(c)           In the event that any Subordinated Debtor shall make, and/or any Subordinated Creditor shall receive, any payment on Intercompany Subordinated Debt in contravention of this Agreement or the terms of the Credit Agreement, then and in any such event such payment shall be deemed to be the property of and segregated, received and held in trust for the benefit of, the Lenders, and shall be promptly paid over and delivered

EXHIBIT K-2

to Administrative Agent in the same form as so received (with any necessary indorsement) for the benefit of the Lenders.

SECTION 3.   In Furtherance of Subordination.

(a)           Upon any distribution of all or any of the assets of any Subordinated Debtor or any Subordinated Creditor in the event of any Insolvency or Liquidation Proceeding of such Subordinated Debtor or such Subordinated Creditor, then, and in any such event, the Lender shall be entitled to the Discharge of Obligations (whether or not the Secured Obligations have been declared due and payable prior to the date on which the Secured Obligations would otherwise have become due and payable) before such Subordinated Creditor or anyone claiming through or on its behalf (including any receiver, trustee, or otherwise) is entitled to receive any payment on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Intercompany Subordinated Debt, and to that end any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event, shall be paid or delivered directly to Administrative Agent for the application to the Secured Obligations until the Discharge of Obligations.  Prior to any dissolution of any Subordinated Creditor pursuant to a transaction permitted by the Credit Agreement, each Subordinated Creditor and each Subordinated Debtor shall cause the subsequent holder (to the extent such subsequent holder is not a Credit Party) of the Intercompany Subordinated Debt to subordinate the Intercompany Subordinated Debt to the Secured Obligations on substantially the same terms and conditions set forth in this Agreement or otherwise on terms and conditions reasonably satisfactory to Administrative Agent.

(b)           If any Insolvency or Liquidation Proceeding referred to in Section 3(a) above is commenced by or against any Subordinated Debtor or any Subordinated Creditor during the continuance of such Insolvency or Liquidation Proceeding,

(i)            Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of such Subordinated Debtor, such Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Intercompany Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Intercompany Subordinated Debt or enforcing any security interest or other lien securing payment of the Intercompany Subordinated Debt) as Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Lenders hereunder; provided that, in the event that Administrative Agent takes such action, Administrative Agent shall apply all proceeds first, to the payment of the actual reasonable costs of enforcement of this Agreement, and second, to the Secured Obligations in accordance with the terms of the Credit Documents; and

(ii)           such Subordinated Creditor shall duly and promptly take such action as Administrative Agent may reasonably request (A) to collect the Intercompany Subordinated Debt for the account of the Lenders and to file appropriate claims or proofs of claim in respect of the Intercompany Subordinated Debt, (B) to execute and deliver to Administrative Agent such powers of attorney, assignments, or other instruments as Administrative Agent may reasonably request to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Intercompany Subordinated Debt and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Intercompany Subordinated Debt.

(c)           All payments or distributions of assets of any Subordinated Debtor, whether in cash, property or securities upon or with respect to the Intercompany Subordinated Debt which are received by the applicable Subordinated Creditor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Lenders, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to Administrative Agent in the same form as so received (with any necessary indorsement) to be applied to the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

EXHIBIT K-3

(d)           Administrative Agent and the Lenders are hereby authorized to demand specific performance of this Agreement, whether or not the Subordinated Debtors or the Subordinated Creditors shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditors or any one of them shall have failed to comply with any of the provisions of this Agreement applicable to it.  Each Subordinated Creditor hereby irrevocably waives any defense (other than the defense of a Discharge of Obligations) based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

SECTION 4.   No Enforcement or Commencement of Any Proceedings.  Each Subordinated Creditor agrees that prior to the Discharge of Obligations, it will not accelerate the maturity of the Intercompany Subordinated Debt or take any action or commence any proceeding to enforce or collect same, or commence, or join with any creditor other than the Lenders in commencing, any proceeding referred to in Section 3(a), in each case prior to the 10th day after the date upon which such Subordinated Creditor shall have given written notice to Administrative Agent of its intention to take such action.

SECTION 5.   Rights of Subordination.  Each Subordinated Creditor agrees that no payment or distribution to Administrative Agent or the Lenders pursuant to the provisions of this Agreement shall entitle such Subordinated Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Obligations.  Each Subordinated Creditor agrees that the subordination provisions contained herein shall not be affected by any action, or failure to act, by Administrative Agent or the Lenders which results, or may result, in affecting, impairing or extinguishing any right of reimbursement or subrogation or other right or remedy of such Subordinated Creditor against the applicable Subordinated Debtor.

SECTION 6.   No Change in or Disposition of Intercompany Subordinated Debt.  The Subordinated Creditors will not, without the prior written consent of the Administrative Agent, or except to the extent permitted by the Credit Agreement:

(a)           sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of any of the Intercompany Subordinated Debt; or

(b)           during the continuance of an Event of Default, take, or permit to be taken, any action to assert, collect or enforce the Intercompany Subordinated Debt or any part thereof, except that portion of the Intercompany Subordinated Debt enforced on behalf of the Lenders pursuant to Section 3(b).

SECTION 7.   Agreement by the Subordinated Debtors.  Each Subordinated Debtor agrees that it will not make any payment on any of the Intercompany Subordinated Debt, or take any other action, in contravention of the provisions of this Agreement.

SECTION 8.   Obligations Hereunder Not Affected.

(a)           All rights and interests of Administrative Agent and the Lenders hereunder, and all agreements and obligations of the Subordinated Creditors and the Subordinated Debtors hereunder, shall to the extent permitted by applicable law remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any document evidencing the Secured Obligations;

(ii)           any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Secured Obligations;

(iii)          any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty or Credit Document, for all or any of the Secured Obligations;

EXHIBIT K-4

(iv)          any failure of Administrative Agent or any Lender to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Agreement, the Credit Agreement or any other Credit Document;

(v)           any reduction, limitation, impairment or termination of the Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Subordinated Debtors and the Subordinated Creditors hereby waives any right to or claim of) any defense (other than the defense of a Discharge of Obligations) or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations; and

(vi)          any other circumstance which might otherwise constitute a defense (other than the defense of a Discharge of Obligations) available to, or a discharge of, the Subordinated Debtors in respect of the Secured Obligations or the Subordinated Creditors in respect of this Agreement.

(b)           This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Administrative Agent or any Lender upon any Insolvency or Liquidation Proceeding of any Subordinated Debtor or otherwise, all as though such payment had not been made.  Each Subordinated Creditor acknowledges and agrees that Administrative Agent and the Lenders may, in accordance with the terms of the Credit Documents, to the extent permitted by applicable law without notice or demand and without affecting or impairing such Subordinated Creditor’s obligations hereunder, from time to time (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Secured Obligations or any part thereof, including, without limitation, to increase or decrease the rate of interest thereon or the principal amount thereof; (ii) take or hold security for the payment of the Secured Obligations and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as Administrative Agent and the Lenders, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrower or other obligor; and (v) exercise or refrain from exercising any rights against any Subordinated Debtor or any other Person.

SECTION 9.   Amendments, Waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or departure by any Subordinated Creditor or any Subordinated Debtor herefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent and each other party hereto and then such waiver, amendment, or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.   Additional Subordinated Creditors.  Each Subsidiary of Lux 1 (other than Holdings and its Subsidiaries) that was not in existence or not a Subsidiary on the Closing Date is required to enter into this Agreement as a Subordinated Creditor upon becoming such a Subsidiary.  Upon execution and delivery by Administrative Agent and such Subsidiary of a joinder agreement in the form of Exhibit A hereto, such Subsidiary shall become a Subordinated Creditor hereunder with the same force and effect as if originally named as a Subordinated Creditor herein.  The execution and delivery of any such instrument shall not require the consent of any other party hereunder.  The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new party as a party to this Agreement.

SECTION 11.   Expenses.  The Subordinated Creditors and the Subordinated Debtors shall pay all reasonable and documented out-of-pocket fees, expenses and disbursements incurred by Arranger and Agents (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Arranger or Agents; provided that reasonable attorney’s fees shall be limited to one primary counsel, and, if reasonably required by Administrative Agent, local or specialist counsel, provided further, that no such limitation shall apply if counsel for Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for Arranger or any Agent) in connection with the negotiation, preparation, execution and administration of this Agreement and any consents, amendments, waivers or other modifications to the provisions hereof and any other documents or matters requested by Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated).

EXHIBIT K-5

SECTION 12.   Address for Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement.

SECTION 13.   Entire Agreement; Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.  This Agreement is a Credit  Document executed pursuant to the Credit Agreement.

SECTION 14.   Cumulative Rights.  No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  The parties hereto expressly acknowledge and agree that the Lenders have entered into the Credit Agreement and will continue to make financing arrangements to Borrower in reliance on the execution and delivery of this Agreement, and Administrative Agent and the Lenders are intended, and by this reference expressly made, third party beneficiaries of the provisions of this Agreement.

SECTION 15.   Continuing Agreement.  This Agreement is a continuing agreement of subordination and the Lenders may, from time to time and without notice to the Subordinated Creditors, extend credit to or make other financing arrangements with Borrower in reliance hereon.  This Agreement shall (i) remain in full force and effect until the Discharge of Obligations, (ii) be binding upon the Subordinated Creditors, the Subordinated Debtors and their respective successors, transferees and assigns, and (iii) inure to the benefit of and be enforceable (subject to bankruptcy exclusions) by Administrative Agent and each of the Lenders and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing, any Lender may, subject to the provisions of the Credit Agreement, assign or otherwise transfer the Secured Obligations held by it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

SECTION 16.   GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 17.   Forum Selection and Consent to Jurisdiction.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Subordinated Creditors, the Subordinated Debtors or their respective properties in the courts of any jurisdiction.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 17(a) above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by

EXHIBIT K-6

applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each of the parties hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to this Agreement in the manner provided for notices (other than telecopier and email) in Section 12 hereof.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.  In furtherance of the foregoing, and not in limitation thereof, each Subordinated Creditor hereby irrevocably designates, appoints and empowers Borrower, with offices on the date hereof at 3100 West Ray Road, Chandler, AZ 85226, as its designee, appointee and agent with respect to any action or proceeding in New York to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding, and each Subordinated Creditor hereby confirms and agrees that Borrower has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all legal process, summons, notices and documents, and agrees that the failure of such agent to give any advice of any such service of process to such Subordinated Creditor shall not impair or affect the validity of such service or of any judgment based thereon.  If for any reason such designee, appointee and agent shall cease to be available to act as such, each Subordinated Creditor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to Administrative Agent.  Each Subordinated Creditor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each of such Subordinated Creditor and Borrower, at Borrower’s address set forth in the Credit Agreement, such service to become effective five Business Days after such mailing.

SECTION 18.   Waiver of Jury Trial.  Each of the parties hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 18.

SECTION 19.   Execution in Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

SECTION 20.   Relationship Between Administrative Agent and Lenders.  Each and every benefit accruing hereunder to the Administrative Agent shall be deemed to also accrue to each applicable Lender.

 [Signature pages follow.]

EXHIBIT K-7

IN WITNESS WHEREOF, the parties have caused this Affiliate Subordination Agreement to be duly executed and delivered as of the date first above written.

[ ],
as Subordinated Creditor

By:
Name:
Title:

[ADDRESS]

[ ],
as Subordinated Debtor

By:
Name:
Title:

[ADDRESS]

EXHIBIT K-8

ACCEPTED BY:

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent

By:
Name:
Title:

Goldman Sachs Lending Partners LLC
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Andrew Caditz
Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com

EXHIBIT K-9

Schedule I

Subordinated Creditors

EXHIBIT K-10

Schedule II

Subordinated Debtors

EXHIBIT K-11

Exhibit A to

Affiliate Subordination Agreement

JOINDER AGREEMENT, dated as of [              ], 20[    ] (“Joinder”), to the Affiliate Subordination Agreement (as defined below), by and among the [NEW SUBORDINATED CREDITOR] and GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent.

A.  Reference is made to the Affiliate Subordination Agreement, dated as of [              ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Affiliate Subordination Agreement”), among the Subordinated Creditors and the Subordinated Debtors in favor of GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent.

B.  Capitalized terms used herein (including in this preamble) and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.

C.  Section 10 of the Affiliate Subordination Agreement provides that additional Subsidiaries of Lux 1 (other than Holdings and its Subsidiaries) shall become Subordinated Creditors under the Affiliate Subordination Agreement by execution and delivery of an instrument in the form of this Joinder.  The undersigned Subsidiary (the “New Subordinated Creditor”) is executing this Joinder in accordance with the requirements of the Affiliate Subordination Agreement to become a Subordinated Creditor under the Affiliate Subordination Agreement.

Accordingly, the Administrative Agent and the New Subordinated Creditor agree as follows:

SECTION 1.  In accordance with Section 10 of the Affiliate Subordination Agreement, the New Subordinated Creditor by its signature below becomes a Subordinated Creditor under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a Subordinated Creditor and the New Subordinated Creditor hereby (a) agrees to all of the terms and provisions of the Affiliate Subordination Agreement applicable to it as a Subordinated Creditor and (b) represents and warrants that the representations and warranties made by it as a Subordinated Creditor thereunder are true and correct on and as of the date hereof.  Each reference to a “Subordinated Creditor” in the Affiliate Subordination Agreement shall be deemed to include the New Subordinated Creditor.  The Affiliate Subordination Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subordinated Creditor represents and warrants to Administrative Agent that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder shall become effective when Administrative Agent shall have received counterparts of this Joinder, when taken together, that bears the signatures of the New Subordinated Creditor and Administrative Agent.  Delivery of an executed signature page to this Joinder by facsimile transmission or electronic transmission (in PDF format) shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.  Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.

SECTION 5.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself

EXHIBIT K-12

affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 12 of the Affiliate Subordination Agreement.

SECTION 8.  The New Subordinated Creditor agrees to reimburse the Administrative Agent in accordance with Section 11 of the Affiliate Subordination Agreement.

[Signature pages follow.]

EXHIBIT K-13

IN WITNESS WHEREOF, the New Subordinated Creditor and the Administrative Agent have duly executed this Joinder to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED CREDITOR]

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent

By:
Name:
Title:

EXHIBIT K-14

EXHIBIT L TO

CREDIT AND GUARANTY AGREEMENT

MANAGEMENT FEE SUBORDINATION AGREEMENT

[              ], 2010

Goldman Sachs Lending Partners LLC,

as Administrative Agent and Collateral Agent

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Attention:  Andrew Caditz

Email: gsd.link@gs.com and  ficc-sbdagency-nydallas@ny.email.gs.com

Re:          Isola USA Corp.

Ladies and Gentlemen:

Reference is hereby made to the Management Agreement, dated as of January 31, 2005, by and among ISOLA USA CORP., a Delaware corporation (“Borrower”), HATTRICK LUX NO. 3 S.ÀR.L., a Luxembourg limited liability company (together with Borrower, the “Company”) and TPG GENPAR IV L.P., a Delaware limited partnership and T3 GENPAR II L.P., a Delaware limited partnership (collectively, the “Manager”), as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and in accordance with the terms of the Credit Agreement (such capitalized term, and other terms used herein, to have the meanings ascribed thereto in the Credit Agreement (as defined below) or Section 1 below, as applicable), pursuant to which the Manager has agreed to provide certain management services to the Company in exchange for the payment of certain fees and other amounts, as more specifically set forth therein.

Reference is further made to the Credit and Guaranty Agreement, dated as of September 30, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, HATTRICK HOLDINGS U.S. INC., ISOLA GROUP, HATTRICK LUX NO. 2 S.ÀR.L., HATTRICK LUX NO. 4 S.ÀR.L., the other Guarantors party thereto, the Lenders party thereto from time to time, and GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent, pursuant to which the Lenders have extended and/or will extend financing arrangements to Borrower. The rules of construction contained in Section 1.3 of the Credit Agreement are hereby incorporated herein, mutatis mutandis, by reference.

The Manager agrees and confirms that if the Management Agreement, or any rights, duties or obligations of the Manager thereunder or in respect thereof, is or are assigned by the Manager to any other person, (i) such assignee shall be bound by the provisions of this letter agreement (this “Agreement”) to the same extent as the Manager as if it were the Manager, and (ii) the Manager shall cause such assignee to execute and deliver a management fee subordination agreement addressed to Collateral Agent in the form of this Agreement, with such conforming changes as are reasonably satisfactory to Collateral Agent at or prior to the time of such assignment.

The Manager and the Company hereby acknowledge that the payment, directly or indirectly, of any fees and other amounts by the Company or any of its affiliates to the Manager under the Management Agreement (the “Management Fees”) is intended to be, and shall be, subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior payment in full in cash of all Secured Obligations now existing or hereafter arising under the Credit Documents.  For purposes of this Agreement, the Secured

EXHIBIT L-1

Obligations shall not be deemed to have been paid in full until the payment in full in cash of all Term Loans, and all interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding of the Company, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), fees and other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) (the occurrence of the events specified in this sentence, the “Discharge of Obligations”).

The Manager and the Company hereby agree that any payment or distribution of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities (as defined below)) or otherwise, in respect of the Management Fees (a “Management Fee Payment”) is subordinated, to the extent and in the manner provided in this Agreement, to the occurrence of the Discharge of Obligations, and that these subordination provisions are for the benefit of Collateral Agent, on behalf of the Secured Parties, in order to effectuate the terms of clause (i) of Section 6.11 of the Credit Agreement, provided, it is understood and agreed that the Company may make Management Fee Payments in accordance with and to the extent permitted by Section 6.11(i) of the Credit Agreement.

For purposes of this Agreement, “Permitted Junior Securities” means any unsecured debt or common equity securities of the Company (or any of its affiliates) that are distributed to the Manager in respect of its Management Fee Payments pursuant to a confirmed plan of reorganization or adjustment that each of the Lenders, voting as a class voted in favor of and that (a) are subordinated in right of payment to the Secured Obligations to at least the same extent as the Management Fee Payments are subordinated to the Secured Obligations pursuant to this Agreement, (b) do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Secured Obligations have at least the same benefit of the obligation of such Person and (c) do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Secured Obligations.

The Manager and the Company hereby agree that no Management Fee Payment shall be made, directly or indirectly, by or on behalf of the Company or any Guarantor following the occurrence and during the continuation of a Default under clause (a), (f) or (g) of Section 8.1 of the Credit Agreement or an Event of Default under the Credit Agreement or if any such Default or Event of Default would result from such Management Fee Payment, until the occurrence of the Discharge of the Obligations.

In furtherance of the provisions of this Agreement, if, notwithstanding the foregoing provisions of this Agreement, any payment or distribution of assets of any kind or character, whether in cash, property, securities or otherwise, of the Company or any Guarantor shall be received by the Manager at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held in trust for the benefit of Collateral Agent, on behalf of the Secured Parties, and shall be paid or delivered (together with any necessary or reasonably requested endorsement) forthwith by the Manager to Administrative Agent, for application in accordance with the Credit Agreement to the payment of all Secured Obligations.

Each of the Manager and the Company further agree that upon (i) any voluntary or involuntary case or proceeding under Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder with respect to the Company or any Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Guarantor or with respect to a material portion of its assets, (iii) any liquidation, dissolution, reorganization or winding up of the Company or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Guarantor (any of the foregoing, a “Proceeding”), the Manager shall not be entitled to receive, directly or indirectly, any payment or distribution (other than Permitted Junior Securities) on account of the Management Fees prior to the occurrence of the Discharge of Obligations.

Prior to the occurrence of the Discharge of Obligations, from and after the occurrence and during the continuation of an Event of Default under the Credit Agreement and prior to the acceleration or final maturity (after giving effect to any extensions thereof) of the Secured Obligations or institution or commencement by an Lender of

EXHIBIT L-2

any remedies against the Credit Parties or in respect of the Secured Obligations to enforce payment or satisfaction of the Secured Obligations, neither the Manager nor any of its affiliates shall, directly or indirectly, exercise any remedies or enforcement actions of any kind with respect to the collection of any Management Fees against the Credit Parties or any property or assets of the Credit Parties.

Subject to the prior occurrence of the Discharge of Obligations, the Manager shall be subrogated to the rights of Collateral Agent, on behalf of the Secured Parties, to receive payments or distributions of cash, property or securities of the Company applicable to the Secured Obligations, to the extent of any payments or distributions payable to the Manager that have been applied to the payment of the Secured Obligations until all Management Fee Payments due or to become due shall be paid in full in cash.

Each of the Manager and the Company shall execute and deliver promptly such further instruments and agreements and do such further acts and things that may be necessary or desirable in order to effect fully the purposes of this Agreement as may be reasonably requested by Administrative Agent or Collateral Agent.

In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of the Management Agreement, the provisions of this Agreement shall control and govern.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

This Agreement shall remain in full force and effect until the occurrence of the Discharge of Obligations after which, subject to reinstatement pursuant to the next sentence, this Agreement shall terminate without further action on the part of the parties hereto.  This Agreement shall be reinstated automatically and without any action by any person if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Administrative Agent, any holder of Obligations or any agent, trustee or other representative of any such holder.

This Agreement and the applicable provisions of the Credit Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or otherwise shall affect any right that Administrative Agent or Collateral Agent, on behalf of the Secured Parties, may otherwise have to bring any action or proceeding relating to this Agreement against the Manager or the Company or its respective properties in the courts of any jurisdiction.

Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable requirements of law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the preceding paragraph.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable requirements of law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

EXHIBIT L-3

Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to this Agreement, in the manner provided for notices in Sections 10.1 and 10.15 of the Credit Agreement.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable requirements of law.

Each party hereto hereby waives, to the fullest extent permitted by applicable requirements of law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

All rights, interests, agreements and obligations under this Agreement of Administrative Agent and Collateral Agent, on behalf of the Secured Parties, shall remain in full force and effect irrespective of:  (i) any lack of validity or enforceability of any of the definitive documentation governing or evidencing the Secured Obligations, (ii) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Secured Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any of the definitive documentation governing or evidencing the Secured Obligations, (iii) any exchange of any security interest in any collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Secured Obligations or any guaranty thereof, (iv) the commencement of any Proceeding in respect of the Company or any Guarantor, or (v) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company, any Guarantor or any other Person in respect of Administrative Agent, Collateral Agent or the Secured Obligations.

[Signature pages follow.]

EXHIBIT L-4

IN WITNESS WHEREOF, the parties have executed this Management Fee Subordination Agreement on the date first appearing above.

Very truly yours,

TPG GENPAR IV L.P.,
as a Manager

By:
Name:
Title:

T3 GENPAR II L.P.,
as a Manager

By:
Name:
Title:

EXHIBIT L-5

ISOLA USA CORP.,
as Borrower

By:
Name:
Title:

HATTRICK LUX NO. 3 S.ÀR.L.,

By:
Name:
Title:

Acknowledged and agreed to:

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT L-6